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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

THE TIMBERLAND COMPANY (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: Class A common stock, par value $0.01 per share and Class B common stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
55,473,893 shares of common stock, which includes 40,260,284 shares of Class A common stock outstanding, 10,568,389 shares of Class B common stock outstanding and 4,648,220 shares of Class A common stock issuable upon or otherwise deliverable in connection with the exercise of outstanding options or the settlement of outstanding restricted units, all as of July 13, 2011.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (a) 40,260,284 shares of Class A common stock multiplied by $43.00 per share; and (b) 10,568,389 shares of Class B common stock multiplied by $43.00 per share; and (c) 3,690,321 shares of Class A common stock underlying options multiplied by $19.61 (which is the difference between $43.00 and the weighted average exercise price of such options of $23.39 per share); and (d) restricted stock units and performance stock units with respect to 957,899 shares of Class A common stock multiplied by $43.00 per share.
	(4)	Proposed maximum aggregate value of transaction: $2,299,189,790.81
	(5)	Total fee paid: $266,935.93
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

200 Domain Drive
Stratham NH 03885

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

        This notice of action by written consent and appraisal rights and information statement is being furnished to the holders of Class A common stock, par value $0.01 per share ("Class A Common Stock") of The Timberland Company, which we refer to as "Timberland," in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 12, 2011, among Timberland, V.F. Corporation, a Pennsylvania corporation ("VF"), and VF Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of VF ("Merger Sub"), pursuant to which Merger Sub will merge with and into Timberland, with Timberland surviving as a wholly-owned subsidiary of VF (the "Merger"). Upon completion of the Merger, each share of Class A Common Stock and Class B common stock, par value $0.01 per share ("Class B Common Stock" and, together with Class A Common Stock, the "Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, other than shares of Common Stock (i) held by stockholders who are entitled to demand and who properly demand appraisal for such shares under Section 262 of the General Corporation Law of the State of Delaware ("DGCL") or (ii) held in the treasury of Timberland or by VF or any direct or indirect subsidiary of Timberland or VF, will be converted into the right to receive $43.00 in cash, without interest and less any required withholding taxes (the "Merger Consideration"). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

        Timberland's Board of Directors (the "Timberland Board") unanimously determined that the terms and conditions of the Merger and the Merger Agreement are in the best interests of Timberland and its stockholders, approved and declared advisable the Merger Agreement, and recommended that Timberland's stockholders authorize and adopt the Merger Agreement.

        The adoption of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of the combined voting power of our issued and outstanding shares of Common Stock. Sidney W. Swartz, Chairman of the Timberland Board, Jeffrey B. Swartz, President and Chief Executive Officer of Timberland, and certain members of their family and trusts and a foundation controlled by them (collectively, the "Swartz Family Group"), together control approximately 73.5% of the combined voting power of the issued and outstanding shares of Common Stock, and have agreed with VF to deliver on July 26, 2011 a written consent adopting the Merger Agreement and authorizing the transactions contemplated in the Merger Agreement, including the Merger. As a result, upon delivery of the written consent by the Swartz Family Group, no further action by any other of Timberland's stockholders will be required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. Timberland has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders meeting for the purposes of voting on the authorization and adoption of the Merger Agreement. This notice and the accompanying information statement constitute notice to you from Timberland of the action by written consent to be taken by the Swartz Family Group contemplated by Section 228 of the DGCL.

        Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the

Swartz Family Group, will have the right to seek an appraisal for the "fair value" of their shares of Class A Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must demand in writing appraisal within 20 days after the mailing of this Information Statement and comply with the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C.

        This notice and the accompanying information statement constitute notice to you from Timberland of the availability of appraisal rights under Section 262 of the DGCL. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

        We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the Timberland Board.
Jeffrey B. Swartz President and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the information contained in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

        This information statement is dated [    •    ], 2011 and is first being mailed to our stockholders on [    •    ], 2011.

SUMMARY

        The following summary highlights selected information from this information statement (this "Information Statement") and may not contain all of the information that is important to you. Accordingly, we encourage you to read this entire Information Statement and its annexes carefully, as well as those additional documents to which we refer you. Items in this summary include a page reference directing you to a more complete description of that item in this Information Statement. You may obtain the information incorporated by reference into this Information Statement without charge by following the instructions set forth in the section entitled "Where You Can Find More Information" beginning on page 71.

        Unless we otherwise indicate or unless the context requires otherwise, all references in this Information Statement to Timberland, "we," "our" and "us" refer to The Timberland Company and, where appropriate, its subsidiaries; all references to "VF" refer to V.F. Corporation; all references to "Merger Sub" refer to VF Enterprises, Inc.; all references to the "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of June 12, 2011, among VF, Merger Sub and Timberland, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the "Merger" refer to the merger of Merger Sub with and into Timberland, with Timberland surviving as a wholly-owned subsidiary of VF, as contemplated by the Merger Agreement; all references to the "Merger Consideration" refer to the consideration of $43.00 per share in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to the "Timberland Board" refer to Timberland's Board of Directors; and all references to "Common Stock" refer collectively to Timberland's Class A common stock, par value $0.01 per share ("Class A Common Stock"), and Class B common stock, par value $0.01 ("Class B Common Stock").

 Parties to the Merger (Page 16)

The Timberland Company

        Timberland, a Delaware corporation, is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories products for men, women and children. Timberland markets products under the Timberland®, Timberland PRO®, Mountain Athletics®, Timberland Boot Company®, SmartWool® and howies® brands. We sell our products to retail accounts through our wholesale channel, through Timberland-owned retail including stores and Internet sales, and through a mix of independent distributors, franchisees and licensees worldwide.

        Our mailing address is 200 Domain Drive, Stratham, New Hampshire 03885, and our telephone number is (603) 772-9500.

V. F. Corporation

        VF is a Pennsylvania corporation, headquartered in Greensboro, North Carolina. VF is a worldwide leader in branded lifestyle apparel and related products, with more than 30 brands in the jeanswear, outerwear, packs, luggage, footwear, sportswear, occupational and performance apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains and mass merchants. VF's products are also sold in many countries through independent licensees and distributors.

        VF's mailing address is 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and its telephone number is (336) 424-6000.

VF Enterprises, Inc.

        Merger Sub is a wholly-owned subsidiary of VF formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

        Merger Sub's mailing address is 105 Corporate Center Boulevard, Greensboro, North Carolina 27408.

The Merger (Page 16)

        On June 12, 2011, Timberland entered into the Merger Agreement with VF and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), Merger Sub will merge with and into Timberland, with Timberland continuing as the surviving corporation and a wholly-owned subsidiary of VF. We expect to complete the Merger in the third quarter of 2011; however, because the Merger is subject to a number of conditions, some of which are beyond our control, the precise timing for completion of the Merger cannot be predicted with certainty. After the Merger is completed, each Timberland stockholder (other than as set forth below under the heading "Merger Consideration") will have the right to receive the Merger Consideration, but will no longer have any rights as a Timberland stockholder or any ongoing interest in the continuing operations of Timberland.

Merger Consideration (Page 16)

        At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") and shares held in the treasury of Timberland or by VF or any direct or indirect subsidiary of Timberland or VF) will convert into the right to receive the Merger Consideration of $43.00 in cash, without interest, less any applicable withholding taxes.

Treatment of Equity Awards (Page 50)

        At the Effective Time:

  •
  each option to purchase shares of Common Stock (an "Option") that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and each holder thereof will be entitled to receive cash in an amount equal to the product of (A) the number of shares of Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option, less any required withholding taxes;

  •
  each share granted subject to vesting or other restrictions pursuant to any Timberland equity compensation plan or contract (collectively, "Restricted Shares") which is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof will be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes;

  •
  each restricted stock unit and performance stock unit granted subject to vesting or other restrictions pursuant to any Timberland equity compensation plan or contract (collectively, "Restricted Units") which is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof will be entitled to receive an amount in cash equal to the product of (A) the number of shares of Common Stock previously subject to such Restricted Unit and (B) the Merger Consideration, less any required withholding taxes. For purposes of the foregoing, the number of shares of Common Stock treated as previously subject to a performance stock unit will be equal to the number of shares of Common Stock which the holder would have been eligible to receive had performance criteria applicable to such performance stock unit been achieved at target levels; and

  •
  with regard to Timberland's 1991 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Timberland ESPP"), each participant's accumulated payroll deductions as of the Effective Time will be used to purchase shares of Common Stock immediately prior to the Effective Time in accordance with the terms of the Timberland ESPP, and the shares of Common Stock purchased thereunder will be canceled at the Effective Time and converted into the right to receive the Merger Consideration, less any required withholding taxes. The remaining funds, if any, in a participant's accounts after such purchase will be returned to the participant.

Reasons for the Merger; Recommendation of the Timberland Board (Page 27)

        After consideration of various factors described in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Timberland Board," beginning on page 27, the Timberland Board unanimously determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement are in the best interests of Timberland and our stockholders. Based on such determination, the Timberland Board (i) approved the Merger Agreement, the voting agreement between Sidney W. Swartz, Jeffrey B. Swartz and certain of their family members and trusts and a foundation controlled by them (collectively, the "Swartz Family Group") and VF (the "Voting Agreement"), the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared the Merger Agreement advisable and (iii) recommended authorization and adoption of the Merger Agreement by the stockholders of Timberland.

        For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled "The Merger—Reasons for the Merger; Recommendation of the Timberland Board" beginning on page 27.

Stockholder Action by Written Consent (Page 57)

        The adoption of the Merger Agreement by our stockholders requires the affirmative vote or written consent of the holders of a majority of the combined voting power of our issued and outstanding Common Stock. On June 12, 2011, the Swartz Family Group, which controls approximately 73.5% of the combined voting power of the issued and outstanding shares of Common Stock, entered into an agreement with VF requiring them to deliver on July 26, 2011 a written consent adopting the Merger Agreement and authorizing the transactions contemplated in the Merger Agreement, including the Merger (the "Written Consent"). Following the delivery of the Written Consent, no further action by any Timberland stockholder will be required to adopt the Merger Agreement or approve the Merger. As a result, Timberland has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger.

Opinion of Goldman, Sachs & Co. (Page 30)

        Goldman, Sachs & Co. ("Goldman Sachs"), delivered its written opinion to the Timberland Board that, as of June 12, 2011, and based upon and subject to the factors and assumptions set forth therein, the $43.00 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs did not express any opinion with respect to the allocation of the aggregate consideration among the holders of Class A Common Stock and Class B Common Stock in the transaction.

        The full text of the written opinion of Goldman Sachs, dated June 12, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Timberland Board in connection with its consideration of the Merger. For a further discussion of Goldman Sachs' opinion, see "The Merger—Opinion of Goldman Sachs."

 Interests of Certain Persons in the Merger (Page 40)

        You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a holder of Common Stock. The Timberland Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Timberland. These interests include:

  •
  the vesting and cash-out of all Options, Restricted Shares and Restricted Units held by our officers and directors;

  •
  potential payments to certain of our officers in connection with certain terminations of employment, if any, pursuant to existing arrangements with Timberland; and

  •
  continued indemnification and officers' and directors' liability insurance coverage for our directors and executive officers for six years following the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

Merger Agreement (Page 49)

Restrictions on Solicitation (Page 56)

        The Merger Agreement prohibits Timberland from soliciting or encouraging alternative acquisition proposals. Timberland is permitted, however, subject to the terms and conditions set forth in the Merger Agreement, to provide information to, and participate in discussions and negotiations with, any third party that makes an unsolicited alternative acquisition proposal prior to 11:59 p.m., Boston time, on July 25, 2011, provided that, among other things, the Timberland Board determines in good faith (after consultation with its outside financial advisor) that such unsolicited alternative proposal is, or could reasonably be expected to lead to, a superior proposal and that the failure to take the actions described above would be inconsistent with its fiduciary duties under applicable law.

        If Timberland receives an unsolicited alternative acquisition proposal prior to 11:59 p.m., Boston time, on July 25, 2011, under certain circumstances, Timberland will be permitted to terminate the Merger Agreement to enter into a definitive agreement with respect to such alternative acquisition proposal, provided that Timberland will be required to, among other things, notify VF at least five business days in advance about its intention to take such action (or three business days in the case of notice of an amendment to the financial or other material terms of an alternative acquisition proposal) and allow VF an opportunity to propose amendments to the terms of the Merger Agreement as would permit Timberland or the Timberland Board not to terminate the Merger Agreement. If Timberland enters into such a definitive agreement, it will be required concurrently to pay VF or its designees a termination fee of $87,244,000 (the "Termination Fee").

        Please note that Timberland may not consider an unsolicited bona fide acquisition proposal from a third party nor terminate the Merger Agreement in favor of a superior proposal to the Merger following 11:59 p.m., Boston time, on July 25, 2011.

Conditions to the Merger (Page 60)

        Each of Timberland's, VF's and Merger Sub's obligations to complete the Merger is subject to the satisfaction or waiver of the following conditions, among other things:

  •
  approval by Timberland's stockholders, which approval is expected to be obtained when the Swartz Family Group executes and delivers the Written Consent on July 26, 2011;

  •
  the distribution of this Information Statement to our stockholders and the passage of 20 calendar days following such distribution;

  •
  the absence of any applicable law that prohibits completion of the Merger;

  •
  the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which occurred on July 15, 2011; and

  •
  the receipt of all other required governmental consents and approvals, including under the European Union Merger Control Regulation ("EUMR").

        In addition, Timberland's obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of VF and Merger Sub being true and correct in the manner set forth in the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 60;

  •
  VF and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement; and

  •
  the delivery to Timberland of an officers' certificate from VF and Merger Sub certifying that the preceding two conditions above have been met.

        In addition, VF's and Merger Sub's obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Timberland being true and correct in the manner set forth in the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 60;

  •
  Timberland having performed, in all material respects, all of its obligations under the Merger Agreement;

  •
  the delivery to VF of an officers' certificate from Timberland certifying that the preceding two conditions above have been met.

  •
  no governmental entity having imposed a condition to the consummation of the Merger or other transactions contemplated by the Merger Agreement that includes the taking of any action described in the section entitled "The Merger—Regulatory Filings Required in Connection with the Merger" beginning on page 45 that is not required to be effected pursuant to the terms of the Merger Agreement; and

  •
  the absence of proceedings by any governmental entity seeking to make the Merger illegal or otherwise to prohibit or restrain the consummation of the Merger or seeking to compel VF, Timberland or any of their respective subsidiaries to take any action described in the section entitled "The Merger—Regulatory Filings Required in Connection with the Merger" beginning on page 45 that is not required to be effected pursuant to the terms of the Merger Agreement.

Termination; Termination Fee (Page 61)

        The Merger Agreement may be terminated at any time upon the mutual written consent of Timberland and VF. Other circumstances under which Timberland or VF may terminate the Merger Agreement are described under "The Merger Agreement—Termination" beginning on page 61. If the Merger Agreement is terminated, in certain circumstances, Timberland may be required to pay VF or its designees the Termination Fee. The specific circumstances in which the Termination Fee is payable are described under "The Merger Agreement—Termination Fee" beginning on page 62.

Regulatory Filings Required in Connection with the Merger (Page 45)

        Completion of the Merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the Merger under the HSR Act and the expiration or termination of the applicable waiting period, or receipt of approval, under the EUMR.

        Timberland and VF have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the Merger. However, in using their reasonable best efforts to obtain these required regulatory approvals, under the terms of the Merger Agreement, VF is not required, and Timberland is not permitted without the consent of VF, to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the proposed transactions, (ii) litigate, challenge or take any other action with respect to any action or proceeding by any governmental entity or (iii) divest or otherwise hold separate, or take any other action with respect to any of its or the surviving corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties.

        Timberland and VF each filed its required HSR notification and report form with respect to the Merger on June 22, 2011 and were granted early termination on July 15, 2011. The required notification with respect to the Merger under the EUMR was submitted by VF and Timberland and accepted by the EUMR on [    •    ], 2011.

Certain U.S. Federal Income Tax Consequences of the Merger (Page 46)

        The exchange of shares of our Common Stock for cash pursuant to the Merger or due to the exercise of appraisal rights will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. Holders (as defined in the section entitled "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger" beginning on page 46) will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or due to the exercise of appraisal rights and their adjusted tax basis in their shares of Common Stock. Any such gain will be long-term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held our Common Stock for one year or less.

        You should read "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger" for a more detailed discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the Merger Consideration in exchange for shares of our Common Stock pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger.

 Appraisal Rights of Existing Stockholders (Page 64)

        Under the DGCL, stockholders who do not wish to accept the Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such stockholders demand in writing appraisal within 20 days of the mailing date of this Information Statement and meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to elect to not accept the Merger Consideration and instead seek the fair value of your shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery of the State of Delaware (the "Delaware Court") and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

        To exercise your appraisal rights, you must demand in writing appraisal within 20 days of the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled "Appraisal Rights" beginning on page 64 and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex C to this Information Statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Class A Common Stock (Page 64)

        The closing price of our Class A Common Stock on the New York Stock Exchange (the "NYSE"), on June 10, 2011, the last trading day prior to public announcement of the execution of the Merger Agreement, was $29.99 per share. On [    •    ], 2011, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Class A Common Stock on the NYSE was $[    •    ] per share. You are encouraged to obtain current market quotations for our Class A Common Stock.

Litigation Related to the Merger (page 47)

        Three putative stockholder class action lawsuits challenging the Merger have been filed in the Delaware Court. These lawsuits, which have now been consolidated, allege that the Timberland Board breached its fiduciary duties to Timberland's stockholders and that VF aided and abetted these breaches. Timberland, the Timberland Board and VF believe these lawsuits are without merit and intend to defend them vigorously. These lawsuits are described in more detail under "The Merger—Litigation Related to the Merger" beginning on page 47.

Delisting and Deregistration of Our Class A Common Stock

        If the Merger is completed, Timberland's Class A Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission (the "SEC") on account of our Class A Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Timberland stockholder. Please refer to the "Summary" beginning on page 5 and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions set forth in the section entitled "Where You Can Find More Information" beginning on page 71.

Q:    What is the proposed transaction?

A:
The proposed transaction is the acquisition of Timberland by VF pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into Timberland, with Timberland being the surviving corporation and becoming a wholly-owned subsidiary of VF.

Q:    What will I be entitled to receive if the Merger is completed?

A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $43.00 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under Section 262 of the DGCL with respect to such shares, in which case you will be entitled to receive the fair value of your shares as determined by the Delaware Court. For example, if you own 100 shares of Common Stock, you will be entitled to receive $4,300.00 in cash in exchange for your shares of Common Stock, without interest, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the surviving corporation.

Q:    When do you expect the Merger to be completed?

A:
We are working to complete the Merger as soon as practicable and expect it to close by the end of the third quarter of 2011, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to a number of conditions, some of which are beyond the control of VF and Timberland, the precise timing for completion of the Merger cannot be predicted with certainty. See the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 60.

Q:    When can I expect to receive the cash Merger Consideration for my shares?

A:
After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the Merger Consideration for your shares. If your shares are held in "street name" by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares in exchange for the Merger Consideration.

Q:    Will the Merger be a taxable transaction to me?

A:
Yes. The exchange of shares of Common Stock for cash pursuant to the Merger or as a result of exercising appraisal rights in connection with the Merger generally will be a taxable transaction to

  U.S. Holders (as defined in the section entitled "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger" beginning on page 46) for U.S. federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws). If you are a U.S. Holder and you exchange your shares of Common Stock in the Merger or as a result of exercising appraisal rights in connection with the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or pursuant to the exercise of appraisal rights and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to such cash payments made unless the U.S. Holder or other payee complies with the backup withholding rules. You should read the section entitled "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger" beginning on page 46 for a more detailed discussion of certain material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.

Q:    Did the Timberland Board approve and recommend the Merger Agreement?

A:
Yes. The Timberland Board voted unanimously to approve the Merger Agreement and the Merger and recommended that Timberland's stockholders adopt the Merger Agreement.

Q:    Has stockholder approval and adoption of the Merger Agreement been obtained?

A:
Not at this time. However, on June 12, 2011, the Swartz Family Group entered into an agreement with VF pursuant to which the Swartz Family Group agreed to execute and deliver the Written Consent approving and adopting the Merger Agreement and approving the Merger on July 26, 2011, subject to certain conditions described in the section entitled "Voting Agreement and Written Consent" beginning on page 62. Following the delivery of the Written Consent, no further action by any Timberland stockholder will be required to adopt the Merger Agreement or approve the Merger.

Q:    What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Timberland will remain a publicly traded company and the Class A Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, in connection with the termination of the Merger Agreement, Timberland may be required to pay to VF (or its designees) the Termination Fee, as described under "The Merger Agreement—Termination Fee" beginning on page 62.

Q:    Why am I not being asked to vote on the Merger?

A:
Consummation of the Merger requires the adoption of the Merger Agreement by the holders of a majority of the combined voting power of the issued and outstanding shares of Common Stock voting or consenting as a single class. The requisite stockholder approval is expected to be obtained on July 26, 2011, when the Swartz Family Group executes and delivers the Written Consent adopting and approving in all respects the Merger Agreement and the transactions and agreements contemplated thereby. As a result, no further approval of the stockholders of Timberland will be required to approve and adopt the Merger Agreement and the transactions and agreements contemplated thereby.

Q:    Why am I receiving this Information Statement?

A:
Applicable laws and securities regulations require us to provide you with notice when the written consent is delivered by the Swartz Family Group, as well as other information regarding the

  Merger, even though your vote or consent will neither be required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This Information Statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this Information Statement as Annex C.

Q:    What happens if I sell my shares before the completion of the Merger?

A:
If you transfer your shares before the Effective Time, you will have transferred the right to receive the Merger Consideration to be received by our stockholders pursuant to the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:    Should I send in my stock certificates now?

A:
No. After the Merger is completed, you will be sent a letter of transmittal with related instructions promptly, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to Timberland.

Q.    Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A.
Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled "Appraisal Rights" beginning on page 64.

Q:    Who can help answer my other questions?

A:
If you have more questions about the Merger or need additional copies of this Information Statement, please contact Timberland's General Counsel at (603) 773-1204.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This Information Statement, and the documents to which we refer you in this Information Statement, contain "forward-looking statements" that involve risks and uncertainties within the meaning of various provisions of the Securities Act of 1933, as amended (the "Securities Act"), and of the Exchange Act. Forward-looking statements include statements concerning the expected benefits and closing of the proposed Merger, our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures and financing needs and other information that is not historical information. When used in this Information Statement, the words "estimates," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should" and variations of these words or similar expressions (or the negative versions of any of these words) are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we can give no assurance that management's expectations, beliefs and projections will be achieved.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this Information Statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Information Statement include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this Information Statement, and the following factors:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Termination Fee;

  •
  the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger;

  •
  the failure to close or delay in consummating the Merger for any other reason;

  •
  risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

  •
  the outcome of any legal proceedings that have been or may be instituted against Timberland and/or others relating to the Merger Agreement;

  •
  the diversion of our management's attention from our ongoing business concerns;

  •
  the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

  •
  the amount of the costs, fees, expenses and charges related to the Merger.

        Consequently, all of the forward-looking statements we make in this Information Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings "Risk Factors" and "Business" and in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-Q and Form 10-K filed with the SEC that are incorporated by reference herein (see the sections entitled "Where You Can Find More Information" beginning on page 71 and "Incorporation by Reference" beginning on page 71). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

        You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

 THE MERGER

        This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

The Timberland Company

        We are a Delaware corporation that is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories products for men, women and children. We market products under the Timberland®, Timberland PRO®, Mountain Athletics®, Timberland Boot Company®, SmartWool® and howies® brands. We sell our products to retail accounts through our wholesale channel, through Timberland-owned retail including stores and Internet sales, and through a mix of independent distributors, franchisees and licensees worldwide. For more information about Timberland, see "Where You Can Find More Information" beginning on page 71.

V. F. Corporation

        VF is a Pennsylvania corporation, headquartered in Greensboro, North Carolina. It is a worldwide leader in branded lifestyle apparel and related products, with more than 30 brands in the jeanswear, outerwear, packs, luggage, footwear, sportswear, occupational and performance apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains and mass merchants. VF's products are also sold in many countries through independent licensees and distributors.

VF Enterprises, Inc.

        Merger Sub was formed by VF solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of VF and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

        If the Merger is consummated, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into Timberland. Timberland will be the surviving corporation in the Merger and will continue to do business as a wholly-owned subsidiary of VF. Timberland will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

The Merger Consideration

        In the Merger, each share of Common Stock (except for any shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares held by Timberland as treasury stock or by VF or any direct or indirect subsidiary of Timberland or VF) outstanding immediately prior to the Effective Time will be converted into the right to receive $43.00 in cash, without interest, less any applicable withholding taxes.

 Background of the Merger

        As part of its normal strategic review process, Timberland's management has periodically considered, and discussed with the Timberland Board, potential strategic alternatives for Timberland. Timberland has from time to time engaged in discussions with various parties regarding potential business combinations, including with VF.

        In early December 2010, Jeffrey Swartz ("J. Swartz"), President and Chief Executive Officer of Timberland, received an unsolicited phone call, followed by two subsequent calls, from Eric Wiseman, Chief Executive Officer of VF, during which Mr. Wiseman stated that VF was interested in the possibility of acquiring Timberland and that VF was interested in engaging in discussions concerning a potential transaction involving VF and Timberland. The parties did not discuss the potential terms or conditions of a potential business combination. Mr. J. Swartz responded that Timberland would consider the proposal.

        On December 15, 2010, Mr. J. Swartz and Mr. Wiseman met in New York City and discussed, among other things, the outdoor industry and Timberland's and VF's brands and shared values. Mr. Wiseman indicated that, based on VF's review of publicly available information, VF viewed Timberland's per share value to be in the low $30s per share. Mr. J. Swartz replied that, in his view, VF's valuation was too low and that, if VF reviewed certain non-public financial information, it would be willing to offer a higher value for Timberland's equity.

        In late December 2010 and early January 2011, Mr. J. Swartz discussed his conversations with Mr. Wiseman with John Fitzsimmons, Lead Director, Terdema Ussery, II, Chair of the Governance and Nominating Committee, Edward Moneypenny, Chair of the Audit Committee, Carden Welsh, the Chief Administrative Officer of Timberland and a director, and Sidney Swartz ("S. Swartz"), Chairman of the Timberland Board and the father of Mr. J. Swartz. Messrs. Fitzsimmons, Ussery, Moneypenny, J. Swartz, Welsh and S. Swartz concurred that it would be in the best interests of Timberland's stockholders for Timberland to enter into a confidentiality agreement with VF and to provide it with certain non-public information, in order to facilitate further discussions with VF.

        Also during this period, Mr. Wiseman and Mr. J. Swartz discussed scheduling a preliminary diligence meeting between Timberland and VF management.

        On January 14, 2011, the parties executed a confidentiality agreement to facilitate the exchange of confidential and proprietary information from Timberland to VF for purposes of exploring a possible business combination. Also on January 14, 2011, after the execution of the confidentiality agreement, Mr. J. Swartz and Carrie Teffner, Timberland's Chief Financial Officer, met with Mr. Wiseman and Robert Shearer, VF's Chief Financial Officer, and provided certain non-public information regarding Timberland's financial results for the fiscal year ending December 31, 2010 and certain non-public financial projections for fiscal years 2011-2015 as more fully described in "The Merger—Projected Financial Information" beginning on page 38.

        On January 24, 2011, Mr. J. Swartz met with a representative of a financial party ("Bidder A"), who had previously contacted Mr. J. Swartz in December 2010. During the meeting, Bidder A provided Mr. J. Swartz with a non-binding letter of intent, which set forth certain terms and conditions for a potential acquisition, including a proposed purchase price of $35.00 per share. Mr. J. Swartz stated that he would need to discuss the letter with the Timberland Board and its advisors before providing a response.

        On January 28, 2011, Mr. Wiseman called Mr. J. Swartz and explained that VF had reviewed the non-public materials provided by Timberland and, based on its evaluation of the content, would be willing to offer a price per share in the high-$30s and possibly as much as $40.00. Mr. J. Swartz indicated that only the higher end of VF's proposed price range was within view of what he expected the Timberland Board would consider to be an acceptable range.

        On January 30, 2011, Mr. J. Swartz consulted with Mr. S. Swartz regarding Mr. J. Swartz's conversations with Mr. Wiseman and VF's proposed price range, as well as Bidder A's indication of interest. Mr. S. Swartz expressed his support for continuing discussions with VF based on a price per share in the high $30s to as much as $40.00.

        On January 31, 2011, in advance of the Timberland Board meeting, Mr. J. Swartz called Mr. Wiseman. Mr. J. Swartz stated that after conversations with Mr. S. Swartz about VF's offer, Mr. J. Swartz would be willing to ask the Timberland Board to consider a deal at a price per share of as much as $40.00 and that Mr. J. Swartz would discuss VF's indication of interest with the full Timberland Board that afternoon.

        On January 31, 2011, the Timberland Board held a meeting, which included a representative from Ropes & Gray, LLP ("Ropes & Gray"), Timberland's legal advisors. During the meeting, Mr. J. Swartz reviewed with the Timberland Board his contacts with VF and the indications of interest received from VF and Bidder A. He also reported that, based on such discussions and after consulting with Messrs. Ussery, Moneypenny, Fitzsimmons, S. Swartz and Welsh, Timberland had entered into a confidentiality agreement with VF and had provided certain confidential and proprietary information to VF. Mr. J. Swartz continued that, after reviewing such non-public information, VF had indicated that it would be willing to offer a price per share in the high-$30s to as much as $40.00, which was an increase from its initial, preliminary valuation range. Mr. J. Swartz further reported that he had also received an offer from Bidder A to purchase all of the shares of Timberland for $35.00 per share. Mr. J. Swartz noted that the value expressed by Bidder A was consistent with financial analyses that had previously been provided to management by outside financing sources. Ropes & Gray reviewed with the Timberland Board its fiduciary duties under Delaware law in connection with a potential transaction. The Timberland Board discussed a number of issues relating to a possible sale of Timberland, including the possibility of alternative bidders and the Timberland Board's concerns that exploring a potential sale process (whether with VF or some other party) could disrupt the operations of Timberland. Mr. J. Swartz stated that, if authorized by the Timberland Board to proceed, negotiations would be managed in a way that minimized disruptions to Timberland's operations. Messrs. S. and J. Swartz were asked whether members of their family would be willing to sell their shares of Common Stock at this time. Mr. J. Swartz responded that they would be willing to sell, provided that the price was sufficiently high and that the members of his family would receive the same per share consideration as all other stockholders. Mr. J. Swartz reported that he and Mr. Wiseman had not discussed any retention arrangements for him or for his father at Timberland, an equity rollover, or any compensation for Mr. J. Swartz or the Swartz family beyond the price for their shares as offered equally to all stockholders. Ropes & Gray noted that Bidder A, as a financial sponsor, likely would seek terms customary in private equity transactions, such as some form of equity roll-over by the Swartz family and/or the continued participation by Mr. J. Swartz and other members of management. Mr. J. Swartz noted that Timberland had, from time to time, engaged Goldman Sachs as a financial advisor regarding potential strategic decisions. Mr. J. Swartz expressed his view that, given Goldman Sachs' knowledge of Timberland and its business, it would be advisable to engage them as financial advisors to the Timberland Board in connection with a potential sale transaction. After further discussion, the Timberland Board agreed that Mr. J. Swartz should inform Bidder A that the Timberland Board was not interested in further discussions at this time at a proposed price of $35.00 per share; and that Mr. J. Swartz should continue discussions with VF. The Timberland Board also authorized the engagement of Goldman Sachs.

        On February 7, 2011, during a telephone call, Mr. Wiseman informed Mr. J. Swartz that, subject to successful completion of due diligence, VF would be prepared to pay $40.00 per share in cash to acquire Timberland. Mr. Wiseman and Mr. J. Swartz also discussed the due diligence process, the timeline for further negotiations, and other steps to move forward. Mr. J. Swartz informed Mr. Wiseman that, if the Timberland Board and the board of directors of VF (the "VF Board")

ultimately approved proceeding with a potential transaction, Timberland would prefer that such transaction be pursued in a manner and at a pace to minimize operational risk and disruption as much as reasonably possible. Mr. J. Swartz informed Mr. Wiseman that he would discuss VF's proposed price of $40.00 per share with the Timberland Board and requested that Mr. Wiseman provide confirmation of VF's proposal prior to the March 3rd Timberland Board meeting.

        On February 10, 2011, Mr. J. Swartz informed Bidder A that, based on the terms of its letter delivered on January 24, 2011, the Timberland Board was not interested in pursuing further discussions with Bidder A at that time or at that price.

        On February 17, 2011, Timberland publicly reported its results for the fiscal year ending December 31, 2011.

        Also on February 17, 2011, the Timberland Board held a meeting, joined by representatives from Ropes & Gray. Mr. J. Swartz updated the Timberland Board about the diligence process with VF and noted that as part of VF's diligence, Ms. Teffner and Mr. Welsh were scheduled to meet with representatives of VF on February 24, 2011. Mr. J. Swartz reported that VF had committed to provide an updated view of its valuation of Timberland by February 28, 2011, prior to the Timberland Board's next regularly scheduled meeting. The Timberland Board discussed their intention to consult with outside counsel and an outside financial advisor in connection with its evaluation of the sale process and, in particular, any further offers from VF. Ropes & Gray reviewed with the Timberland Board its fiduciary duties under Delaware law in connection with a potential transaction. A detailed discussion followed regarding the process of evaluating a potential transaction with VF. Mr. J. Swartz informed the Timberland Board that he expected a substantial portion of the Timberland Board's next meeting, scheduled for March 3, 2011, to be devoted to evaluating VF's proposal and whether to pursue a sale of Timberland.

        On February 18, 2011, Goldman Sachs was contacted to discuss a potential engagement of Goldman Sachs by Timberland to act as its financial advisor in connection with Timberland's evaluation of a possible sale of Timberland.

        On February 24, 2011, Messrs. J. Swartz and Welsh and Ms. Teffner met with representatives of VF for further diligence discussions concerning, among other things, Timberland's finances, supply chain, human resources, and information technology.

        In early March 2011, Mr. Wiseman contacted Mr. J. Swartz and indicated that VF was prepared to offer $41.00 per share in cash to acquire Timberland, and preferred to execute a merger agreement during mid- to late-March 2011. Mr. Wiseman stated that VF would not require a financing condition to the transaction but that VF's offer was contingent on Timberland agreeing to have $272 million in cash on its balance sheet at closing and to address certain items with respect to its current licensing arrangements. Mr. J. Swartz asked if Mr. Wiseman had any flexibility in price and Mr. Wiseman responded that he had little flexibility, if at all.

        On March 3, 2011, the Timberland Board held a regularly scheduled meeting, at which all of the members of the Timberland Board and representatives of Ropes & Gray and Goldman Sachs were in attendance. Mr. J. Swartz provided an update on his discussions with VF and the due diligence process. The Timberland Board discussed VF's $41.00 per share proposal. Mr. J. Swartz discussed his view that because a combination between Timberland and VF would make strategic sense for VF, including in particular the resulting synergies between the brands and culture, VF would likely be willing to pay a price higher than $41.00. Mr. S. Swartz expressed a concern about the difficulty in attaining Timberland's long term operational plans in light of prior years' results, uncertainty about the succession of key business leaders at Timberland and rising costs putting pressure on margins, and members of the Timberland Board discussed the tradeoffs between these risks to the stand-alone business and the potential certainty of a cash offer. A representative of Goldman Sachs discussed its preliminary financial analyses of Timberland and the proposed transaction. The Timberland Board, management and Timberland's advisors discussed the possibility of various forms of a market check and certain other strategic and financial parties, including Bidder A, that potentially might have an interest in acquiring Timberland at or above $41.00 per share. Ropes & Gray made a presentation regarding an illustrative time frame for such a transaction, and reviewed for the Timberland Board their fiduciary duties. After further discussion about the potential transaction, the Timberland Board unanimously authorized Mr. J. Swartz to seek an increase in price from VF. At the end of the meeting, the outside directors met in executive session with a representative from Ropes & Gray to discuss the potential sale process.

        On March 3, 2011, after the Timberland Board meeting, Mr. J. Swartz called Mr. Wiseman and indicated that the Timberland Board believed that VF needed to increase its offer price. Later that day, Mr. J. Swartz and Mr. Wiseman discussed in more detail the terms of VF's offer, and Mr. Wiseman indicated that he was authorized to offer up to $42.00 per share. Mr. J. Swartz responded that he anticipated that $42.00 would not be acceptable to the Timberland Board.

        On March 4, 2011, Mr. Wiseman increased VF's offer to $42.50 per share in cash. Mr. J. Swartz stated that he believed this offer likewise would be unacceptable to the Timberland Board, but that he believed the Timberland Board would be willing to consider the possible sale of Timberland to VF at a price of $43.00 per share in cash.

        Later on March 4, 2011, Mr. Wiseman called Mr. J. Swartz and offered $43.00 per share in cash, subject to certain conditions, including: (i) completion of legal and financial due diligence; (ii) negotiation of an acceptable merger agreement with customary terms; (iii) a customary termination fee payable by Timberland in certain circumstances; (iv) a commitment by members of the Swartz Family Group to vote for the transaction; and (v) confirmation that Timberland would have cash on its balance sheet at the time of closing in the range of $243 million to $297 million.

        On March 6, 2011, the Timberland Board held a meeting, which included representatives of Ropes & Gray and Goldman Sachs. Mr. J. Swartz updated the Timberland Board about his discussions with Mr. Wiseman and summarized VF's current offer of $43.00 per share in cash and the conditions VF proposed. Mr. J. Swartz also reported that VF had proposed a timeline which would permit an announcement on or about March 21, 2011. Following discussion, the Timberland Board unanimously agreed to continue discussions with VF and authorized Mr. J. Swartz to continue to negotiate the terms of a potential transaction, while keeping the Timberland Board apprised of the status of such discussions. The Timberland Board, along with management and Timberland's advisors, discussed the merits and potential risks of conducting a market check, in various forms, either prior to or after executing a definitive agreement with VF and the advantages and disadvantages of various ways to test whether any other potential acquirer would be willing to offer more than $43.00 per share on comparable terms. A representative from Ropes & Gray discussed various methods that Timberland might use to conduct a market check, including a post-announcement "go shop" period. The Timberland Board also considered, among other things, the possibility that conducting a pre-signing market check could cause VF to withdraw from discussions concerning a potential acquisition. The Timberland Board also decided to retain Delaware counsel to advise the Timberland Board on its discussions with VF and with any other potential bidders for Timberland, and to serve as a legal resource for outside directors. The Timberland Board also authorized Ropes & Gray to engage with VF's outside legal counsel regarding the structure and the non-economic terms of a potential transaction.

        On March 7, 2011, representatives of Ropes & Gray contacted Davis Polk & Wardwell LLP ("Davis Polk"), outside legal counsel to VF, to initiate discussions about the structure of a potential transaction and various other diligence related issues, including certain of Timberland's licensing arrangements. Davis Polk indicated that, due to various structuring considerations, VF was not prepared to effect the transaction through a tender offer. Davis Polk also indicated that VF would require the members of the Swartz Family Group to deliver to VF, immediately after Timberland entered into a definitive merger agreement, an irrevocable written consent approving the merger agreement that could not be terminated in favor of an alternative proposal. Davis Polk also indicated that VF proposed that Timberland and its representatives would be prohibited from actively soliciting competing bids after delivery the written consent. Ropes & Gray responded that these terms were unacceptable to Timberland and suggested, as an alternative, that the Swartz Family Group would be willing to sign a voting agreement, concurrently with the proposed merger agreement, which would terminate automatically upon the termination of the proposed merger agreement, including in the event that the Timberland Board terminated the proposed merger agreement to accept or pursue an alternative transaction.

        On March 8, 2011, Mr. Wiseman called Mr. J. Swartz and indicated that VF's $43.00 per share offer was predicated on VF's proposed structure and articulated terms. In particular, Mr. Wiseman emphasized that VF would consider stopping the negotiations if Timberland insisted upon a pre-signing or post-signing market check period after the signing of a merger agreement.

        On March 8, 2011, the Timberland Board held a meeting, which included representatives of Ropes & Gray and Goldman Sachs. Mr. J. Swartz updated the Timberland Board about the status of discussions, particularly with respect to transaction structure and various forms of a market check for Timberland. Mr. J. Swartz indicated that VF continued to reject Timberland's proposals for any form of a market check and insisted that the Swartz Family Group deliver an irrevocable written consent approving the transaction upon the execution of a merger agreement by Timberland, following which the merger agreement could not be terminated in favor of an alternative proposal. A representative of Ropes & Gray again reviewed with the Timberland Board its fiduciary duties under Delaware law in considering a proposed transaction. Mr. J. Swartz confirmed that VF's condition was unacceptable to the Swartz Family Group and that it would not agree to any voting agreement that would absolutely preclude the Timberland Board's ability to receive and consider alternative proposals. The Timberland Board and its advisors discussed the importance of being able to test the market and discussed the possibility of proposing to VF a structure with no pre-signing market check, but that included a post-signing "no shop" period during which the Timberland Board could receive, review, and negotiate an unsolicited alternative proposal and only after which the Swartz Family Group would deliver a written consent. The Timberland Board agreed that it was interested in coming to final terms with VF, but required some form of market check. The Timberland Board authorized Mr. J. Swartz and Timberland's advisors to continue to negotiate a merger agreement with VF based on this guidance.

        Between March 8, 2011 and March 24, 2011, at the direction of the Timberland Board, representatives of Goldman Sachs and the legal representatives of Timberland and VF held several telephonic conferences regarding deal protection terms, transaction structure, a proposed voting agreement and other aspects of a proposed transaction. During this period, VF also engaged in diligence discussions with Timberland management regarding its business and operations and, in particular, with respect to certain of its licensing arrangements.

        On March 10, 2011, at Mr. J. Swartz's direction, a representative of Goldman Sachs met with Mr. Wiseman and Mr. Shearer to discuss deal protection devices and structures, and explained that Timberland insisted on preserving the ability to receive and consider potential superior bids for a sufficient period of time after signing a merger agreement with VF.

        On March 11, 2011, the Timberland Board held a meeting, which included representatives of Ropes & Gray, Richards, Layton & Finger, P.A. ("Richards Layton"), which had been engaged as Delaware counsel to Timberland, and Goldman Sachs. Mr. J. Swartz informed the Timberland Board of the status of the discussions and reported that VF continued to refuse to agree to any period for a market check. The Timberland Board discussed the advantages and disadvantages of various forms of a market check, including that one advantage of a post-signing method was that it would reduce the risk of distraction to management and employees in the execution of Timberland's long-range plan. The Timberland Board also discussed again the possibility that continuing to demand a post-closing market check, in particular in the form of a "go shop", could lead VF to cease negotiations. A representative of Goldman Sachs reviewed potential alternative bidders, including financial sponsors, such as Bidder A, and their respective cash resources and debt capacity to potentially finance an acquisition of Timberland at a price equal or superior to VF's price. The Timberland Board also discussed the size of the proposed termination fee and its impact on potential alternative offers. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On March 15, 2011, Mr. Wiseman called Mr. J. Swartz and explained that the VF Board considered its offer of $43.00 per share to be in a range at which Timberland should not require any form of market check, particularly given the willingness of the Swartz Family Group to accept that price. Mr. J. Swartz responded that it was critical to both the Swartz Family Group and the Timberland Board that Timberland have some period during which a superior proposal, if any, could be presented to, and accepted by, Timberland.

        On March 16, 2011, Ropes & Gray discussed with Davis Polk various deal protection terms and structures.

        On the morning of March 18, 2011, Mr. J. Swartz and representatives of Ropes & Gray and Goldman Sachs met with members of VF's management and Davis Polk and discussed the potential structure for the transaction.

        Later on March 18, 2011, the Timberland Board held a meeting, attended by representatives of Ropes & Gray, Richards Layton and Goldman Sachs. Mr. J. Swartz updated the Timberland Board regarding the status of the discussions. Mr. J. Swartz reiterated that the Swartz Family Group was unwilling, as VF continued to demand, to deliver an irrevocable written consent approving the transaction at the time any merger agreement was signed because to do so would preclude a third party from presenting the Timberland Board with a proposal superior to VF's proposal. Mr. J. Swartz added that, based on his conversations with Mr. Wiseman, he believed that VF would discontinue negotiations with Timberland if Timberland continued to insist on an active "go shop" period after signing. The Timberland Board discussed the potential transaction structures and concluded that a pre-signing solicitation period during which Timberland would speak to additional parties about a potential transaction would be inadvisable because such a process would be a distraction to management and disruptive to employees, increase the risk of information leaks and potentially cause VF to withdraw from discussions. A representative from Goldman Sachs discussed its preliminary financial analyses of Timberland and the proposed transaction and reviewed potential alternative bidders, including financial sponsors, and their respective cash resources and debt capacity to potentially finance an acquisition of Timberland at a price equal or superior to VF's price. The Timberland Board, including Mr. J. Swartz, reiterated its view that Timberland should have some form of post-signing market check to permit a third party potentially to submit a bid. The Timberland Board instructed Mr. J. Swartz and Timberland's advisors to continue to negotiate with VF for a transaction structure that would permit Timberland to consider and, if appropriate, accept unsolicited alternative bids, if any. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On March 24, 2011, Mr. Wiseman and Mr. J. Swartz spoke twice by telephone to discuss outstanding issues related to the transaction. During the course of the day, representatives of Ropes & Gray and Davis Polk also had various conversations about the potential transaction and the outstanding issues, including certain matters relating to Timberland's licensing arrangements. Based on these discussions, Davis Polk delivered an initial draft of a term sheet to Ropes & Gray, which provided, among other things, that VF would pay $43.00 per share in cash. The term sheet also reflected what Davis Polk described as a significant compromise, insofar as it provided that the Swartz Family Group would submit an irrevocable consent immediately after a merger agreement was signed, but that such written consent would become void if the Timberland Board terminated the merger agreement to accept a superior proposal made within 20 calendar days after the execution of the merger agreement, and accepted no later than 30 calendar days after the execution of the merger agreement. The proposed term sheet also provided that VF would be entitled to match any competing proposal within five business days of receiving written notice of an alternative bid. The term sheet further provided that, if Timberland entered into a superior proposal, or if the merger agreement was terminated for certain other reasons, Timberland would be obligated to pay VF a termination fee of 4% of the equity value of the transaction. On the same day, Davis Polk also informed Ropes & Gray that VF had engaged Greenhill & Co. ("Greenhill") as its financial advisor for purposes of the proposed transaction.

        On the afternoon of March 24, 2011, the Timberland Board held a meeting, attended by representatives of Ropes & Gray, Richards Layton and Goldman Sachs. Mr. J. Swartz updated the Timberland Board on the status of his discussions with VF and compared the deal protection terms contained in VF's current term sheet to the terms discussed by the parties at their March 18, 2011 meeting. Mr. J. Swartz identified certain concerns with VF's proposal, including its requirement that the Swartz Family Group provide an irrevocable written consent at the time of the signing of a merger agreement, and the 4% termination fee. A representative of Goldman Sachs reviewed potential alternative bidders, including financial sponsors, and their respective cash resources and debt capacity to potentially finance an acquisition of Timberland at a price equal or superior to VF's price. A representative from Ropes & Gray discussed certain legal aspects of VF's then-current proposal. After extensive discussion, the Timberland Board instructed Mr. J. Swartz to continue negotiating a merger agreement with VF and to seek, among other things, (i) a transaction structure pursuant to which the irrevocable written consent would be delivered by the Swartz Family Group only after a period of 30 business days (or approximately 45 calendar days) following the signing of a merger agreement, during which time Timberland could consider unsolicited alternative proposals and accept a superior proposal, if one arose; and (ii) a Timberland termination fee of 3%. After the Timberland Board meeting, Ropes & Gray provided Davis Polk with a revised term sheet along these lines. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On March 25, 2011, Mr. J. Swartz called Mr. Wiseman to relay that Timberland and the Swartz Family Group would agree to delivery of an irrevocable consent 31 business days after the signing of a definitive merger agreement and a termination fee of between 2-4%. During this call, Mr. Wiseman noted VF's outstanding diligence requirements, particularly with respect to certain licensing arrangements.

        On March 25, 2011, Davis Polk delivered a further revised term sheet to Ropes & Gray, and representatives of the two firms held a conference call to discuss the revised term sheet. The revised term sheet provided that the Swartz Family Group would deliver a voting agreement simultaneously with a merger agreement, pursuant to which it would agree to vote against competing proposals and vote for the transaction with VF, subject to automatic termination of the voting agreement in the event that the Timberland Board terminated the merger agreement to accept a superior proposal. The revised term sheet provided further that the Swartz Family Group would deliver an irrevocable written consent on the 31st business day after the execution of a merger agreement. Additionally, Timberland would have a 30 business day "no shop" period during which it could consider unsolicited bids, and the termination fee Timberland would owe to VF if Timberland accepted a superior offer and terminated the merger agreement would be 4% of the equity value of the transaction.

        On March 28, 2011, the Timberland Board held a meeting attended by representatives of Ropes & Gray, Richards Layton and Goldman Sachs. Mr. J. Swartz reported that following negotiations between VF's and Timberland's legal counsel, VF had agreed to accept a structure with (i) a 30-business day "no shop" period, (ii) a fiduciary out and (iii) a voting agreement between VF and the Swartz Family Group providing that the Swartz Family Group would deliver an irrevocable written consent approving the transaction on the 31st business day after signing, but which would terminate if Timberland terminated the merger agreement prior to such date to accept an alternative proposal. Mr. J. Swartz further noted that VF's proposal also included a 4% termination fee and granted matching rights to VF if a third party presented an alternative proposal to the Timberland Board, which terms were still subject to negotiation. Mr. J. Swartz expressed his belief that the proposed structure was in the best interests of Timberland and its stockholders, although certain other terms remained to be negotiated, including the size of the termination fee and the resolution of certain of VF's diligence concerns. The Timberland Board discussed the proposed terms of the transaction, including VF's condition that Timberland pay a termination fee if the Swartz Family Group failed to deliver its written consent. Mr. J. Swartz stated that he foresaw no scenario in which the interests of Timberland stockholders and the Swartz Family Group would not be aligned and that the Swartz Family Group had been and remained committed to maintaining that alignment. Mr. J. Swartz confirmed that the only circumstance he could envision in which the Swartz Family Group would not deliver its written consent would be in connection with the Timberland Board terminating the merger agreement. After further discussion among the Timberland Board about the potential transaction, the Timberland Board instructed Mr. J. Swartz and Timberland's advisors to work with VF to prepare a merger agreement for the Timberland Board's consideration. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On March 29, 2011, Davis Polk delivered a draft merger agreement and voting agreement to Ropes & Gray. The drafts, among other things, provided that the Swartz Family Group would deliver an irrevocable written consent approving the merger agreement 31 business days after the execution of a merger agreement, and further provided that the voting agreement would terminate automatically if the merger agreement was terminated for any reason, including by the Timberland Board to accept a superior proposal. VF continued to require a 4% termination fee from Timberland. VF also required a condition to closing that no more than 10% of Timberland's stockholders would elect to exercise appraisal rights. VF further required a delayed closing to accommodate structuring objectives. Between March 29 and April 2, 2011, Davis Polk and Ropes & Gray negotiated various terms of the proposed agreements. During this period, VF continued to raise concerns regarding certain Timberland licensing arrangements.

        Between March 30, 2011 and April 1, 2011, Timberland provided additional diligence materials to VF and discussed with VF commercial arrangements between Timberland and certain of its licensees.

        On April 1, members of Timberland and VF management teams met for additional in-person diligence meetings. VF's management addressed its continued concerns regarding certain issues with Timberland's licensing arrangement and stated that it could not proceed with the proposed transaction until such issues were resolved.

        On April 4, 2011, the Timberland Board held a meeting, together with representatives of Ropes & Gray, Richards Layton and Goldman Sachs. Mr. J. Swartz described the status of the proposed transaction and explained his concerns, in light of Timberland's current stock price, which had occasionally risen above VF's offer price. A representative of Goldman Sachs observed that, based on discussions with representatives of VF, VF would not be willing to raise its price, in spite of the recent fluctuations in Timberland's stock price. The Timberland Board then discussed whether to continue discussions with VF given the remaining diligence issues which would likely take some time to resolve. The Timberland Board also discussed matters related to the Company's ongoing business. The Timberland Board unanimously authorized Mr. J. Swartz to inform VF that, in light of the recent and precipitous increase in Timberland's stock price, as well as the inability to resolve diligence issues and other considerations, Timberland would not agree to a transaction based on the terms of VF's then-current offer and would cease any further negotiations with VF.

        On April 5, 2011, Mr. J. Swartz informed Mr. Wiseman that the Timberland Board would not pursue a deal based on current terms in light of multiple concerns, including the delay in completing negotiations and the distraction this placed on management attention, the inability to resolve certain diligence issues, the recent increase in Timberland's stock price, as well as the need to cease further delay in the recruitment and hiring of key executives. Mr. J. Swartz informed Mr. Wiseman that Timberland would immediately cease further negotiations with VF.

        On May 5, 2011, Timberland released its first quarter 2011 earnings results.

        On May 12, 2011, Mr. Wiseman left a message for Mr. J. Swartz requesting that Mr. J. Swartz call him to discuss re-engaging in negotiations. On May 16, 2011, Mr. J. Swartz informed Mr. Wiseman that Timberland would not consider any renewed discussions with VF until after Timberland's Annual Meeting scheduled for May 26, 2011, in part because three members of the current Timberland Board had not stood for election and were retiring from the Timberland Board and a new member was expected to be elected. Mr. Wiseman indicated that VF might be willing to pay in the range of $41.00 to $43.00 per share if the parties were to recommence negotiations again. Mr. J. Swartz reiterated that Timberland would not re-engage in negotiations with VF at this time; and he added that he believed that the Timberland Board would not consider any offer of less than $43.00.

        On May 26, 2011, following the Annual Meeting, the Timberland Board held a meeting attended by representatives of Ropes & Gray and Goldman Sachs. The Timberland Board discussed Timberland's financial results and its prospects. Mr. J. Swartz described his discussions with Mr. Wiseman on May 16. He then reviewed the terms of VF's offer when negotiations had terminated, for the benefit of both the continuing members as well as the new member of the Timberland Board. A representative of Goldman Sachs reviewed its preliminary financial analyses of Timberland and the transaction that was proposed prior to termination of negotiations. A representative from Ropes & Gray then reviewed the Timberland Board's fiduciary duties in the context of potentially re-engaging in negotiations with VF. Mr. J. Swartz discussed whether it would be beneficial to re-engage with VF and the members of the Timberland Board discussed the potential transaction. After a discussion among the members of the Timberland Board, the Timberland Board authorized Mr. J. Swartz to contact VF and resume negotiations.

        Following the May 26th meeting, Mr. J. Swartz notified Mr. Wiseman that the Timberland Board had authorized him to re-engage in negotiations with VF. Mr. Wiseman discussed with Mr. J. Swartz VF's concerns about the price it had previously offered to Timberland and Mr. J. Swartz responded that VF's offer must remain at $43.00 per share or higher. During this time, representatives of Timberland and VF also held meetings to discuss financial and legal diligence concerns, including Timberland's licensing arrangements, cash on hand, gross margins and its overall performance.

        On May 31, Ropes & Gray called Davis Polk to discuss the process and status of the deal. Later that day, Davis Polk provided Ropes & Gray with revised drafts of a proposed merger agreement and voting agreement. The draft merger agreement continued to provide for a 4% termination fee payable by Timberland in certain circumstances. At Timberland's insistence, however, VF agreed to eliminate the previously requested condition to closing that no more than 10% of Timberland's stockholders would elect to exercise appraisal rights.

        On June 2, 2011, members of management from VF and Timberland held an in-person diligence meeting to discuss Timberland's financials, licensing arrangements and additional diligence concerns, at which a representative of Goldman Sachs was present.

        On June 3, 2011, the Timberland Board held a meeting, at which representatives of Ropes & Gray, Richards Layton and Goldman Sachs were in attendance. Mr. J. Swartz updated the Timberland Board on the status of the proposed transaction. Mr. J. Swartz reported that, based on VF's diligence meeting the previous day, VF remained interested in acquiring Timberland for $43.00 per share in cash. The Timberland Board asked questions regarding the diligence process and discussed certain open issues. A representative of Ropes & Gray then summarized the current draft merger agreement, noting that VF insisted on a 4% termination fee while Timberland continued to push for a lower fee. The Timberland Board then discussed the possible timing for signing a definitive merger agreement, obtaining antitrust approvals and certain post-signing communications. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On June 6, 2011, Ropes & Gray delivered to Davis Polk revised drafts of the merger and voting agreements, as well as Timberland's disclosure schedules. The draft merger agreement, among other things, proposed a termination fee of 3.5% of the value of the transaction.

        VF accepted the terms of the proposed voting agreement, and between June 7 and June 12, 2011, VF, Timberland and their representatives continued to negotiate various terms of the merger agreement, including the termination fee, the treatment of management stock incentive awards, and matters related to diligence and the disclosure schedules to the merger agreement.

        On the morning of June 10, 2011, representatives of Davis Polk informed representatives of Ropes & Gray that VF would agree to a termination fee of 3.8% of the equity value of the transaction.

        Later in the morning on June 10, 2011, the Timberland Board held a meeting together with representatives of Ropes & Gray, Richards Layton and Goldman Sachs. A representative of Goldman Sachs reviewed potential alternative bidders, including financial sponsors, and their respective cash resources and debt capacity to potentially finance an acquisition of Timberland at a price equal or superior to VF's price. Members of the Timberland Board, Timberland management, and Timberland's advisors discussed the operational and market risks inherent in the long-range plan, and their views on execution of the long-range plan. The Timberland Board, Timberland management, and Timberland's advisors then discussed the potential risks and rewards of Timberland's long range plan over time against the certainty of an immediate cash payment from VF. The Timberland Board asked the representative of Goldman Sachs questions about its presentation. The Timberland Board then discussed the risk to stockholders of continuing with Timberland's current plan rather than accepting VF's offer, particularly given the various risks inherent in Timberland's long-term plan. Following that discussion, a representative from Ropes & Gray described the structure of the transaction, the key terms of the proposed merger agreement, including a 3.8% termination fee which VF had agreed to shortly before the meeting, and the procedures the Timberland Board must follow to comply with the terms of the proposed merger agreement during the "no shop" period. The representative from Ropes & Gray then reviewed the Timberland Board's fiduciary duties under Delaware law. At the conclusion, the outside members of the Timberland Board met with Richards Layton and discussed various matters related to the proposed transaction.

        On the morning of June 12, 2011, the VF Board held a meeting at which the VF Board adopted and authorized the Merger Agreement and Voting Agreement, subject to the addition of a non-competition provision for Mr. J. Swartz and Mr. S. Swartz. After the meeting, VF requested that Messrs. S. Swartz and J. Swartz agree to include in the voting agreement a provision that, for the three-year period following the closing of the transaction, Mr. J. Swartz and Mr. S. Swartz not own or participate in any business or activity that competes with any business in which Timberland is engaged as of the date the merger closed.

        On the afternoon of June 12, 2011, after receiving notice that the VF Board had approved the transaction, the Timberland Board held a meeting, at which all of the members of the Timberland Board were present, together with representatives of Ropes & Gray, Richards Layton, and Goldman Sachs. A representative of Goldman Sachs reviewed with the Timberland Board its financial analysis of Timberland and the Merger and rendered to the Timberland Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated June 12, 2011, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $43.00 per share in cash to be paid to the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Members of the Timberland Board asked the representative of Goldman Sachs questions about its financial analyses and opinion, Goldman Sachs' prior engagements with VF and the fee to be paid to Goldman Sachs by Timberland upon consummation of the Merger in accordance with the terms of the engagement letter between Goldman Sachs and Timberland. Members of the Timberland Board also discussed VF's offer in light of the recent rise and fall in Timberland's stock price. Ropes & Gray then reviewed with the Timberland Board the final terms of the Merger Agreement. Mr. J. Swartz noted that VF had requested, after the meeting of the VF Board, that a provision be added to the Voting Agreement restricting the business activities of Mr. J. Swartz and Mr. S. Swartz after the closing of the transaction. Mr. J. Swartz said that he and Mr. S. Swartz would agree to such a provision without receiving any compensation from VF, provided that it contain certain exceptions, including allowing participation in noncommercial activities such as corporate social responsibility activities and charitable activities. A representative from Ropes & Gray noted that VF and Mr. J. Swartz had agreed to add Timberland as a third party beneficiary with the right to enforce the voting agreement. The Timberland Board then discussed the proposed transaction and concluded that it was in the best interests of the stockholders to approve the Merger Agreement. Thereafter, the Timberland Board voted unanimously to adopt and authorize the Merger Agreement and the Voting Agreement, to approve the Merger, and to authorize certain officers of Timberland to take all actions required under the Merger Agreement.

        On June 12, 2011, following the board meetings of each party, Timberland and VF executed the Merger Agreement, and the Swartz Family Group and VF executed the Voting Agreement. Before the opening of trading on the New York Stock Exchange on June 13, 2011, Timberland and VF issued a joint press release announcing the proposed Merger.

Reasons for the Merger; Recommendation of the Timberland Board

        After careful consideration, the Timberland Board unanimously determined that the terms and conditions of the Merger and the Merger Agreement are in the best interests of Timberland and its stockholders, approved and declared advisable the Merger Agreement, approved the Voting Agreement and recommended that Timberland's stockholders authorize and adopt the Merger Agreement.

        In making the determinations described above, the Timberland Board consulted with Timberland's management, as well as Timberland's legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

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  the Timberland Board's understanding of the business, operations, financial conditions, earnings and prospects of Timberland, including the difficulty in attaining sustained growth in earnings and revenue in light of prior years results and the ability to achieve its long range operational plan in light of anticipated rising costs, increased pressure on margins and succession issues in the organization, and the possible alternatives to the sale of Timberland, including continuing to operate Timberland as an independent public company, and the range of potential benefits to the stockholders of Timberland of these alternatives, as well as the assessment of the Timberland Board that none of these alternatives were reasonably likely to present superior opportunities for Timberland to create greater value for our stockholders than the Merger, taking into account the timing and the likelihood of accomplishing such alternatives, the need for additional investment resources to accomplish alternatives, including the business, competition, industry and market risks that would apply to Timberland;

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  the fact that the consideration to be paid to Timberland's stockholders under the Merger Agreement is in the form of cash, which will provide liquidity and certainty of value to Timberland's stockholders;

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  the premium to historical market prices that the Merger Consideration of $43.00 per share represents, including (a) a premium of 43.4% compared to the closing sale price of $29.99 per share on June 10, 2011, the last trading day prior to the announcement of the execution of the Merger Agreement, (b) a premium of 26.4% compared to the volume weighted average sale price of $34.01 per share over the six months ending on June 10, 2011, and (c) a premium of 52.2% compared to the volume weighted average sale price of $28.25 per share over the twelve months ending on June 10, 2011;

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  the fact that Goldman Sachs rendered its opinion to the Timberland Board, dated as of June 12, 2011, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the $43.00 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, and the Timberland Board's review of the financial analyses conducted by Goldman Sachs in connection with that opinion;

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  the fact that it is likely that the Merger will be completed, in light of, among other things, the experience, reputation and financial capability of VF, the absence of any financing conditions to VF's obligation to complete the Merger, and VF's agreement to use its reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);

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  the fact that the Swartz Family Group, which controls approximately 73.5% of the aggregate voting power of the Common Stock, supported the process and the Merger, and that the members of the Swartz Family Group will be receiving the same form and amount per share of Merger Consideration as Timberland's other stockholders;

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  the fact that until the Swartz Family Group delivers the Written Consent 31 business days after the execution of the Merger Agreement, the voting agreement between the Swartz Family Group and VF, dated as of June 12, 2011 (the "Voting Agreement") would automatically terminate upon the termination of the Merger Agreement, including in the event that the Timberland Board determined to terminate the Merger Agreement to accept a superior proposal;

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  the fact that the Timberland Board believes that certain regulatory and other governmental approvals required in connection with the Merger would be obtained without unacceptable conditions;

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  the fact that the Merger Consideration and other terms of the Merger Agreement were determined through negotiations between VF, with the advice of its advisors, on the one hand, and Timberland with guidance from members of the Timberland Board, and the advice of its advisors, on the other hand;

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  the terms of the Merger Agreement, including:

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  that it provides Timberland with sufficient operating flexibility to conduct its business in the ordinary course of business consistent with past practice between signing the Merger Agreement and the Effective Time;

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    the inclusion of provisions allowing the Timberland Board, under certain circumstances, until 11:59 p.m., Boston time, on July 25, 2011, to provide information to, and participate in discussions and negotiations with, third parties regarding unsolicited acquisition proposals, as well as Timberland's ability, under certain circumstances, to change in a manner adverse to VF its approval or recommendation of the Merger Agreement or to terminate the Merger Agreement in order to accept a superior proposal, subject to paying the Termination Fee

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    the Timberland Board's belief that the Termination Fee payable under certain circumstances was reasonable in light of, among other things, the benefits of the Merger to our stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude alternative transaction proposals;

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    the limited conditions to the completion of the Merger which were, in the view of the Timberland Board, attainable;

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    the outside date under the Merger Agreement allows for sufficient time to complete the Merger;

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    the ability of Timberland, under certain circumstances, to specifically enforce VF's obligation to complete the Merger; and

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  the fact that appraisal rights are available to stockholders of Timberland who did not exercise the Written Consent and who comply with the requirements set forth in Section 262 of the DGCL.

        The Timberland Board also identified and considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby, including, without limitation, those listed below:

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  the Timberland Board's belief regarding the possible disruption of Timberland's business that could result from announcement of the Merger and the resulting distraction of management's attention from day-to-day operations of the business;

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  the fact that, under the terms of the Merger Agreement, Timberland cannot solicit other acquisition proposals, must afford VF the right to match any superior proposal and must pay the Termination Fee of $87,244,000 in cash if the Merger Agreement is terminated under certain circumstances, including if the Timberland Board exercises its right to terminate the Merger Agreement and enter into a superior transaction, all of which may deter others from proposing an alternative transaction that may be more advantageous to Timberland stockholders;

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  the possibility of disruption to Timberland's operations following announcement of the Merger and the possible effect on Timberland's operating results and Timberland's ability to attract and retain key employees during the pendency of the Merger;

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  the fact that, following completion of the Merger, Timberland will no longer exist as an independent publicly owned company, and our existing stockholders will no longer participate in the potential future economic upside derived from ownership of our Common Stock;

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  the fact that Timberland will incur substantial expenses related to the Merger, regardless of whether it is consummated;

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  the fact that there are no assurances that all conditions to the parties' obligations to complete the Merger will be satisfied or waived, and as a result, the possibility that the Merger may be delayed or not occur at all, and the adverse impact such event would have on Timberland and its business;

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  the fact that gain from an all-cash transaction such as the Merger will generally be taxable to our stockholders for U.S. federal income tax purposes; and

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  the fact that under the terms of the Merger Agreement, following 11:59 p.m., Boston time, on July 25, 2011, the Timberland Board would no longer be entitled to terminate the Merger Agreement in order to accept a superior proposal or change its recommendation that Timberland stockholders authorize and adopt the Merger Agreement, and the Timberland Board's belief about the effect that would have on other parties considering proposing an alternative transaction that might be more advantageous to our stockholders.

        While the Timberland Board considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

        The above discussion includes the principal information and factors, both positive and negative, considered by the Timberland Board, but is not intended to be exhaustive and may not include all of the information and factors considered by the Timberland Board or any individual director. The above factors are not presented in any order of priority. The Timberland Board did not quantify or assign relative or specific weights to the factors considered in reaching its decision. Rather, the Timberland Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Timberland Board may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Timberland Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled "Cautionary Statement Regarding Forward-Looking Information" beginning on page 15 of this Information Statement.

Opinion of Goldman Sachs

        Timberland engaged Goldman Sachs to act as its financial advisor with respect to a possible sale of Timberland. Goldman Sachs delivered its written opinion to the Timberland Board that, as of June 12, 2011, and based upon and subject to the factors and assumptions set forth therein, the $43.00 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs did not express any opinion with respect to the allocation of the aggregate consideration among the holders of Class A Common Stock and Class B Common Stock in the transaction.

        The full text of the written opinion of Goldman Sachs, dated June 12, 2011, which sets forth, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the option, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Timberland Board in connection with its consideration of the Merger.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the Merger Agreement;

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  annual reports to stockholders and Annual Reports on Form 10-K of Timberland for the five years ended December 31, 2010;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Timberland;

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  certain other communications from Timberland to its stockholders;

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  certain publicly available research analyst reports for Timberland; and

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  the Forecasts (as defined in "The Merger—Projected Financial Information" beginning on page 38) prepared by Timberland's management and provided to Goldman Sachs, which were approved by Timberland for Goldman Sachs' use.

        Goldman Sachs also held discussions with members of the senior management of Timberland regarding their assessment of the past and current business operations, financial condition and future prospects of Timberland. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Class A Common Stock, compared certain financial and stock market information for Timberland with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the apparel and footwear industry and in other industries, and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, and Goldman Sachs does not assume any liability for any such information. In that regard, Goldman Sachs has assumed with Timberland's consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Timberland. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Timberland or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

        Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs' analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs' analysis.

        Goldman Sachs' opinion did not address the underlying business decision of Timberland to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Timberland; nor did it address any legal, regulatory, tax or accounting matters. In connection with its engagement, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Timberland or any other alternative transaction. Goldman Sachs' opinion addressed only the fairness from a financial point of view, as of the date of the opinion, of the $43.00 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the allocation of the aggregate consideration pursuant to the Merger Agreement among the holders of the shares of Class A Common Stock and Class B Common Stock, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Timberland or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Timberland, or class of such persons, in connection with the Merger, whether relative to the $43.00 per share of Common Stock in cash to be paid to the holders of the shares of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of Timberland or VF or the ability of Timberland or VF to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the Timberland Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of the shares of Common Stock should vote with respect to the Merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Timberland Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2011 and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs analyzed the $43.00 per share of Common Stock in cash to be paid to the holders of the shares of Common Stock pursuant to the Merger Agreement in relation to the closing price of the shares of Class A Common Stock on June 10, 2011, the high and low prices of the shares of Class A Common Stock for the 52-week period ended June 10, 2011, and the Volume Weighted Average Prices ("VWAP") of the shares of Class A Common Stock during the one-month, three-month, six-month and one-year periods ended June 10, 2011.

        This analysis indicated that the $43.00 per share of Common Stock in cash to be paid to the holders of the shares of Common Stock pursuant to the Merger Agreement represented:

  •
  a premium of 43.4% based on the closing stock price of $29.99 per share of Class A Common Stock on June 10, 2011;

  •
  a discount of (5.1)% based on the 52-week high market price of $45.30 per share of Class A Common Stock on April 28, 2011;

  •
  a premium of 183.8% based on the 52-week low market price of $15.15 per share of Class A Common Stock on July 6, 2010;

  •
  a premium of 34.1% based on the VWAP of $32.06 per share of Class A Common Stock during the one-month period ended June 10, 2011;

  •
  a premium of 18.4% based on the VWAP of $36.32 per share of Class A Common Stock during the three-month period ended June 10, 2011;

  •
  a premium of 26.4% based on the VWAP of $34.01 per share of Class A Common Stock during the six-month period ended June 10, 2011; and

  •
  a premium of 52.2% based on the VWAP of $28.25 per share of Class A Common Stock during the one-year period ended June 10, 2011.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Timberland to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the footwear and branded apparel industries:

  Branded Apparel Companies:

  •
  Carter's, Inc.

  •
  Coach, Inc.

  •
  Columbia Sportswear Company

  •
  Guess?, Inc.

  •
  Hanesbrands Inc.

  •
  The Jones Group Inc.

  •
  Liz Claiborne, Inc.

  •
  Phillips-Van Heusen Corporation

  •
  Polo Ralph Lauren Corporation

  •
  Quiksilver, Inc.

  •
  Under Armour, Inc.

  •
  The Warnaco Group, Inc.

  •
  V.F. Corporation

  Footwear Companies:

  •
  adidas AG

  •
  Brown Shoe Company, Inc.

  •
  Collective Brands, Inc.

  •
  NIKE, Inc.

  •
  PUMA AG Rudolf Dassler Sport

  •
  Skechers U.S.A., Inc.

  •
  Steven Madden, Ltd.

  •
  Wolverine World Wide, Inc.

        Although none of the selected companies is directly comparable to Timberland, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Timberland.

        Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of June 10, 2011, information obtained from public filings, Institutional Brokers' Estimate System ("IBES") estimates as well as other Wall Street research. The multiples and ratios of Timberland were based on financial data as of June 10, 2011, the Updated 2011 Forecast (as defined in "The Merger Agreement—Projected Financial Information" beginning on page 38) and IBES estimates. With respect to each of the selected companies and Timberland, Goldman Sachs calculated:

  •
  Ratios of enterprise value ("EV") on June 10, 2011 (and, in the case of Timberland, implied by the $43.00 per share of Common Stock in cash to be paid to holders of the shares of Common

    Stock pursuant to the Merger Agreement) to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months ("LTM") and estimated EBITDA based on IBES estimates (and, in the case of Timberland, based on the Updated 2011 Forecast) for the calendar year 2011; and

  •
  Ratios of the closing price per share on June 10, 2011 (and, in the case of Timberland, implied by the $43.00 per share of Common Stock in cash to be paid to holders of the share of Common Stock pursuant to the Merger Agreement) to estimated earnings per share ("EPS") based on IBES estimates (and, in the case of Timberland, based on the Updated 2011 Forecast) for the calendar year 2011.

        The results of these analyses are summarized as follows:

	EV/EBITDA Multiples				P/E Multiples
Company	LTM		2011		2011
Timberland (IBES—6/10/2011)	8.4	x	7.5	x	14.6	x
Timberland (Updated 2011 Forecast—6/10/2011)	8.4		6.6		13.3
Timberland (IBES—Merger)	12.9		11.3		21.0
Timberland (Updated 2011 Forecast—Merger)	12.9		10.0		19.0
Branded Apparel
High	22.1	x	17.7	x	37.4	x
Median	8.6		8.1		14.9
Low	5.0		4.6		8.1
Footwear
High	11.3	x	10.4	x	17.3	x
Median	8.5		7.9		15.1
Low	3.9		4.8		7.5

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, using the Forecasts. This analysis is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future earnings and its assumed price to future earnings multiples. Goldman Sachs calculated the implied present values per share by applying price to forward earnings per share multiples ranging from 15.0x to 17.0x, a range derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical earnings per share multiples for Timberland and the selected companies referenced above in the "Selected Companies Analysis," to estimated earnings per share for the calendar years 2012 through 2015, and then discounted the resulting values to present value using a discount rate of 12.5%, reflecting an estimate of Timberland's cost of equity. In deriving a discount rate of 12.5% for the purposes of this analysis, Goldman Sachs utilized the capital asset pricing model which takes into account certain financial metrics, including beta, for Timberland, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Common Stock of $33.26 to $40.86.

        Goldman Sachs also performed a similar analysis of the implied present value of the future price per share of Common Stock, using the Forecasts and assuming, based on Timberland's historical practice and guidance from Timberland's management, that Timberland used all available cash in excess of $200 million to execute a share repurchase in the middle of each of the calendar years 2012 through 2015 at a price to the one-year forward earnings per share multiple of 16.0x. This analysis resulted in a range of implied present values per share of Common Stock of $34.83 to $46.14.

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on Timberland using the Forecasts (with respect to the fiscal year 2011, replaced by the Updated 2011 Forecast). Goldman Sachs calculated indications of net present value of unlevered free cash flows for Timberland for the years 2011 through 2015 using discount rates ranging from 12.5% to 14.5%, reflecting estimates of Timberland's weighted average cost of capital. In deriving discount rates ranging from 12.5% to 14.5% for the purposes of this analysis, Goldman Sachs utilized the capital asset pricing model, which takes into account certain financial metrics, including beta, for Timberland, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs calculated illustrative terminal values for Timberland by applying terminal EV/EBITDA multiples ranging from 7.5x to 9.5x to Timberland's fiscal year 2015 estimated EBITDA. The range of terminal EV/EBITDA multiples was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical EV/EBITDA multiples for Timberland and the selected companies referenced above in the "Selected Companies Analysis." These illustrative terminal values were then discounted to calculate implied indications of the present values of these illustrative terminal values using discount rates ranging from 12.5% to 14.5%. This analysis resulted in a range of illustrative present value indications per share of Common Stock of $35.24 to $43.92.

        Goldman Sachs also performed a sensitivity analysis to analyze the effect of changes relative to the Forecasts (with respect to the fiscal year 2011, replaced by the Updated 2011 Forecast) in estimated average annual revenue growth and estimated adjusted EBITDA margins from 2011 to 2015. The analysis used illustrative 2015 EBITDA margins ranging from 12.5% to 14.5% and illustrative revenue compound annual growth rates from 2010 to 2015 ranging from 8.1% to 12.1%, based on an assumed discount rate of 13.5% (the midpoint of the 12.5% to 14.5% discount rates range discussed above) and an assumed EV/EBITDA multiple of 8.5x (the midpoint of the 7.5x to 9.5x EV/EBITDA multiples range discussed above). This analysis resulted in a range of illustrative present value indications per share of Common Stock of $34.63 to $44.84.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions in the branded apparel and footwear industry since 2003:

  •
  Oxford Industries, Inc.'s acquisition of Viewpoint International, Inc. announced in June 2003;

  •
  VF's acquisition of Nautica Enterprises, Inc. announced in August 2003;

  •
  NIKE, Inc.'s acquisition of Converse, Inc. announced in September 2003;

  •
  VF's acquisition of Vans, Inc. announced in June 2004;

  •
  The Jones Group Inc.'s (formerly Jones Apparel Group, Inc.) acquisition of Maxwell Shoe Company Inc. announced in July 2004;

  •
  Carter's, Inc.'s acquisition of OshKosh B'Gosh, Inc. announced in July 2005;

  •
  adidas AG's (formerly adidas-Salomon AG) acquisition of Reebok International Ltd. announced in August 2005;

  •
  The Stride Rite Corporation's acquisition of Saucony, Inc. announced in June 2005;

  •
  Apax Partners Worldwide LLP's acquisition of Tommy Hilfiger Corporation announced in December 2005;

  •
  Berkshire Hathaway Inc.'s acquisition of Russell Corporation announced in April 2006;

  •
  Payless ShoeSource, Inc.'s acquisition of The Stride Rite Corporation announced in May 2007;

  •
  Lee Equity Partners, LLC's acquisition of Deb Shops, Inc. announced in July 2007;

  •
  NIKE, Inc.'s acquisition of Umbro Plc announced in October 2007;

  •
  Sun Capital Securities Group, LLC's acquisition of Kellwood Company announced in February 2008;

  •
  Advent CR Holdings, Inc.'s and Advent CR, Inc.'s acquisition of Charlotte Russe Holding, Inc. announced in August 2009;

  •
  Phillips-Van Heusen Corporation's acquisition of Tommy Hilfiger B.V. announced in March 2010;

  •
  Bain Capital Partners, LLC's acquisition of The Gymboree Corporation announced in October 2010;

  •
  TPG Capital, L.P.'s acquisition of J.Crew Group, Inc. announced in November 2010; and

  •
  PPR S.A.'s pending acquisition of Volcom, Inc. announced in May 2011.

        For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of the target's LTM EBITDA. While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the Merger or Timberland, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Timberland.

        The following table presents the results of this analysis:

	EV Multiples of LTM EBITDA
High	15.7	x
Footwear Median	11.1
Overall Median	8.3
Low	6.2

        Goldman Sachs noted that the implied EV as a multiple of Timberland's LTM EBITDA is 12.9x based on the $43.00 per share of Common Stock in cash to be paid to the holders of the shares of Common Stock pursuant to the Merger Agreement.

        Premia paid Analysis.    Goldman Sachs reviewed and analyzed the acquisition premia for all announced and completed all cash transactions involving United States targets valued between $1 billion and $5 billion from January 2000 to June 2011 (excluding transactions with undisclosed value, leveraged buyouts, spinoffs, recapitalizations, tender offers, self-tender offers, repurchases, exchange offers, transactions in which a company is acquiring a minority stake in the target company, transactions in which a company is acquiring the remaining minority stake in a target company and privatization transactions), calculated relative to (i) the target's closing share price one day prior to announcement; (ii) the target's closing share price on the day that is four weeks prior to announcement; and (iii) the target's high closing share price for the 52-week period ended one day prior to announcement, based on information obtained from Bloomberg, FactSet Research Systems Inc. and Securities Data Company.

        The following table presents the results of this analysis:

Premia	1-Day	4-Week	52-Week High
Premia for the Merger	43.4%	27.6%	(5.1)%
Median Premia for Precedent Transactions	22	30	11	(1)

(1)
Excludes 17 transactions from the data set as the 52 - week high statistic is not available from the data source.

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Timberland, VF or the Merger.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Timberland Board as to the fairness from a financial point of view to the holders of shares of Common Stock of the $43.00 per share of Common Stock in cash to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Timberland, VF, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The Merger Consideration was determined through arm's-length negotiations between Timberland and VF and was approved by the Timberland Board. Goldman Sachs provided advice to Timberland during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Timberland or the Timberland Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

        As described above, Goldman Sachs' opinion to the Timberland Board was one of many factors taken into consideration by the Timberland Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex B.

        Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Timberland, VF and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Timberland in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided, and is currently providing, certain investment banking services to VF and its affiliates from time to time for which Goldman Sachs' Investment Banking Division has received, and may receive, compensation, including acting as dealer in connection with VF's commercial paper program. Goldman Sachs has not been engaged to provide to Timberland or the Swartz Family Group investment banking services for which Goldman Sachs' Investment Banking Division has received compensation, except acting as Timberland's financial advisor in connection with the Merger, during the two-year period prior to the date of the Merger Agreement. Goldman Sachs may also in the future provide investment banking services to Timberland, VF and their respective affiliates for which our Investment Banking Division may receive compensation.

        The Timberland Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated March 22, 2011, Timberland engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of this engagement letter, Timberland has agreed to pay Goldman Sachs a transaction fee of approximately $16 million, all of which is contingent upon consummation of the Merger. In addition, Timberland has agreed to reimburse Goldman Sachs for its expenses arising, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise, out of its engagement.

Projected Financial Information

        During the course of the negotiations for the proposed transaction described in "The Merger—Background of the Merger" beginning on page 17 and the preparation of various financial analyses by Goldman Sachs for the Timberland Board, Timberland provided to Goldman Sachs certain non-public financial projections for fiscal years 2011-2015, which were based on Timberland's management's estimate of Timberland's future financial performance as of the date they were provided. The projections initially provided to Goldman Sachs for fiscal years 2011-2013 were based upon Timberland's long-range plan which was prepared using anticipated fiscal year 2010 results and had been reviewed and approved by the Timberland Board in September 2010, in accordance with Timberland's past practices, but such projections had been updated to reflect Timberland's actual fiscal year 2010 results and had not separately been approved by the Timberland Board. The projections provided to Goldman Sachs for the fiscal years 2014 and 2015 were prepared by management by extrapolating information based on the 2011-2013 projections. Consistent with Timberland's past practices, the 2014-2015 projections had also not previously been approved by the Timberland Board. In May 2011, Timberland's management subsequently revised the projections previously provided to Goldman Sachs for fiscal year 2011 based on its then current assumptions (the "Updated 2011 Forecast" and, together with the initial projections for fiscal years 2011-2015, the "Forecasts"). Such Forecasts were provided to Goldman Sachs for use in its financial analysis of the Merger, including its financial analysis presented at the June 12, 2011 meeting of the Timberland Board at which Goldman Sachs provided its opinion described in "The Merger—Opinion of Goldman Sachs" beginning on page 30.

        In addition, in connection with VF's review of Timberland described in "The Merger—Background of the Merger" beginning on page 17, Timberland provided to VF portions of the Forecasts as more fully described in the footnotes to the table entitled "Summary Financial Projections" below, which were in all material respects the same as the Forecasts provided to Goldman Sachs. The Forecasts were prepared by our management and were not prepared with a view to public disclosure and are included in this Information Statement only because such Forecasts were made available to the Timberland Board, Goldman Sachs and VF. The Forecasts were not prepared with a view to compliance with SEC requirements for public disclosures by companies subject to the reporting obligations of the Exchange Act and related rules and regulations or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. Timberland's independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the Forecasts, and accordingly does not provide any opinion or other form of assurance on such Forecasts or their achievability, and assumes no responsibility for, and disclaims any association with, the Forecasts. The report of Timberland's independent registered public accounting firm, which is incorporated by reference in this Information Statement, relates to Timberland's historical financial information. It does not extend to the Forecasts and should not be read to do so.

        The Forecasts are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The Forecasts were based on a number of assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events as well as matters specific to Timberland's business, all of which are difficult to predict and many of which are beyond Timberland's control. If the assumptions are inaccurate or incorrect, Timberland's actual financial results may vary in material and potentially adverse ways from the Forecasts. You should not assume that the assumptions made in preparing the Forecasts will prove accurate.

        In addition to being based on management assumptions, the Forecasts are also subject to significant uncertainties and contingencies, many of which are beyond the control of Timberland. These uncertainties and contingencies may cause Timberland's actual results to vary in material and adverse ways from the Forecasts. The Forecasts are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that could impact the Forecasts include those that are described under "Cautionary Statement Regarding Forward-Looking Information" beginning on page 15. In addition, the Forecasts cover multiple years and such multiple year information by its nature becomes subject to greater uncertainties with each passing year. Accordingly, there can be no assurance that the assumptions made in preparing the Forecasts will prove accurate, and actual results may be materially different than those contained in the financial Forecasts. Furthermore, the Forecasts do not take into account any circumstance or event occurring after the date they were prepared.

        Timberland does not intend to make publicly available any update or other revisions to the Forecasts, whether to reflect circumstances existing after the date of the Forecasts, to reflect the occurrence of future events or for any other reason. Neither Timberland's independent registered public accounting firm nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information and Timberland has made no representation to VF or Merger Sub and makes no representation to potential investors or Timberland's stockholders regarding such information. The inclusion of Forecasts in this Information Statement should not be regarded as an indication that Timberland, the Timberland Board, Goldman Sachs or any other person considers or believes the Forecasts to be material or predictive of actual future events or that the Forecasts should be relied on by any person for that purpose or for any other purpose. For the reasons stated above, as well as in light of the uncertainties inherent in any forward-looking or projected data, Timberland's stockholders are cautioned not to rely on the Forecasts for any purpose.

        The following is a summary of the Forecasts prepared by management of Timberland and given to the Timberland Board and Goldman Sachs, and the portions of the Forecasts provided to VF:

Summary Financial Projections
(dollars in millions, except per share data)

	Updated 2011 Forecast	2011(1)	2012	2013	2014	2015
Sales	$1,730	$1,584	$1,760	$1,954	$2,145	$2,316
EBITDA(2)	$205	$184	$216	$244	$280	$312
Net Income(3)	$117	$107	$128	$147	$171	$192
EPS—Diluted(3)	$2.26	$2.06	$2.49	$2.89	$3.39	$3.85
Free Cash Flow before repurchases(4)	$40	$66	$104	$121	$149	$177
Capital Expenditures(5)	$(57)	$(44)	$(38)	$(36)	$(35)	$(35)

(1)
The figures listed in this column were included in the initial projections for fiscal years 2011-2015 and are not updated to reflect the numbers included in the Updated 2011 Forecast.

(2)
EBITDA excludes the add-back for share-based compensation, which was forecasted to equal $8 million for 2011, $9 million for 2012, $10 million for 2013, $11 million for 2014 and $12 million for 2015. Other than the EBITDA figure included in the Updated 2011 Forecast, the EBITDA figures provided to VF included the add-back for share-based compensation. However, Timberland did not provide VF with the aforementioned forecasted share-based compensation figures.

(3)
Timberland did not provide to VF the Net Income or EPS—Diluted figures that were included in the initial projections for fiscal years 2011-2015. However, Timberland provided to VF the Net Income and EPS—Diluted figures for 2011 that were included in the Updated 2011 Forecast.

(4)
Free Cash Flow before stock repurchases and issuances. Free Cash Flow is equal to EBITDA, less capital expenditures, changes in net working capital and taxes. Timberland did not provide to VF the Free Cash Flow before repurchases figures.

(5)
Timberland did not provide to VF any Capital Expenditures figures, except the $(44) million figure included in the initial projections for fiscal year 2011.

Interests of Certain Persons in the Merger

        Certain of our directors and officers may be deemed to have interests in the Merger that may be different from, or in addition to, the interests of Timberland's stockholders generally. The Timberland Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. You should consider these and other interests of our directors and officers that are described in this Information Statement.

Treatment of Stock Options

        The Merger Agreement provides that at or immediately prior to the Effective Time, each Option granted under any Timberland equity compensation plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled, with the holder thereof becoming entitled to receive an amount in cash equal to the product of (a) the number of shares of Common Stock previously subject to the Option and (b) the excess (if any) of the Merger Consideration over the exercise price of the Option, less any required withholding taxes.

        The table below provides the following information as of July 1, 2011 for each of our directors and officers who currently hold Options: (a) the number of shares of Common Stock subject to vested and unvested Options; (b) the value, on a pre-tax basis, of vested and unvested Options, calculated by multiplying, in the case of each such Option, (i) the number of shares of Common Stock previously subject to the Option by (ii) the excess (if any) of the Merger Consideration over the exercise price of the Option; (c) the aggregate number of shares of Common Stock subject to vested and unvested Options that will be cancelled and cashed out at or immediately prior to the Effective Time; and (d) the aggregate value, on a pre-tax basis, of all vested and unvested Options that will be cancelled and cashed out at or immediately prior to the Effective Time. The information in the table assumes that all currently outstanding Options will remain outstanding until immediately prior to the Effective Time.

	Vested Options		Unvested Options		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Officers
John J. Fitzgerald, Jr.	52,315	822,643	23,371	526,073	75,686	1,348,716
Michael J. Harrison	38,559	1,243,744	128,296	2,857,576	166,855	4,101,320
Richard C. O'Rourke	86,048	1,734,837	59,368	1,270,811	145,416	3,005,648
John P. Pazzani	50,692	761,252	31,719	678,313	82,411	1,439,564
Gregory M. Saltzberg	—	—	14,234	399,571	14,234	399,571
Jeffrey B. Swartz	366,052	8,115,760	359,197	8,398,701	725,249	16,514,462
Carrie W. Teffner	9,166	234,558	58,605	1,097,173	67,771	1,331,731
Carden N. Welsh	87,815	2,475,353	128,296	2,857,576	216,111	5,332,929
Danette Wineberg	111,682	2,096,206	19,834	426,171	131,516	2,522,377
Directors
Catherine E. Buggeln	—	—	—	—	—	—
André J. Hawaux	—	—	—	—	—	—
Kenneth T. Lombard	40,431	458,196	—	—	40,431	458,196
Edward W. Moneypenny	57,479	890,362	—	—	57,479	890,362
Peter R. Moore	57,479	890,362	—	—	57,479	890,362
Bill Shore	60,304	1,141,788	—	—	60,304	1,141,788
Sidney W. Swartz	—	—	—	—	—	—
Terdema L. Ussery, II	57,479	890,362	—	—	57,479	890,362

Treatment of Restricted Shares

        The Merger Agreement provides that at the Effective Time, each Restricted Share that is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect thereto, less any required withholding taxes (including any withholding taxes required in respect of the vesting of such Restricted Shares).

        As of July 1, 2011, no directors or officers held Restricted Shares.

Treatment of Restricted Units

        The Merger Agreement provides that at the Effective Time, each Restricted Unit that is subject to vesting or other restrictions and was granted pursuant to any Timberland equity compensation plan or pursuant to any contract that is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof will be entitled to receive an amount in cash equal to the product of (A) the number of shares of Common Stock previously subject to such Restricted Unit and (B) the Merger Consideration, less any required withholding taxes. The number of shares of Common Stock treated as previously subject to any performance stock unit will be equal to the number of shares of Common Stock which the holder would have been eligible to receive had performance criteria applicable to such performance stock unit been achieved at target levels.

        The following table shows the aggregate number of shares of Common Stock subject to restricted stock units and performance stock units held by each director and officer as of July 1, 2011 that will become fully vested at the Effective Time and the value, on a pre-tax basis, of such Restricted Units, as calculated by multiplying the Merger Consideration by the number of Restricted Units.

	Restricted Stock Units		Performance Stock Units		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Officers
John J. Fitzgerald, Jr.	1,674	71,982	12,050	518,150	13,724	590,132
Michael J. Harrison	—	—	72,200	3,104,600	72,200	3,104,600
Richard C. O'Rourke	—	—	36,150	1,554,450	36,150	1,554,450
John P. Pazzani	—	—	19,300	829,900	19,300	829,900
Gregory M. Saltzberg	7,917	340,431	10,150	436,450	18,067	776,881
Jeffrey B. Swartz	—	—	241,000	10,363,000	241,000	10,363,000
Carrie W. Teffner	6,667	286,681	17,400	748,200	24,067	1,034,881
Carden N. Welsh	—	—	72,200	3,104,600	72,200	3,104,600
Danette Wineberg	—	—	12,050	518,150	12,050	518,150
Directors
Catherine E. Buggeln	6,151	264,493	—	—	6,151	264,493
André J. Hawaux	6,151	264,493	—	—	6,151	264,493
Kenneth T. Lombard	3,075	132,225	—	—	3,075	132,225
Edward W. Moneypenny	3,075	132,225	—	—	3,075	132,225
Peter R. Moore	3,075	132,225	—	—	3,075	132,225
Bill Shore	3,075	132,225	—	—	3,075	132,225
Sidney W. Swartz	—	—	—	—	—	—
Terdema L. Ussery, II	3,075	132,225	—	—	3,075	132,225

Employment Agreements Following the Merger

        As of the date of this Information Statement, VF has informed Timberland that none of Timberland's current officers have entered into any agreement, arrangement or understanding with VF, Merger Sub or their affiliates regarding employment with the surviving corporation. VF has informed Timberland that it currently intends to retain certain members of the management team following the Effective Time. As part of its retention efforts, VF may enter into agreements, arrangements or understandings with Timberland's officers and certain other key employees. These matters are subject to negotiation and discussion, and no terms or conditions have been finalized.

Change of Control Severance Agreements

        Timberland has entered into change of control severance agreements (each, a "Change of Control Agreement") with all of its named executive officers, as well as Mark Bryden, John Fitzgerald, Richard O'Rourke, John Pazzani, Greg Saltzberg, and Stewart Whitney. The Change of Control Agreements for Messrs. J. Swartz, Harrison, Welsh, Pazzani, O'Rourke, and Saltzberg, and Ms. Wineberg generally provide that, if within twenty-four months following a "change of control", the executive's employment is terminated by Timberland other than for "cause" or terminated by the executive for "good reason" (as each term is defined in the relevant Change of Control Agreement), Timberland will make a lump sum cash payment to the executive equal to two times the sum of the executive's annual base salary in effect on the date of termination and the average of the annual bonuses earned by the executive under our Short-Term Incentive Program ("STIP") over the preceding three full fiscal years, and for a period of twenty-four months following the date of termination the executive will also receive medical, dental, disability, and life insurance and automobile benefits as in effect at the time of termination. If the executive voluntarily terminates employment without good reason during the thirteenth full month following a change of control, the executive will receive a lump sum cash payment from Timberland equal to fifty percent of the salary and bonus amounts described above and twelve months of the other benefits described above. If the executive voluntarily terminates employment during the thirteenth month following a change of control and receives the payment and benefits described above, the executive must agree not to compete with Timberland for a period of six months (unless he or she obtains Timberland's written consent). The Merger constitutes a change of control for purposes of the Change of Control Agreements. The Change of Control Agreements for Ms. Teffner and Messrs. Whitney, Bryden and Fitzgerald do not provide for any payment if the executive voluntarily terminates employment during the thirteenth full month following a change of control, but otherwise provides for the benefits described above.

        In the event that any payment or benefit made to an executive under a Change of Control Agreement or otherwise is subject to an excise tax under Section 4999 of the Code (the so-called "golden parachute" excise tax), Timberland will make an additional lump-sum cash payment to the executive to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999 of the Code. In addition, in the event of a change of control, any stock option, restricted stock or similar equity award granted to and held by the executive under Timberland's equity compensation plans and arrangements will become immediately exercisable to the extent not otherwise provided for under those plans and arrangements and remain exercisable under the terms of their governing documents. Each Change of Control Agreement requires us to have Timberland's successors assume the agreement.

Golden Parachute Compensation

        The following table shows the aggregate dollar value of the various elements of compensation that each named executive officer would receive in connection with the Merger, assuming that (i) the Effective Time were to occur on July 1, 2011, the last practicable date prior to the filing of this Information Statement, (ii) with respect to Options and Restricted Units, the price per share paid is $43.00, which is the Merger Consideration, and (iii) each named executive officer's employment was terminated by Timberland on July 1, 2011 without cause or by the named executive officer for good reason.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)(5)
Jeffrey B. Swartz	3,645,189	26,877,462	87,888	6,634,640	37,245,179
Carrie W. Teffner	1,499,992	2,366,612	36,062	977,882	4,880,548
Michael J. Harrison	1,595,635	7,205,920	44,498	2,090,504	10,936,557
Carden N. Welsh	1,573,891	8,437,529	25,878	2,250,455	12,287,754
Danette Wineberg	1,088,773	3,040,527	28,890	0	4,158,190

(1)
Represents the pre-tax value of the lump-sum cash payments that each named executive officer would be entitled to receive upon a termination of employment by Timberland without cause or by the executive for good reason in the twenty-four months following the Merger, which equals two times the sum of the executive's annual base salary in effect on the termination date ($825,000 for Mr. J. Swartz, $360,000 for Ms. Teffner, $406,000 for Mr. Harrison, $400,000 for Mr. Welsh, and $305,578 for Ms. Wineberg) and the average annual STIP bonus earned by the executive over the past three full fiscal years ($997,594 for Mr. Swartz, $389,996 for Ms. Teffner, $391,818 for Mr. Harrison, $386,946 for Mr. Welsh, and $238,808 for Ms. Wineberg). If instead a named executive officer (other than Ms. Teffner) were to terminate his or her employment without good reason in the thirteenth month following the Merger, the executive would be entitled to half such amount. As described above, Ms. Teffner's agreement does not provide for any payment if she voluntarily terminates employment during the thirteenth full month following a change of control.

(2)
Represents the value of Options and Restricted Units held by our named executive officers that will be cancelled and cashed out as of the Effective Time. Each amount represents the number of shares of Common Stock subject to each Option (both vested and unvested) held by the executive multiplied by the excess (if any) of the Merger Consideration over the Option's exercise price, plus the number of Restricted Units held by the executive multiplied by the Merger Consideration. Such payments are not conditioned upon termination of the executive's employment. For more detail, see "Treatment of Stock Options" and "Treatment of Restricted Units" above.

(3)
Represents the value of medical, dental, disability, life insurance and automobile benefits, as applicable, that our named executive officers would be entitled to receive for a period of twenty-four months following a termination of employment by Timberland without cause or by the executive for good reason in the twenty-four months following the Merger, which amounts include automobile expenses for the 24-month period of $37,168 for Mr. J. Swartz. The value of the insurance benefits is based upon the type of insurance coverage we carried for each officer as of July 1, 2011 and the expected cost to continue such coverage for a period twenty-four months. The value of Mr. J. Swartz's automobile benefits is based on the 2010 cost of maintaining his automobile as outlined in Timberland's most recent proxy. If instead a named executive officer (other than Ms. Teffner) were to terminate his or her employment without good reason in the thirteenth month following the Merger, the executive would be entitled to twelve months (or half the value) of such benefits continuation amount (although Mr. Swartz's automobile allowance would be paid in a lump sum), provided that the executive does not compete with Timberland for a period of six months following the termination date (unless he or she obtains Timberland's written consent).

(4)
Represents the estimated lump-sum tax gross-up payment to each named executive officer to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999 of the Code as a result of receiving payments under (i) the Change of Control Agreements following a termination of employment by Timberland without cause or by the executive for good reason in the twenty-four months following the Merger, and (ii) any other payments or benefits in connection with the Merger. If a named executive officer were instead to terminate his or her employment without good reason in the thirteenth month following the Merger, the executive would receive a tax reimbursement in the following amounts: $5,688,152 for Mr. J. Swartz, $0 for Ms. Teffner (which reimbursement, if any, would solely be with respect to the parachute value of Options and Restricted Units cancelled and cashed out in the Merger), $1,708,100 for Mr. Harrison, $1,877,321 for Mr. Welsh, and $0 for Ms. Wineberg. If a named executive officer received no cash severance or benefits continuation in connection with the Merger, the executive would receive a tax reimbursement solely with respect to the acceleration and cash out of his or her outstanding equity awards in the Merger in the following amounts: $4,470,689 for Mr. J. Swartz, $0 for Ms. Teffner, $1,325,452 for Mr. Harrison, $1,504,046 for Mr. Welsh, and $0 for Ms. Wineberg.

(5)
Represents the total golden parachute payments to be made to each named executive officer. With respect to each executive, only the equity portion and related gross-up payment are single-trigger; the remaining payments are double trigger (i.e., payment is conditioned on the executive's termination of employment by Timberland without cause or by the executive for good reason in the twenty-four months following the Merger). If a named executive officer were instead to terminate his or her employment without good reason in the thirteenth month following the Merger, the total payment to each executive would be as follows: $34,432,153 for Mr. J. Swartz, $2,366,612 for Ms. Teffner (which amount reflects only the value of Options and Restricted Units cancelled and cashed out in the Merger), $9,734,086 for Mr. Harrison, $11,114,735 for Mr. Welsh, and $3,597,133 for Ms. Wineberg. If a named executive officer received no cash severance or benefits continuation following the Merger, the total payment to each executive would be as follows: $31,348,151 for Mr. J. Swartz, $2,366,612 for Ms. Teffner, $8,531,372 for Mr. Harrison, $9,941,575 for Mr. Welsh, and $3,040,527 for Ms. Wineberg.

Director and Officer Exculpation, Indemnification and Insurance

        The indemnification, advancement of expenses and insurance requirements set forth in the Merger Agreement relating to Timberland executive officers and directors are described under "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 59.

Regulatory Filings Required in Connection with the Merger

        Timberland, VF and Merger Sub have agreed to use their reasonable best efforts to obtain all required regulatory approvals. However, in using their reasonable best efforts to obtain these required regulatory approvals, VF is not required, and Timberland is not permitted without the consent of VF, to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the proposed transactions, (ii) litigate, challenge or take any other action with respect to any action or proceeding by any governmental entity or (iii) divest or otherwise hold separate, or take any other action with respect to any of its or the surviving corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties.

        The following is a summary of the material regulatory requirements for the completion of the Merger. There can be no guarantee if and when any of the consents or approvals described below, or any other regulatory consents or approvals that might be required to consummate the Merger, will be obtained, or as to the conditions that such consents and approvals may contain.

U.S. Antitrust Requirements

        The Merger is subject to the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), which prevent transactions such as the Merger from being completed until (a) certain information and materials are furnished to the U.S. Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and (b) the applicable waiting period is terminated or expires. On June 22, 2011, the parties made the requisite filings with the FTC and Antitrust Division pursuant to the HSR Act. The parties received early termination of the applicable HSR waiting period on July 15, 2011. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of Timberland's assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

European Commission

        Both Timberland and VF conduct business in Member States of the European Union ("EU"). The EUMR and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales and EU Member State sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Timberland and VF made the required EUMR filing on [    •    ], 2011. Pursuant to the EUMR and accompanying regulations, the European Commission has 25 business days from the day following the date of such notification, which period may be extended to 35 business days after the date of notification under certain circumstances, in which to consider whether the Merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the Merger, which may be conditional upon satisfaction of the parties' undertakings, or open an in-depth "Phase II" investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the Merger based on the EUMR and accompanying regulations.

Certain U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of certain U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, proposed and temporary regulations issued thereunder, administrative rulings and pronouncements issued by the Internal Revenue Service ("IRS") and court decisions, all as now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought (and do not intend to seek) any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this Information Statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, cooperatives, tax-exempt investors, U.S. expatriates or former long-term residents of the United States, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, S corporations, regulated investment companies, real estate investment trusts, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of our Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. This discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, such holders are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

        If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

        This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder's tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

        Generally, the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of appraisal rights generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the Effective Time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the Effective Time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gains for non-corporate taxpayers are taxed at a maximum U.S. federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

        Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger, and may be subject to backup withholding, unless such a holder is a corporation or other exempt recipient. Under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides on an IRS Form W-9 (or appropriate substitute form), a tax identification number and a certification under penalties of perjury that such holder is a U.S. person, that the tax identification number is correct, and that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. The current back-up withholding rate is 28%. Each U.S. Holder of our Common Stock should complete and sign the IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

        HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Litigation Related to the Merger

        Shortly after the announcement of the Merger, three putative stockholder class action complaints were filed, on behalf of Timberland's public stockholders, in the Delaware Court against Timberland, the members of the Timberland Board, VF, and Merger Sub. The complaints generally allege, among other things, that the members of the Timberland Board breached their fiduciary duties owed to Timberland's public stockholders by causing Timberland to enter into the Merger Agreement, approving the Merger, failing to take steps to ascertain and maximize the value of Timberland, failing to conduct a public auction or other market check, and failing to provide Timberland's public stockholders with the right to vote on whether to approve the Merger, and that VF and Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the Merger Agreement improperly favors VF and unduly restricts Timberland's ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting defendants from consummating the Merger, other forms of equitable relief, and compensatory damages.

        On June 30, 2011, the three actions described above were consolidated under the caption In re The Timberland Company Shareholder Litigation, C.A. No. 6577-CS.

        While this litigation is at an early stage, defendants believe that the claims are without merit and intend to defend against the litigation vigorously.

THE MERGER AGREEMENT

        This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

        The Merger Agreement and the summary of its terms in this Information Statement have been included to provide you with information regarding its terms. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Timberland, VF or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled "Where You Can Find More Information," beginning on page 71. The representations, warranties and covenants contained in the Merger Agreement were made by Timberland, VF and Merger Sub only for the purposes of the Merger Agreement and were qualified and subject to important limitations and exceptions agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this Information Statement.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Timberland, VF or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

        At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Timberland, the separate corporate existence of Merger Sub will cease and Timberland will be the surviving corporation of the Merger and a wholly-owned subsidiary of VF. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. After completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be identical (subject to limited exceptions) to the certificate of incorporation and bylaws, respectively, of Merger Sub in effect as of the Effective Time, in each case until amended in accordance with its terms and applicable law. The officers of Timberland immediately prior to the Effective Time will continue as the officers of the surviving corporation, until their respective successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Closing and Effective Time; VF Right to Delay the Closing Under Certain Circumstances

        Unless another date and time are agreed by Timberland and VF, the closing of the Merger will take place and the parties will file a certificate of merger with the Secretary of State of the State of Delaware no more than three business days after the satisfaction or waiver of the conditions to the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the Effective Time). However, if the date that would otherwise be the closing date would occur during the last 15 days of any fiscal quarter of VF, VF is permitted to delay the closing and will not be required to effect the closing until the first business day of VF's immediately succeeding fiscal quarter on which the conditions to the Merger are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Effective Time). The parties agreed that if the closing date is so delayed, (A) for purposes of the closing condition relating to the accuracy of the representations and warranties made in the Merger Agreement by Timberland, the accuracy of such representations and warranties would be evaluated as of the date the Merger otherwise would have closed in the absence of such delay and (B) VF will not be entitled to assert the failure of Timberland to comply with any covenant or agreement to be performed by Timberland pursuant to the terms of the Merger Agreement that was known to VF prior to exercising its right to delay the closing as the basis for terminating the Merger Agreement.

        As of the date of this Information Statement, we expect the Merger to close by the end of the third quarter of 2011. However, completion of the Merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the Merger, which are summarized below. Because some of these conditions are beyond the control of Timberland and VF, there can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before December 12, 2011, either Timberland or VF may terminate the Merger Agreement, unless that party has taken any action, or failed to take any action, required to be performed prior to the Effective Time, that has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date. See "The Merger Agreement—Conditions to the Merger" and "The Merger Agreement—Termination" beginning on pages 60 and 61, respectively.

Treatment of Common Stock, Stock Options, Restricted Shares, Restricted Units and Timberland ESPP

Common Stock

        At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares held by Timberland as treasury stock or by VF or any direct or indirect subsidiary of Timberland or VF) will convert into the right to receive the Merger Consideration of $43.00 in cash, without interest, less any applicable withholding taxes. After the Effective Time, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist.

Stock Options

        At the Effective Time, each Option granted pursuant to a Timberland equity compensation plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and the holder of each such Option will be entitled to receive cash in the amount equal to the product of (A) the number of shares of A Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Option, less any required withholding taxes.

Restricted Shares

        At the Effective Time, each Restricted Share which is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof will be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

Restricted Units

        At the Effective Time, each Restricted Unit which is then outstanding will vest and become free of such restrictions and, at the Effective Time, the holder thereof will be entitled to receive an amount in cash equal to the product of (A) the number of shares of Common Stock previously subject to such Restricted Unit and (B) the Merger Consideration, less any required withholding taxes. For purposes of the foregoing, the number of shares of Common Stock treated as previously subject to a performance stock unit will be equal to the number of shares of Common Stock which the holder would have been eligible to receive had performance criteria applicable to such performance stock unit been achieved at target levels.

Timberland ESPP

        With regard to the Timberland ESPP, each participant's accumulated payroll deductions as of the Effective Time will be used to purchase shares of Common Stock immediately prior to the Effective Time in accordance with the terms of the Timberland ESPP, and the shares of Class A Common Stock purchased thereunder will be canceled at the Effective Time and converted into the right to receive the Merger Consideration, less any required withholding taxes. The remaining funds, if any, in a participant's accounts after such purchase will be returned to the participant. Timberland will cause the Timberland ESPP to terminate at the Effective Time, and no further purchase rights will be granted or exercised under the Timberland ESPP thereafter.

Exchange and Payment Procedures

        The conversion of Common Stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time, VF will appoint a paying agent reasonably acceptable to Timberland to handle the exchange of certificates or book entry shares representing shares of Common Stock for the Merger Consideration. At or prior to the Effective Time, VF will cause to be deposited with such paying sufficient funds to pay our stockholders the aggregate Merger Consideration to which they are entitled under the Merger Agreement.

        Promptly (but not later than five business days) after the Effective Time, the surviving corporation will cause the paying agent to send a letter of transmittal reasonably acceptable to Timberland and VF to each record holder of Common Stock as of the Effective Time for use in the exchange and instructions explaining how to surrender certificates or book entry shares representing shares of Common Stock to the paying agent for payment of the Merger Consideration. No interest will be paid or accrued on the Merger Consideration payable in respect of surrendered shares for the benefit of stockholders of Timberland. The Merger Consideration and any other consideration paid under the

Merger Agreement may be reduced by any applicable withholdings as required by law. You should not return your stock certificates to the paying agent without a letter of transmittal.

        If a payment is to be made to a person other than the person in whose name the surrendered certificates or book entry shares are registered, it will be a condition of payment that the certificates or book entry shares so surrendered are endorsed properly or otherwise in proper form for transfer, and that the person requesting the payment has paid all applicable taxes required by reason of the payment of Merger Consideration to a person other than the registered holder of the certificates or book entry shares surrendered or has established that such taxes either have been paid or are not applicable. Until shares are surrendered, each certificate or book entry share representing shares of Common Stock will be deemed after the Effective Time to represent only the right to receive Merger Consideration upon such surrender.

        If any stockholder is unable to surrender such holder's certificate because such certificates has been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in customary amounts and the paying agent will deliver the Merger Consideration represented by such lost, stolen or destroyed certificate to such holder.

        All payments with respect to canceled Options, Restricted Units and Restricted Shares, will be made by the surviving corporation as promptly as reasonably practicable after the Effective Time from funds deposited with the surviving corporation by or at the direction of VF. No interest will be paid or accrued for the benefit of holders on Option, Restricted Unit, or Restricted Share payments.

        At the Effective Time, the stock transfer books of Timberland will be closed and thereafter there will be no further registration of transfers of our Common Stock.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by Timberland, VF and Merger Sub.

        In the Merger Agreement, Timberland has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to VF and Merger Sub, including representations relating to:

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  the organization, good standing and corporate power of Timberland and its subsidiaries;

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  Timberland's capitalization;

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  authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Timberland;

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  voting requirements;

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  noncontravention, consents and government approvals;

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  compliance with laws and permit requirements;

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  timeliness and accuracy of SEC filings and financial statements;

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  absence of certain material changes or events since December 31, 2010;

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  absence of material liabilities;

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  absence of material litigation;

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  employee benefits and certain compensation matters;

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  labor and employment matters;

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  insurance;

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  real property and assets matters;

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  tax matters;

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  accuracy of information in this Information Statement;

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  opinion of Timberland's financial advisor;

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  broker fees;

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  applicability of state takeover statutes;

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  intellectual property;

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  environmental matters;

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  material contracts; and

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  affiliated transactions.

        In the Merger Agreement, VF and Merger Sub have also made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Timberland, including representations relating to:

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  organization, good standing and corporate power of VF and Merger Sub;

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  authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against VF and Merger Sub;

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  noncontravention, consents and government approvals;

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  absence of material litigation;

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  accuracy of information included in this Information Statement;

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  broker fees;

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  sufficient financing;

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  ownership and operations of Merger Sub;

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  ownership of Common Stock; and

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  no approval required by stockholders of VF.

        Many of Timberland's representations and warranties are qualified as to materiality or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect," with respect to Timberland, means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to (a) the business, financial condition, results of operations, assets or liabilities of Timberland and its subsidiaries taken as a whole or (b) Timberland's ability to consummate the Merger, except, in the case of the preceding clause (a), any such effect as a result of:

  (a)
  economic, financial market, or geopolitical conditions in general;

  (b)
  general changes or developments in the industries in which Timberland and its subsidiaries operate;

  (c)
  the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement;

  (d)
  changes in tax laws or regulations or applicable accounting regulations or principles or interpretations thereof;

  (e)
  changes in the market price or trading volume of the Class A Common Stock (but the reasons or causes of such changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect);

  (f)
  the failure, in and of itself, by Timberland to meet any expected or projected financial or operating performance target, as well as any change by Timberland in any expected or projected financial or operating performance target (but the reasons or causes of such failures or changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect);

  (g)
  acts of God, national or international hostilities, war (whether or not declared) or terrorism; or

  (h)
  any litigation brought or threatened by the stockholders of Timberland or any of its non-wholly-owned subsidiaries (whether on behalf of Timberland or such subsidiaries or otherwise) arising out of or in connection with the existence, announcement or performance of the Merger Agreement or the transactions contemplated by the Merger Agreement;

so long as, in the case of clauses (a), (b), (d) and (g), the effect on Timberland and its subsidiaries, taken as a whole, is not disproportionate to that on other companies in the industry in which Timberland operates.

        The representations and warranties of Timberland, VF and Merger Sub do not survive the closing of the Merger.

        The representation and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Annex A to this Information Statement. See also "The Merger Agreement—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement" beginning on page 49 of this Information Statement.

Conduct of Our Business Pending the Merger

        Under the Merger Agreement, between the execution date of the Merger Agreement and the Effective Time, except as contemplated by the Merger Agreement, required by law, or unless VF otherwise consents in writing, Timberland has agreed to certain restrictions on the operation of its, and its subsidiaries', businesses. In general, Timberland has agreed, and agreed to cause each of its subsidiaries to, conduct their respective businesses in the ordinary course consistent with their past practices and use commercially reasonable efforts to (a) preserve substantially intact their business organization, (b) preserve present material business relationships and (c) maintain all material registered intellectual property.

        Additionally, under the Merger Agreement, Timberland has agreed, between the execution date of the Merger Agreement and the Effective Time, to be subject to customary operating covenants and restrictions, and, except as set forth in Timberland's disclosure schedules, or as required by law, will not without the written consent of VF (which will not be unreasonably withheld, conditioned or delayed):

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  amend, or otherwise change, its certificate of incorporation or bylaws;

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  issue, sell or encumber any capital stock (subject to certain exceptions, including the issuance of shares of Common Stock upon the exercise of Options or the settlement of other equity-based awards outstanding on the date of the Merger Agreement);

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  declare, set aside, make or pay any dividend or other distribution (except by wholly owned subsidiaries of Timberland);

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  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any capital stock of Timberland or any of its subsidiaries (except acquisitions of shares tendered to Timberland by employees or former employees in connection with cashless exercises of Options or the lapse of restrictions in respect of Restricted Shares);

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  subject to certain exceptions, acquire or sell any corporation, partnership or other business organization or any assets, securities, properties, interests or business;

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  enter into or renew or amend in any material respect, or terminate, any material contracts or waive, release or assign any material right, claim or benefit of Timberland or any of its subsidiaries;

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  authorize any material new capital expenditures which are, in the aggregate, in excess of Timberland's budget provided to VF, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident;

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  incur or modify in any material respect the terms of any indebtedness, or assume, guarantee or endorse the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of Timberland) other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business in an amount and on terms consistent with past practice;

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  except to the extent required under the Merger Agreement or any Timberland equity compensation plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of Timberland's directors, officers or employees (except in the ordinary course of business consistent with past practices), (ii) grant any severance or termination pay, (iii) make any change in the key management structure of Timberland or any of its subsidiaries, (iv) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees (other than with respect to newly hired employees in the ordinary course of business consistent with past practices) pursuant to which the total annual compensation and the aggregate severance benefits provided for in such agreement or arrangement exceed $150,000, or (v) establish, adopt, enter into or amend in any material respect or terminate any Timberland benefit plan except as reasonably determined by Timberland to be required to comply with applicable law;

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  make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

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  except in the ordinary course of business consistent with past practice or as required by applicable law, (i) change any material tax election or any material method of accounting, (ii) enter into any closing agreement relating to any material tax or (iii) surrender any right to claim a material tax refund;

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  settle or compromise (i) any proceeding or dispute that relates to the transactions contemplated by the Merger Agreement or (ii) subject to certain exceptions, any material litigation unrelated to the transactions contemplated by the Merger Agreement; or

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  agree to take any of the actions listed above.

 Restrictions on Solicitation

        Timberland agreed that it will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, representatives and agents of Timberland and its subsidiaries not to:

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  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal (as defined below);

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  participate in any discussion or negotiations regarding an Acquisition Proposal (other than with VF and its representatives); or

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  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Timberland or any of its subsidiaries.

        "Acquisition Proposal" is defined in the Merger Agreement as any proposal or offer relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of Timberland and its subsidiaries or 20% or more of any class of equity or voting securities of Timberland then outstanding, any tender offer or exchange offer that if consummated would result in any person (other than any member of the Swartz Family Group, except in the case of any tender offer made by or on behalf of any member of the Swartz Family Group, either individually or together with one or more persons) beneficially owning 20% or more of any class of equity or voting securities of Timberland then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Timberland or one or more of its subsidiaries whose assets together constitute 20% or more of the consolidated assets of Timberland, other than the transactions contemplated by the Merger Agreement.

        Notwithstanding the restrictions described above, until 11:59 p.m., Boston time, on July 25, 2011 (the 30th business day following the execution of the Merger Agreement), Timberland may (x) furnish information (including non-public information) with respect to Timberland to a person who has made an unsolicited bona fide Acquisition Proposal if Timberland receives from such person a confidentiality agreement on terms not materially less favorable to Timberland to those contained in the confidentiality agreement between Timberland and VF or (y) participate in discussions or negotiations with any person who has made an unsolicited bona fide Acquisition Proposal, but, in each case, only to the extent that, prior to taking any such action, (i) the Timberland Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (ii) Timberland has complied with the "no shop" covenants; and (iii) Timberland promptly notifies VF of its decision to take any of the actions described in clauses (x) or (y) above with respect to such Acquisition Proposal.

        A "Superior Proposal" is defined in the Merger Agreement as any bona fide unsolicited written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Timberland Board determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and after taking into account all legal, financial and regulatory aspects (including certainty of closing), to be more favorable to Timberland's stockholders than the transactions contemplated by the Merger Agreement.

        Promptly after it receives an Acquisition Proposal or a request for non-public information or to initiate discussions or negotiations, Timberland must provide VF with oral and written notice of the material terms of such Acquisition Proposal, inquiry or request and the identity of the person making such Acquisition Proposal, inquiry or request, and thereafter will keep VF reasonably informed, on a reasonably prompt basis, of the status and material terms and conditions and developments of any such Acquisition Proposal.

        The Timberland Board has agreed not to change its recommendation in favor of the Merger or approve of or recommend any Acquisition Proposal (an "Adverse Recommendation Change") and not to enter into, or approve, authorize, recommend or propose to enter into, any contract or arrangement with respect to any Acquisition Proposal. However, prior to 11:59 p.m., Boston time, on July 25, 2011 (the 30th business day following the execution of the Merger Agreement), the Timberland Board may make an Adverse Recommendation Change (whether or not in response to an Acquisition Proposal) if (a) the Timberland Board determines, in good faith, after consultation with its financial advisor and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law and (b) Timberland complies with the notification and other obligations described in the immediately succeeding paragraph. In addition, if Timberland receives a Superior Proposal at any time prior to 11:59 p.m., Boston time, on July 25, 2011, the Timberland Board may terminate the Merger Agreement in order to cause Timberland to concurrently accept such Superior Proposal if (a) the Timberland Board concludes, in good faith, after consultation with its financial advisor and outside counsel, that in light of such Superior Proposal, the failure of the Timberland Board to terminate the Merger Agreement would be inconsistent with its fiduciary duties and (b) Timberland complies with the notification and other obligations described in the immediately succeeding paragraph.

        The Merger Agreement further provides that if the Timberland Board desires to either terminate the Merger Agreement or make an Adverse Recommendation Change as described above, the Timberland Board may only take either such action if Timberland first provides VF with at least five business days written notice of its intention to take such action (together with, if the proposed termination or Adverse Recommendation Change is related to an Acquisition Proposal, a description of the material terms of the Acquisition Proposal), and VF does not, within that five-business-day period, provide Timberland with a written proposal that (i), when taken in the aggregate, is equal to or more favorable than the Acquisition Proposal, where the proposed termination or Adverse Recommendation Change is related to an Acquisition Proposal, or (ii) would obviate the need for the Adverse Recommendation Change, where the proposed Adverse Recommendation Change is unrelated to a Acquisition Proposal. If any financial or other material terms of the Acquisition Proposal are amended, Timberland is required to provide a new written notification to VF in accordance with the preceding sentence, but the notice period is reduced to three business days.

        If Timberland terminates the Merger Agreement to accept a Superior Proposal, Timberland will be required to pay the Termination Fee of $87,244,000 to VF concurrently with, and as a condition of, such termination.

        Please note that Timberland may not consider an unsolicited bona fide Acquisition Proposal from a third party nor terminate the Merger Agreement in favor of a Superior Proposal to the Merger following 11:59 p.m., Boston time, on July 25, 2011.

Stockholder Action by Written Consent

        Timberland, acting through the Timberland Board and in accordance with the DGCL and its by-laws, is required to take all actions necessary to seek and obtain, on July 26, 2011, the Written Consent from the Swartz Family Group, which will provide the required stockholder approval to adopt the Merger Agreement. For additional information, see "Voting Agreement and Written Consent" beginning on page 62.

        In connection with stockholder approval of the Merger Agreement, Timberland is required pursuant to the terms of the Merger Agreement to prepare and deliver to Timberland's stockholders this Information Statement and give prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS REQUIRED UNDER SECTION 262 OF THE DGCL.

Further Action; Efforts

        Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all actions necessary to consummate the Merger. Specifically, the parties will:

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  (i) prepare and, as promptly as practicable and in any event within 10 business days of the execution of the Merger Agreement, file with the appropriate antitrust authorities, the requisite notifications and reports with respect to the transactions pursuant to the HSR Act, (ii) use their respective reasonable best efforts to supply all information requested by antitrust authorities; (iii) use their reasonable best efforts to comply with, and cooperate with, each other in responding to information and document requests and (iv) use their reasonable best efforts to obtain early termination of early termination under the HSR Act; and

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  use their reasonable best efforts and cooperate with each other to obtain as promptly as practicable all approvals, orders, permits or other consents of any applicable governmental entity necessary for the consummation of the transactions contemplated by the Merger Agreement.

        However, the parties agreed that in using their reasonable best efforts to take all actions necessary to consummate the Merger, VF is not required, and Timberland is not permitted without the consent of VF, to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the proposed transactions, (ii) litigate, challenge or take any other action with respect to any action or proceeding by any governmental entity or (iii) divest or otherwise hold separate, or take any other action with respect to any of its or the surviving corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties.

Financing

        While the closing of the Merger is not subject to any financing condition, Timberland has agreed to provide to VF and Merger Sub cooperation that is reasonably requested and reasonably required by VF in connection with the arrangement of the financing for the Merger, including providing certain required financial information, making available the officers of Timberland to prospective financing sources, assisting in extinguishing existing indebtedness releasing liens and assisting VF in securing the cooperation of the independent accountants. Timberland's cooperation is required only so long as such requested cooperation does not unreasonably interfere with or disrupt the ongoing operations of Timberland and its subsidiaries. Neither Timberland nor any of its subsidiaries will be required to take any action that would subject them to any liability or to pay any commitment or other similar fee in connection with such financing prior to the Effective Time unless reimbursed or indemnified by VF to the reasonable satisfaction of Timberland, and neither Timberland nor any of its subsidiaries will be required to enter into any credit agreement, security agreement or other agreement in connection with the arrangement of financing prior to the Effective Time.

 Employment and Employee Benefit Matters

        VF has agreed to provide Timberland employees, for a period commencing at the Effective Time and ending on December 31, 2012, with (i) severance and separation-related payments and benefits that are not less favorable than those provided as of the date of the Merger Agreement, (ii) base salary, that is no less favorable and (iii) compensation levels (including salary, bonus opportunities and commissions) and benefits that are no less favorable, in the aggregate, in the case of (ii) and (iii) than those provided immediately prior to the Effective Time. VF has also agreed that as of and after the Effective Time it will give (A) full credit for purposes of eligibility, vesting and benefit accruals under any of the employee plans (other than equity-based compensation plans and plans referenced in (B)), maintained for the benefit of Timberland employees by VF, its subsidiaries or the surviving corporation and (B) service credit for purposes of eligibility under VF's 401(k), retirement savings plans and executive deferred savings plans. Additionally, VF will, or will cause the surviving corporation to, honor the terms and conditions and obligations under Timberland's 2011 annual cash bonus program and the award or participation agreements thereunder.

        Upon the written direction of VF prior to the Effective Time, Timberland will amend its defined contribution plans to provide that account balances of Timberland employees who participate in the plan will be fully and immediately vested as of the Effective Time and Timberland will terminate or will cause the termination of any and all defined contribution plans that it or its subsidiaries maintains effective immediately prior to the Effective Time. VF will cause its tax-qualified defined contribution plan to accept eligible rollover distributions by Timberland employees with respect to account balances distributed to them on or as of the Effective Time by any Timberland defined contribution plan, including outstanding loan balances of all loans with a term of 120 months or less.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, for six years after the Effective Time, VF will, to the fullest extent permitted by applicable law, cause the surviving corporation to indemnify any person who is or was a director, officer or employee of Timberland or its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation arising out of the fact that the indemnified party was or is a director, officer or employee of Timberland or for matters occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, VF will advance expenses incurred in such claim to the director, officer or employee subject to such claim; provided that such person must repay such advances if it is ultimately adjudicated that such person is not entitled to indemnification.

        For six years after the closing, VF will, or will cause the surviving corporation to, either continue to maintain Timberland's current directors and officers insurance and fiduciary liability insurance policy or purchase a "tail" policy; provided that VF or the surviving corporation may substitute policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof than those of such policy in effect on the date of the Merger Agreement. VF will not be required to pay aggregate premiums in excess of 300% of the amount per annum Timberland paid in its last full fiscal year.

        The parties further agreed that, for a period of six years from the Effective Time, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in Timberland's certificate of incorporation and bylaws as of the date of the Merger Agreement.

 Conditions to the Merger

        Each of Timberland's, VF's and Merger Sub's obligations to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

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  the approval by Timberland's stockholders, which approval will occur when the Swartz Family Group executes and delivers the Written Consent;

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  the distribution of this Information Statement to Timberland stockholders and the passage of at least 20 days following such distribution will have elapsed;

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  the absence of any applicable law that prohibits completion of the Merger;

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  the expiration or termination of the waiting period under the HSR Act; and

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  the receipt of all other required governmental consents and approvals, including under the EUMR.

        In addition, Timberland's obligation to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

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  the accuracy in all respects as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain specified representations and warranties made in the Merger Agreement by VF and Merger Sub regarding, among other matters, corporate authority relative to the Merger Agreement and the Merger and sufficient financing;

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  the accuracy of all other representations and warranties made in the Merger Agreement by VF and Merger Sub (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of VF or Merger Sub duly to perform their respective obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis;

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  VF and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement; and

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  the delivery to Timberland of an officers' certificate from VF and Merger Sub certifying that the above conditions above have been met.

        In addition, VF's and Merger Sub's obligations to complete the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

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  the accuracy in all respects as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain specified representations and warranties made in the Merger Agreement by Timberland regarding, among other matters, Timberland's capitalization, corporate authority relative to the Merger Agreement and the Merger, opinion of Timberland's financial advisor and applicability of state takeover statutes;

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  the accuracy of all other representations and warranties made in the Merger Agreement by Timberland (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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  Timberland having performed, in all material respects, all of its obligations under the Merger Agreement;

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  the delivery to VF of an officers' certificate from Timberland certifying that the above conditions above have been met;

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  no governmental entity having imposed a condition to the consummation of the Merger or other transactions contemplated by the Merger Agreement that includes the taking of any action described in the section entitled "The Merger—Regulatory Filings Required in Connection with the Merger" beginning on page 45 that is not required to be effected pursuant to the terms of the Merger Agreement; and

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  the absence of proceedings by any governmental entity seeking to make the Merger illegal or otherwise to prohibit or restrain the consummation of the Merger or seeking to compel VF, Timberland or any of their respective subsidiaries to take any action described in the section entitled "The Merger—Regulatory Filings Required in Connection with the Merger" beginning on page 45 that is not required to be effected pursuant to the terms of the Merger Agreement.

Termination

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of Timberland:

  •
  by mutual written consent of VF and Timberland;

  •
  by either VF or Timberland:

  •
  if a governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable (unless that party has failed to take such actions with respect thereto as are required to comply with its obligations described in the section entitled "The Merger Agreement—Further Action; Efforts" beginning on page 58); or

  •
  if the Merger has not been consummated on or before December 12, 2011 (the "Termination Date"), provided the right to terminate the Merger Agreement under this provision is not available to any party if such party has taken any action, or failed to take any action, required to be performed prior to the Effective Time, that has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of the Merger Agreement;

  •
  there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and which is not cured prior to the earlier of (i) 20 business days following notice of such breach or (ii) the Termination Date. A party seeking to terminate the Merger Agreement under this provision must not be in material breach of any of its covenants or agreements contained in the Merger Agreement; or

  •
  by Timberland, prior to 11:59 p.m., Boston time, on July 25, 2011 (the 30th business day following the date of the Merger Agreement), in order to accept a Superior Proposal and Timberland has complied with its obligations under the no solicitation provisions of the Merger Agreement, as described under "The Merger Agreement—Restrictions on Solicitation" beginning on page 56, and prior to or simultaneously with such termination has paid the Termination Fee of $87,244,000 to VF; or

  •
  by VF:

  •
  if the Timberland Board has made an Adverse Recommendation Change;

  •
  if Timberland has intentionally and materially breached its obligations described under "The Merger Agreement—Restrictions on Solicitation" beginning on page 56; or

  •
  if Timberland stockholders have not approved the Merger Agreement by 11:59 p.m., Boston time, on July 26, 2011.

        If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party and its representatives, except that no party will be relieved from liability for any willful and material breach of the Merger Agreement.

Termination Fee

        Timberland must pay VF the Termination Fee of $87,244,000 under the following circumstances:

  •
  if Timberland terminates the Merger Agreement to accept a Superior Proposal or VF terminates the Merger Agreement because the Timberland Board made an Adverse Recommendation Change;

  •
  if VF terminates the Merger Agreement because Timberland has intentionally and materially breached its obligations described under "The Merger Agreement—Restrictions on Solicitation" beginning on page 56;

  •
  if VF terminates the Merger Agreement because Timberland stockholders have not approved and adopted the Merger Agreement by 11:59 p.m., Boston time, on July 26, 2011; or

  •
  if (i) (A) VF or Timberland terminate the Merger Agreement because the Merger has not been consummated on or before the Termination Date or (B) VF terminates the Merger Agreement because Timberland has materially breached the Merger Agreement, (ii) prior to such termination an Acquisition Proposal has been made to Timberland or has been made directly to the holders of any class of Common Stock generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (iii) within 12 months following the date of such termination, (A) Timberland merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party, (B) a third party, directly or indirectly, acquires more than 50% of the total assets of Timberland and its subsidiaries, taken as a whole, (C) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of Common Stock or (D) Timberland or any of its subsidiaries has entered into any contract or agreement providing for any of the actions described in (A) through (C).

VOTING AGREEMENT AND WRITTEN CONSENT

        Concurrently with the execution of the Merger Agreement, the Swartz Family Group, which controls approximately 73.5% of the combined voting power of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, entered into the Voting Agreement with VF. The Voting Agreement provides that, so long as it has not previously been terminated in accordance with its terms, including if the Timberland Board determines to terminate the Merger Agreement to accept a Superior Proposal, the Swartz Family Group will deliver the Written Consent adopting the Merger Agreement by 11:59 p.m., Boston time, on July 26, 2011.

        The Voting Agreement further provides that, during the term of the Voting Agreement, each member of the Swartz Family Group must vote (or cause to be voted) all of his, her or its shares of Common Stock against, among other things, (i) any Acquisition Proposal made prior to the termination of the Merger Agreement, (ii) any reorganization, recapitalization, liquidation, winding-up, consolidation, combination, sale of substantially all of the assets of Timberland or any other business combination or extraordinary transaction involving Timberland and (iii) any corporate action the consummation of which would frustrate the purposes, or prevent, impede, adversely affect, materially postpone or materially delay the consummation, of the transactions contemplated by the Merger Agreement. During the term of the Voting Agreement, each member of the Swartz Family Group has also granted an irrevocable proxy appointing VF and any designee of VF as such person's attorney-in-fact to vote (or deliver a written consent with respect to) such person's shares of Common Stock in accordance with the foregoing.

        Each member of the Swartz Family Group has also agreed not to exercise any rights to demand appraisal of any shares of Common Stock beneficially owned by such person in connection with the Merger.

        To the extent that any member of the Swartz Family Group acquires beneficial ownership of any shares of Common Stock during the term of the Voting Agreement, such shares will become subject to the terms of the Voting Agreement to the same extent as though such shares were owned by such person as of the date of the Voting Agreement. However, no member of the Swartz Family Group is required under the Voting Agreement to exercise any option to acquire shares of Common Stock in order to vote or act by written consent with respect to the shares of Common Stock underlying such option.

        While the Voting Agreement remains in effect, each member of the Swartz Family Group is prohibited from (i) converting any shares of Class B Common Stock beneficially owned by such person into Class A Common Stock and (ii) transferring any shares of Common Stock beneficially owned by such person, subject to certain exceptions, including transfers pursuant to the Merger Agreement. Each member of the Swartz Family Group has also agreed that, except as permitted by the Merger Agreement, such person would not (i) solicit or encourage competing Acquisition Proposals, (ii) participate in discussions or negotiations regarding competing acquisition proposals or (iii) approve or enter into any letter of intent, acquisition agreement or any similar agreement relating to an Acquisition Proposal.

        The Voting Agreement will terminate upon the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement that would reduce the consideration payable in the Merger, unless consented to in writing by each member of the Swartz Family Group party to the Voting agreement. Timberland is an express third-party beneficiary of the Merger Agreement.

        In addition, in the Voting Agreement, Mr. S. Swartz and Mr. J. Swartz each agreed not to own or participate in any business or activity that competes with any business in which Timberland is engaged as of the closing of the Merger for the three-year period after the closing of the Merger, subject to certain limited exceptions, including participating in noncommercial activities such as corporate social responsibility activities and charitable activities.

        Timberland is required pursuant to the terms of the Merger Agreement to prepare and deliver to Timberland's stockholders this Information Statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

General

        Our certificate of incorporation provides that we may issue up to (a) 2,000,000 shares of preferred stock, $0.01 par value per share, (b) 120,000,000 shares of Class A Common Stock, and (c) 20,000,000 shares of Class B Common Stock. As of July 13, 2011, there were 40,260,284 shares of Class A Common Stock, 10,568,389 shares of Class B Common Stock and no shares of preferred stock issued and outstanding.

Principal Trading Market; High and Low Sales Prices

        Our Class A Common Stock is listed for trading on the NYSE under the symbol "TBL". The closing price of our Class A Common Stock on the NYSE, on June 10, 2011, the last trading day prior to public announcement of the execution of the Merger Agreement, was $29.99 per share. On [    •    ], 2011, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Class A Common Stock on the NYSE was $[    •    ] per share. You are encouraged to obtain current market quotations for our Class A Common Stock.

        The following table sets forth, for the fiscal quarters indicated, the high and low closing price per share, as reported on the NYSE, for our Class A Common Stock.

	2011		2010		2009
	High	Low	High	Low	High	Low
First Quarter	$41.29	$24.00	$21.59	$15.86	$14.05	$8.84
Second Quarter	$45.30	$29.50	23.26	15.99	16.24	12.28
Third Quarter			19.88	15.15	15.00	12.42
Fourth Quarter			26.42	19.83	18.37	13.31

        Following the Merger there will be no further market for the Class A Common Stock and our Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

Dividends

        We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend (except in the ordinary course consistent with past practice by a subsidiary of Timberland) between the date of the Merger Agreement and the earlier of the consummation of the Merger or the Termination of the Merger Agreement.

APPRAISAL RIGHTS

        Under the DGCL, holders of our Common Stock who do not wish to accept the Merger Consideration and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

        Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of our

Common Stock and a copy of Section 262 of the DGCL is attached to this Information Statement as Annex C.

        Section 262 of the DGCL is reprinted in its entirety as Annex C to this Information Statement. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to "stockholder" are to the record holder of the shares of our Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

        Holders of shares of our Common Stock who decide to exercise their appraisal right must demand in writing from Timberland appraisal of their shares of Common Stock within 20 days after the date of mailing of this Information Statement. A demand for appraisal will be sufficient if it reasonably informs Timberland of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

        Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

        A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

        A beneficial owner of shares held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Timberland of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

        All written demands for appraisal of shares must be mailed or delivered to: The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885, Attention: Danette Wineberg, Corporate Secretary.

        Within ten days after the Effective Time, we, as the surviving corporation in the Merger, will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL of the Effective Time. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders (with a copy served on us in the case of a petition filed by a stockholder). If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file an appraisal petition or request from us the statement described in this paragraph.

        If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days of such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

        After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment.

        Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger

Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the Merger Consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The Delaware Court will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, to stockholders who have perfected appraisal rights. The costs of the action (which do not include attorneys' or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

        At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. Withdrawals of a demand for appraisal may be sent to The Timberland Company, 200 Domain Drive, Stratham, NH 03885, Attention: Danette Wineberg, Corporate Secretary. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder's right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

        If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within

120 days after the Effective Time, or if you properly deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

        Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

        If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL.

        Failure to take any required step in connection with the exercise of appraisal rights may result in the loss of such rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of Timberland's Common Stock as of July 1, 2011 by (a) each person known to beneficially own more than 5% of our Common Stock; (b) each current director; (c) each of our named executive officers; and (d) all of our directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

	Shares Owned Beneficially
	Class A			Class B
Name and Address of Beneficial Owner(1)	Number(2)		Percent(3)	Number		Percent(3)
Sidney W. Swartz(4)	425,629		1.06	7,099,913	(5)	67.18
Judith H. Swartz and Robert N. Shapiro, as Trustees of The Sidney W. Swartz 1982 Family Trust(4)	278,204		*	3,220,612		30.47
BlackRock, Inc.(6)	2,993,584		7.44
FMR, LLC(7)	4,176,902		10.38
Royce & Associates, LLC(8)	5,232,161		13.00
Wellington Management Company, LLP(9)	4,460,834		11.08
Jeffrey B. Swartz(4)	1,820,649	(10)	4.52	247,864	(10)	2.35
Michael J. Harrison	305,414		*
Danette Wineberg	166,107		*
Carden N. Welsh	311,639		*
Bill Shore	91,117		*
Edward W. Moneypenny	69,877		*
Peter R. Moore	69,242		*
Terdema L. Ussery, II	64,988		*
Kenneth T. Lombard	55,692		*
Carrie W. Teffner	94,289		*
André J. Hawaux	6,151		*
Catherine E. Buggeln	6,151		*
John P. Pazzani	102,848		*
All directors and executive officers as a group (16 persons)	4,162,528		10.34	10,568,389		100

*
Does not exceed 1% of the class

(1)
Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2)
Amounts include shares issuable upon the exercise of Options which are either currently exercisable or will become exercisable in connection with the Merger, as follows: Mr. Harrison, 166,855; Mr. Lombard, 40,431; Mr. Moneypenny, 57,479; Mr. Moore, 57,479; Mr. Pazzani, 82,411; Mr. Shore, 60,304; Mr. J. Swartz, 725,249; Ms. Teffner, 67,771; Mr. Ussery, 57,479; Mr. Welsh, 216,111; Ms. Wineberg, 131,516 and all executive officers and directors as a group, 1,884,197. Amounts also include Restricted Units which will vest in connection with the Merger, as follows: Ms. Buggeln, 6,151; Mr. Harrison, 72,200; Mr. Hawaux, 6,151; Mr. Lombard, 3,075; Mr. Moneypenny, 3,075; Mr. Moore, 3,075; Mr. Pazzani, 19,300; Mr. Shore, 3,075; Mr. J. Swartz, 241,000; Ms. Teffner, 24,067; Mr. Ussery, 3,075; Mr. Welsh, 72,200; Ms. Wineberg, 12,050 and all executive officers and directors as a group, 518,368.

(3)
Percentages are calculated on the basis of the number of shares of Common Stock of each class held by a person or group (plus any Options, whether vested or unvested, and Restricted Units) over the total number of shares of Common Stock of each class outstanding as of July 1, 2011.

(4)
Sidney Swartz, his son Jeffrey and his grandchildren beneficially own all of the Class B Common Stock. As of July 1, 2011, Sidney Swartz, The Sidney W. Swartz 1982 Family Trust, a trust for the benefit of his family (the "Family Trust"), and The Swartz Foundation, held, in the aggregate, approximately 73.5% of the combined voting power of Timberland's capital stock, and the Family Trust held less than 1% of the Class A Common Stock. By virtue of this stock ownership, Sidney Swartz may be deemed to be a "control person" of Timberland within the meaning of the rules and regulations under the Securities Act of 1933, as amended. Jeffrey Swartz, Timberland's President and Chief Executive Officer, is one of the beneficiaries of the Family Trust.

(5)
Amount includes 2,544,729 shares of Class B Common Stock held by The Swartz Foundation, a private foundation, of which Sidney Swartz is one of two trustees.

(6)
BlackRock, Inc. beneficially owned 2,993,584 shares of Class A Common Stock. Address: 40 East 52nd Street, New York, NY 10022. Beneficial ownership as of December 31, 2010 based on a Schedule 13G filed with the SEC on February 9, 2011.

(7)
FMR, LLC beneficially owned 4,176,902 shares of Class A Common Stock. Address: 82 Devonshire Street, Boston, MA 02109. Beneficial ownership as of April 6, 2011 based on a Schedule 13G filed with the SEC on April 8, 2011.

(8)
Royce & Associates, LLC beneficially owned 5,232,161 shares of Class A Common Stock (of which 3,032,279 shares of Class A Common Stock was beneficially owned by Royce Premier Fund, an investment company managed by Royce & Associates, LLC). Address: 745 Fifth Avenue, New York, NY 10151. Beneficial ownership as of December 31, 2010 based on a Schedule 13G filed with the SEC on January 25, 2011.

(9)
Wellington Management Company, LLP beneficially owned 4,460,834 shares of Class A Common Stock. Address: 280 Congress Street, Boston, MA 02210. Beneficial ownership as of May 31, 2011 based on a Schedule 13G filed with the SEC on June 10, 2011.

(10)
Amount includes 31,200 shares of Class A Common Stock and 183,484 shares of Class B Common Stock held by Mr. Jeffrey Swartz as custodian for minor children, and 87,204 shares of Class A Common Stock held by Mr. Swartz's spouse.

HOUSEHOLDING OF MATERIALS

        Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

        If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

        If your shares are registered in your own name, please contact us at The Timberland Company, 200 Domain Drive, Stratham, NH 03885 or (603) 773-1204 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

 WHERE YOU CAN FIND MORE INFORMATION

        You may obtain additional information about Timberland from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find Timberland's SEC filings at the SEC's website at http://www.sec.gov. You may also obtain copies of this Information Statement and any other reports or information that we file with the SEC, free of charge, by written request to The Timberland Company, 200 Domain Drive, Stratham, NH 03885 or by calling (603) 773-1204.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this Information Statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this Information Statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

        This Information Statement incorporates by reference the documents set forth below that have been previously filed with the SEC, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein:

  (a)
  Timberland's Annual Report on Form 10-K filed February 22, 2011;

  (b)
  Timberland's Quarterly Report on Form 10-Q filed May 5, 2011; and

  (c)
  Timberland's Current Reports on Form 8-K filed March 8, 2011, April 28, 2011, June 1, 2011 and June 13, 2011.

        Timberland undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

The Timberland Company
200 Domain Drive
Stratham NH 03885
(603) 773-1204

        Timberland's stockholders and other persons should not rely on information other than that contained in or incorporated by reference in this Information Statement. Timberland has not authorized anyone to provide information that is different from that contained in this Information Statement. This Information Statement is dated [    •    ], 2011. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Timberland will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

 Annex A

AGREEMENT AND PLAN OF MERGER

among

V.F. CORPORATION,

VF ENTERPRISES, INC.

and

THE TIMBERLAND COMPANY

Dated as of June 12, 2011

A-i

A-ii

 INDEX OF DEFINED TERMS

2011 Bonus Program	32
Acquisition Proposal	30
Adverse Recommendation Change	30
affiliate	44
Agreement	1
Antitrust Authorities	44
Antitrust Laws	36
applicable law	44
beneficial owner	44
beneficially owned	44
Board	1
Book-Entry Shares	6
business day	44
By-Laws	9
Capitalization Date	9
Certificate of Incorporation	9
Certificate of Merger	2
Certificates	6
Class A Common Stock	3
Class A Shares	3
Class B Common Stock	3
Class B Shares	3
Closing	1
Closing Date	2
Code	4
Company	1
Company Common Stock	3
Company Defined Contribution Plan	33
Company Disclosure Schedule	8
Company Employees	14
Company ESPP	4
Company Owned IP	19
Company Plans	14
Company SEC Reports	12
Company Securities	10
Company Stock Plans	44
Company Subsidiary Securities	10
Company Termination Fee	41
Condition Date	2
Contract	11
control	44
controlled	44
controlled by	44
Costs	34
DGCL	1
Dissenting Shares	5
Effective Time	2
employee benefit plan	14
Environmental Laws	20
Environmental Permits	20
Equity Awards Schedule	9
ERISA	14
Exchange Act	11
Financial Advisor	17
Foreign Corrupt Practices Act	12
generally accepted accounting principles	44
Governmental Entity	11
HSR Act	11
Indemnified Parties	34
industries in which the Company and its subsidiaries operate	45
Information Statement	17
Intellectual Property	19
IRS	15
knowledge	45
Licenses	12
Lien	45
Material Adverse Effect	8
Material Contract	21
Materials of Environmental Concern	20
Merger	1
Merger Consent	27
Merger Consideration	3
Merger Sub	1
Option	4
Option Consideration	4
Parent	1
Parent Defined Contribution Plan	33
Parent Disclosure Schedule	22
Parent Plan	33
Parent SEC Reports	45
Paying Agent	5
Permitted Liens	45
person	45
Preferred Stock	9
Registered Intellectual Property	18
Restricted Share Consideration	4
Restricted Shares	4
Restricted Unit Consideration	4
Restricted Units	4
Sarbanes-Oxley Act	13
SEC	12
Securities Act	12
Shares	3
Stockholder Approval	45
subsidiaries	45
subsidiary	45
Superior Proposal	30

A-iii

Surviving Corporation	1
Swartz Family Group	46
Tax Return	17
Taxes	17
Termination Date	40
Trade Secrets	19
Trademarks	19
U.S. Company Plan	15
under common control with	44
Voting Agreement	1

A-iv

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2011 (this "Agreement"), among V.F. Corporation, a Pennsylvania corporation ("Parent"), VF Enterprises, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Merger Sub"), and The Timberland Company, a Delaware corporation (the "Company").

        WHEREAS, the Board of Directors of the Company (the "Board") has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, as an inducement and condition to Parent's willingness to enter into this Agreement, members of the Swartz Family Group holding approximately 73.5% of the combined voting power of the Shares outstanding as of the date hereof are entering into a voting agreement with Parent simultaneously with the execution of this Agreement (the "Voting Agreement"), whereby, among other things, such persons have agreed to execute and deliver, upon the terms and subject to the conditions set forth therein, an irrevocable written consent in favor of the adoption of this Agreement, which consent when executed and delivered will be sufficient to adopt this Agreement and to approve the Merger without any further action by any other stockholder of the Company.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

        SECTION 1.1.    The Merger.     Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        SECTION 1.2.    Closing; Effective Time.     Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if the date that would otherwise be the Closing Date (the "Condition Date") would occur during the last 15 days of any fiscal quarter of Parent, except to the extent the provisions of this proviso are waived in writing by Parent, Parent shall not be required to effect the Closing until the first business day of Parent's immediately succeeding fiscal quarter on which, subject to the immediately succeeding proviso, the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions); provided, further, that if the Closing is delayed due to the application of the preceding proviso, the parties agree that the conditions set forth in Section 7.2(a) and Section 7.2(c) (as it relates to the conditions set forth in Section 7.2(a)) shall be deemed satisfied if the conditions set forth in Section 7.2(a) would have been satisfied as of the Condition Date in the absence of the preceding proviso, and Parent receives the certificate contemplated by Section 7.2(c) (as it relates to the conditions set forth in Section 7.2(a)) to the foregoing effect as of the Condition Date. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". If Parent desires to delay the Closing due to the application of the first proviso of this Section 1.2, Parent shall deliver to the Company a written notice to that effect (stating its good faith determination of the Condition Date) on or prior to the date specified as the Condition Date in such notice; it being understood that following the delivery of such notice, Parent shall not thereafter be entitled to assert the failure of the Company to, prior to the date of such notice, comply with any covenant or agreement to be performed by the Company hereunder that was known to Parent prior to the delivery of such notice as the basis for the condition set forth in Sections 7.2(b) not being satisfied or as the basis for terminating the Agreement pursuant to Section 8.1(e). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

        SECTION 1.3.    Effects of the Merger.     From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.4.    Certificate of Incorporation; By-Laws.

          (a)   At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except (i) for Article FIRST, which shall read "The name of the corporation is The Timberland Company" and (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and provided by applicable law.

          (b)   At the Effective Time, the by-laws of the Company shall be amended to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the amended and restated certificate of incorporation of the Surviving Corporation and as provided by applicable law.

        SECTION 1.5.    Directors and Officers.     From and after the Effective Time (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        SECTION 2.1.    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)   Except as set forth in Section 2.1(b), each share of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock") and Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $43.00 in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

          (b)   (i) Each share of Class A Common Stock (collectively, "Class A Shares") and each share of Class B Common Stock (collectively, "Class B Shares" and, together with the Class A Shares, the "Shares") held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be automatically canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto and (ii) each Share held by any direct or indirect subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Company Common Stock immediately prior to the Effective Time; and

          (c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall (except for any such shares resulting from the conversion of Shares pursuant to clause (ii) of Section 2.1(b)) constitute the only outstanding shares of capital stock of the Surviving Corporation.

        SECTION 2.2.    Company Stock Options; Company Restricted Stock; Company Restricted Units; Company ESPP.

          (a)   At or immediately prior to the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an "Option") that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be canceled, with the holder of each such Option becoming entitled to receive an amount in cash (the "Option Consideration") equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding Taxes.

          (b)   At the Effective Time, each Share granted subject to vesting or other restrictions pursuant to any Company Stock Plan or pursuant to any Contract (collectively, "Restricted Shares") which is then outstanding shall vest and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding Taxes (including any withholding Taxes required in respect of the vesting of such Restricted Shares) (the "Restricted Share Consideration").

          (c)   At the Effective Time, each restricted stock unit and performance stock unit granted subject to vesting or other restrictions pursuant to any Company Stock Plan or pursuant to any Contract (collectively, "Restricted Units") which is then outstanding shall vest and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive an amount in cash (the "Restricted Unit Consideration") equal to the product of (A) the number of Shares previously subject to such restricted stock unit or performance stock unit and (B) the Merger Consideration, less any required withholding Taxes. For the avoidance of doubt, for purposes of applying the immediately preceding sentence to any Restricted Unit that is a performance stock unit, the number of Shares treated as previously subject to such Restricted Unit shall be equal to the number of Shares which the holder would have been eligible to receive had performance criteria applicable to such Restricted Unit been achieved at target levels (and which number of Shares is set forth, for the avoidance of doubt, on the Equity Awards Schedule under the "PUs Outstanding" column with respect to the applicable Restricted Unit).

          (d)   The foregoing provisions of this Section 2.2 shall not apply to the Company's 1991 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Company ESPP"). With respect to the Company ESPP, the Company shall as soon as practicable take all actions necessary to provide that (i) participants may not increase their payroll deductions or purchase elections prospectively; (ii) no purchase period or offering period shall commence under the Company ESPP following the date of this Agreement; (iii) each participant's outstanding right to purchase shares of Company Common Stock under the Company ESPP shall be suspended immediately following the end of the purchase or offering period in effect on the date of this Agreement or, if earlier, the end of the Business Day immediately prior to the Effective Time; provided that each participant's accumulated payroll deductions as of the Effective Time shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the Company ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a); and (iv) as promptly as reasonably practicable following the purchase of shares of Company Common Stock in accordance with the preceding clause (iii), the funds, if any, that remain in a participant's accounts after such purchase shall be returned to the participant. The Company shall cause the Company ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the Company ESPP thereafter.

          (e)   As soon as reasonably practicable following the date of this Agreement, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such actions as it may deem necessary or appropriate to effect the treatment of Options, Restricted Shares and Restricted Units contemplated by Section 2.2(a), Section 2.2(b) and Section 2.2(c). The Company shall provide Parent with drafts of such resolutions prior to their execution.

        SECTION 2.3.    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder's rights under Section 262 of the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

          (b)   The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights, offer to settle or settle any such rights or approve any withdrawal of any such demands.

        SECTION 2.4.    Surrender of Shares; Payment Procedures.

          (a)   Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company to act as paying agent for the stockholders of the Company in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Sections 2.4(c). Such funds may be invested by the Paying Agent as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and such investments shall be in (A) obligations of the United States of America or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (B) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), (C) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively or (D) money market funds substantially all the assets of which are comprised of investments in the obligations described in clauses (A) through (C). Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b)   Immediately after the Effective Time, Parent shall cause to be deposited with the Surviving Corporation sufficient funds to make all payments pursuant to Section 2.4(d).

          (c)   Promptly after the Effective Time, but in any event within five business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") or (ii) Shares represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall be in such form and have provisions reasonably acceptable to the Company and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Any other transfer Taxes payable as a result of the consummation of the Merger will be paid by Parent, Merger Sub or the Surviving Corporation. Until surrendered as contemplated by this Section 2.4(c), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II. For the avoidance of doubt, no payment shall be made under this Section 2.4(c) in respect of any Share that was a Restricted Share vesting at or prior to the Effective Time as to which withholding Taxes have not been withheld; payment for any such Share shall instead be provided pursuant to Section 2.4(d).

          (d)   All payments with respect to canceled Options, Restricted Units and Restricted Shares, shall be made by the Surviving Corporation as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent pursuant to Section 2.4(b). No interest shall be paid or accrued for the benefit of holders of Options on the Option Consideration payable in respect of the Options, to holders of Restricted Units on the Restricted Unit Consideration payable in respect of the Restricted Units, or to the holders of Restricted Shares on the Restricted Share Consideration in respect of the Restricted Shares. For purposes of this Section 2.4(d) and Section 2.4(e), the term "Restricted Share" shall include any Share that was previously a Restricted Share and that vested at or prior to the Effective Time but as to which required withholding Taxes had not been withheld at or prior to the Effective Time.

          (e)   At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and, after such funds have been delivered to the Surviving Corporation, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The holders of Options, Restricted Units and Restricted Shares shall be entitled to look to Parent and Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the Option Consideration payable with respect to their canceled Options, with respect to the Restricted Unit Consideration payable with respect to their cancelled Restricted Units, and with respect to the Restricted Share Consideration payable with respect to their cancelled Restricted Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and the payment of Option Consideration, Restricted Unit Consideration, and Restricted Share Consideration. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (f)    At the Effective Time the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

          (g)   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares, Options or Restricted Units pursuant to this Agreement any amount as Parent, the Surviving Corporation or the Paying Agent determines may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options or Restricted Units, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

          (h)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

        SECTION 2.5.    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options or settlement of Restricted Units, in each case outstanding as of the date hereof and granted under any Company Stock Plan or pursuant to any Contract, with such exercise or settlement in accordance with the terms of such Option or Restricted Unit as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement (including any Option Consideration and any Restricted Unit Consideration) shall be appropriately adjusted.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule") (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and except as disclosed in any Company SEC Report (as defined below) filed on or after December 31, 2010 and prior to the date of this Agreement (but subject to Section 9.13):

        SECTION 3.1.    Organization and Qualification; Subsidiaries.     The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to (a) the business, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries taken as a whole or (b) the Company's ability to consummate the Merger; provided, however, that, in the case of the immediately preceding clause (a), none of the following, or any changes, effects, events, circumstances, occurrence or state of facts relating to or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect: (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) changes in Tax laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) changes in the market price or trading volume of the Company Common Stock (but the reasons or causes of such changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vi) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as any change by the Company in any expected or projected financial or operating performance target (but the reasons or causes of such failures or changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vii) acts of God, national or international hostilities, war (whether or not declared) or terrorism, or (viii) any litigation brought or threatened by the stockholders of the Company or any of its non-wholly-owned subsidiaries (whether on behalf of the Company or such subsidiaries or otherwise) arising out of or in connection with the existence, announcement or performance of this Agreement or the transactions contemplated hereby, so long as, in the case of clauses (i), (ii), (iv) and (vii), the effect on the Company and its subsidiaries, taken as a whole, is not disproportionate to that on other companies in the industry in which the Company operates.

        SECTION 3.2.    Certificate of Incorporation and By-Laws.     The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the restated certificate of incorporation, as amended (the "Certificate of Incorporation"), and the by-laws (the "By-Laws") of the Company, each as currently in effect. The Certificate of Incorporation of the Company and the By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.

        SECTION 3.3.    Capitalization.     (a) The authorized capital stock of the Company consists of (i) 120,000,000 Class A Shares, (ii) 20,000,000 Class B Shares and (iii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of June 10, 2011 (the "Capitalization Date"), (i) 40,146,141 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 10,568,389 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) an aggregate of 5,676,264 Class A Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards, the exercise of outstanding Options or the settlement of outstanding Restricted Units issued pursuant to the Company Stock Plans and the Company ESPP, (iv) 36,845,237 shares of Class A Common Stock were issued and held in treasury, (v) no shares of Class B Common Stock were issued and held in treasury and (vi) no shares of Preferred Stock were outstanding. On June 11, 2011 at 9:12 p.m., Boston time, the Company's counsel provided to Parent's counsel a list (the "Equity Awards Schedule") of (x) all Options issued as of the Capitalization Date, the number of shares of Company Common Stock subject thereto, the expiration date and the exercise price thereof and (y) all Restricted Units issued as of the Capitalization Date, the number of shares of Company Common Stock subject thereto. From the Capitalization Date, no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued (x) upon the exercise of Options or in connection with other equity-based awards outstanding as of the Capitalization Date, in each case, in accordance with their terms or (y) pursuant to the Company ESPP as in effect on the date of this Agreement and in accordance with Section 2.2(d). Except as set forth above: (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "Company Securities"), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. None of the Company Securities are owned by any of the Company's subsidiaries.

          (b)   Where such concepts are legally applicable, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All shares of capital stock in any of the Company's subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all Liens other than Permitted Liens. (A) There are not authorized or outstanding any (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for any capital stock or other voting securities of any subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities") and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        SECTION 3.4.    Authority.     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Stockholder Approval (as defined below). Assuming the accuracy of Parent's representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Stockholder Approval.

          (b)   At a meeting duly called and held, the Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby and (iii) unanimously resolved, subject to Section 6.4, to recommend approval and adoption of this Agreement by its stockholders.

          (c)   When so executed and delivered in accordance with the Voting Agreement, the Merger Consent shall constitute a valid and effective Stockholder Approval in compliance with applicable law and the Certificate of Incorporation and By-Laws, and no other vote or action of the holders of any class or series of the capital stock of the Company will be necessary under applicable law, the Certificate of Incorporation or By-Laws or otherwise to consummate the transactions contemplated hereby.

        SECTION 3.5.    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance of this Agreement by the Company do not and will not (i) contravene, conflict with or result in any violation or breach of the Certificate of Incorporation or By-Laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any applicable law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) require any consent or other action by any person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss or change of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, approval or similar authorization or other instrument or obligation (each, a "Contract") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body, domestic, foreign or supranational (each, a "Governmental Entity"), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the filing of the Information Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities, takeover and "blue sky" laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        SECTION 3.6.    Compliance.

          (a)   (i) Neither the Company nor any of its subsidiaries is, or since January 1, 2009 has been, in violation of (or threatened to be charged with or given notice of any violation of) any applicable law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (collectively, "Licenses") from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 3.6(a) does not relate to matters relating to the Foreign Corrupt Practices Act, which are the subject of Section 3.6(b), matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c), employee benefit matters, which are the subject of Section 3.11, and Taxes, which are the subject of Section 3.15.

          (b)   To the knowledge of the Company, neither the Company nor any of its subsidiaries has taken any action which would cause the Company or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the "Foreign Corrupt Practices Act"), or any applicable law of similar effect.

        SECTION 3.7.    SEC Filings; Financial Statements.

          (a)   The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2009 (all such forms, reports, statements, certificates and other documents filed since January 1, 2009, collectively, the "Company SEC Reports"). Each of the Company SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Company SEC Reports contained, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports on Form 10-Q and current reports on Form 8-K have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

          (c)   Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

          (d)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company's management has completed an assessment of the effectiveness of the Company's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective and the Company's independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010.

          (e)   The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting, each of which, in the case of both clauses (A) and (B), is set forth in Section 3.7(e) of the Company Disclosure Schedule.

          (f)    To the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

        SECTION 3.8.    Absence of Certain Changes or Events.     Since December 31, 2010, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any change, event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.9.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

          (a)   liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company dated December 31, 2010 or in the notes thereto;

          (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2010;

          (c)   liabilities or obligations to pay legal, investment banking and other professional advisory fees incurred in connection with the Merger;

          (d)   liabilities or obligations incurred directly as a result of this Agreement; and

          (e)   liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.10.    Absence of Litigation.     There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any present or former officer, director or employee of the Company or any of its subsidiaries other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties (for which the Company or any of its subsidiaries is liable) is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company or any of its subsidiaries.

        SECTION 3.11.    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material benefit plan, program, policy, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof (other than any plan, program, policy, agreement or arrangement required to be provided under applicable law) for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the "Company Employees" and such plans, programs, policies, agreements and arrangements, collectively, "Company Plans").

          (b)   With respect to each Company Plan, the Company (i) has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written summary of the material terms thereof) and, to the extent applicable, (x) any summary plan description and (y) the most recently filed Form 5500, attached schedules, and audited financial statements, if any, and (ii) will as soon as possible, but in no event more than fifteen calendar days after the date hereof, make available to Parent a current, accurate and complete copy of, to the extent applicable, (x) any related trust agreement or other funding instrument and (y) the most recent determination or opinion letter, if any, received from the IRS.

          (c)   Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been established and administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules, and regulations.

          (d)   Neither the Company nor any other corporation or other trade or business that is treated as part of a single employer with the Company under Section 414(b) or (c) of the Code contributes or is required to contribute to, or has any liability with respect to, any employee benefit plan that is subject to Title IV of ERISA.

          (e)   No Company Plan provides post employment or post retirement health or medical or life insurance benefits for any employee or former employee, except as required to avoid excise tax under Section 4980B of the Code.

          (f)    Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened.

          (g)   Each Company Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination or opinion letter from the Internal Revenue Service (the "IRS") and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to materially adversely affect such qualification.

          (h)   The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan.

          (i)    No condition exists that would prevent the Company from amending or terminating any Company Plan covering a current Company Employee whose primary place of employment is in the United States or former Company Employee whose primary place of employment was in the United States (each such plan a "U.S. Company Plan") without liability, other than the obligation for benefits accrued prior to the termination of such plan.

          (j)    All contributions and premium payments required to have been paid with respect to each U.S. Company Plan have been paid or, to the extent (if any) not paid, reflected as a liability in accordance with the Company's ordinary accounting practices.

          (k)   To the knowledge of the Company, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any of the U.S. Company Plans which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

          (l)    No person has been treated as an independent contractor of the Company or any of its subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        SECTION 3.12.    Labor and Employment Matters.     Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to Company Employees, nor to the knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

        SECTION 3.13.    Insurance.     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

        SECTION 3.14.    Properties.     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and subject to Permitted Liens, the Company or one of its subsidiaries, (i) has good title to all the real properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, and (ii) has a valid leasehold interest in all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice), and each material lease is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and there is no material default under any such lease by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto.

        SECTION 3.15.    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to any activities of, the Company and its subsidiaries prior to the date hereof have been timely filed (except those under valid extension) and as of the time of filing, the Tax Returns were true and complete in all material respects, (ii) as of the date hereof, all Taxes of the Company and its subsidiaries have been paid or adequately provided for in accordance with GAAP on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof, (iii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes that have not been paid or otherwise settled, (iv) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or (C) has entered into any agreement or arrangement with any taxing authority with regard to the tax liability of the Company or any subsidiary affecting any tax period for which the applicable statute of limitations has not expired.

          (b)   For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits taxes or customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

        SECTION 3.16.    Information Statement.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the information statement to be sent to stockholders of the Company related to the Merger and this Agreement (together with any amendments or supplements thereto and any other required materials, the "Information Statement") will, at the date it is first filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will at all times comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub in writing specifically for use in the Information Statement.

        SECTION 3.17.    Opinion of Financial Advisor.     Goldman, Sachs & Co. (the "Financial Advisor") has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Class A Common Stock and the holders of Class B Common Stock.

        SECTION 3.18.    Brokers.     No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. True, complete and correct copies of the Company's engagement and other agreements with the Financial Advisor have been previously delivered to Parent.

        SECTION 3.19.    Takeover Statutes and Rights Agreement.     (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby or thereby.

          (b)   Neither the Company nor any of its subsidiaries has adopted a stockholder rights plan or other similar arrangement relating to accumulations of beneficial ownership or capital stock of the Company or a change in control of the Company.

        SECTION 3.20.    Intellectual Property.

          (a)   Section 3.20(a) of the Company Disclosure Schedule contains a true and complete list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its subsidiaries ("Registered Intellectual Property").

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries own or have the valid and enforceable right to use all Intellectual Property that is used or held for use in, or necessary for, the conduct of their businesses as currently conducted; (ii) the Company and its subsidiaries solely and exclusively own all right, title and interest in and to all material Company Owned IP free and clear of any Liens (except for Permitted Liens and other than non-exclusive licenses granted by the Company or its subsidiaries in the ordinary course of business consistent with past practice); (iii) the operations of the Company and its subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any third party and, to the knowledge of the Company, none of the Company Owned IP or Intellectual Property exclusively licensed to the Company or any of its subsidiaries has been challenged, misappropriated, infringed or otherwise violated by any third party; (iv) the Company and its subsidiaries have taken all reasonable actions necessary to protect and maintain all material Company Owned IP, including payment of applicable maintenance fees and filing of applicable statements of use with respect to any and all Registered Intellectual Property and, to the knowledge of the Company, all such material Company Owned IP is valid and enforceable; (v) no Trademarks included in the Company Owned IP material to the business or operation of the Company or any of its subsidiaries has been the subject of an opposition or cancellation proceeding; (vi) no Trade Secrets material to the operation of the business of the Company and its subsidiaries have been disclosed other than to employees, representatives and agents of the Company or any of its subsidiaries all of whom are bound by written confidentiality agreements; (vii) neither the Company nor any of its subsidiaries is a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against the Company or any of its subsidiaries that (A) challenges the validity, enforceability, ownership, or right to use, sell or license any material Company Owned IP or (B) alleges that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party and (viii) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Company Owned IP or Intellectual Property licensed to the Company or any of its subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of any material Company Owned IP.

          (c)   For purposes of this Agreement, (i) "Intellectual Property" means (A) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application ("Trademarks"); (B) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (C) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person ("Trade Secrets"); (D) writings and other works of authorship, including designs and drawings, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (E) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and (F) any other intellectual property or proprietary rights and (ii) "Company Owned IP" means all Intellectual Property owned or purported to be owned by the Company or its subsidiaries, including any and all Registered Intellectual Property.

        SECTION 3.21.    Environmental Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries are and have been in compliance with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate its properties and business operations; (ii) there are no Materials of Environmental Concern (as defined below) at, in, under, from or within any property now or in the past owned, leased or operated by the Company or any of its subsidiaries (or any of their respective predecessors), under circumstances that violate, or are reasonably likely to result in liability of the Company or any of its subsidiaries under, any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has any liability for, or has received, any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or any similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its subsidiaries has received any claim, notice, demand, request for information, citation, summons or complaint, or is or has been subject to any suit, claim, action, investigation, review or proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or related to Environmental Laws, and to the knowledge of the Company no such matter has been threatened.

          (b)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

      "Environmental Laws" shall mean all foreign, federal, state, or local laws (including without limitation common law), statutes, regulations, treaties, judicial decisions, judgments, orders, ordinances, codes, or decrees related to (a) human health and safety as such relates to the indoor or outdoor environment or (b) the indoor or outdoor environment, including air, soil, sediments, surface water or groundwater, in each of the foregoing cases, whether now or hereafter in effect.

      "Environmental Permits" shall mean all permits, licenses, registrations, franchises, certificates, approvals, and other authorizations relating to or required under applicable Environmental Laws.

      "Materials of Environmental Concern" shall mean any pollutant, contaminant or any hazardous, acutely hazardous, or toxic substance or waste, including, without limitation, chlorinated solvents, petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls, radioactive material, lead, asbestos-containing materials and any other substances or wastes defined or regulated under any Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

        SECTION 3.22.    Contracts.

          (a)   Except for this Agreement or as set forth on Section 3.22(a) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by:

              (i)  any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, Company SEC Reports);

             (ii)  any Contract containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could reasonably be expected to materially restrict the ability of Parent, the Surviving Corporation or their respective subsidiaries) to compete in any business or with any person or in any geographic area (other than any customary restrictions in a lease for retail space) that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less (so long as the such covenants do not survive such cancelation);

            (iii)  any joint venture, partnership or similar agreement (excluding information technology Contracts) that is material to the Company and its subsidiaries, taken as a whole;

            (iv)  any Contract that would prevent, materially delay or materially impede the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement;

             (v)  any Contract (other than any Company Plan or any purchase order issued in the ordinary course of business covering footwear, apparel and accessories, and related materials) for the purchase or sale of materials, supplies, goods, services, equipment or other assets which by its terms provides for aggregate payments by or to the Company and its subsidiaries of $10,000,000 or more over the remaining term thereof;

            (vi)  any Contract that is material to the Company and its subsidiaries, taken as a whole, relating to the acquisition or disposition of any business (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its subsidiaries has current obligations as of the date of this Agreement;

           (vii)  any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables and receivables in the ordinary course of business), in either case, whether incurred, assumed, guaranteed or secured by any asset, with an aggregate outstanding principal amount exceeding $10,000,000;

          (viii)  any lease of real or personal property (other than any lease for retail space) that is material to the Company and its subsidiaries, taken as a whole;

            (ix)  any Contract that is material to the Company and its subsidiaries, taken as a whole, that grants any exclusive license or supply or distribution agreement or other exclusive rights or grants any "most favored nation" or similar rights (other than any customary rights in a lease for retail space);

             (x)  any agreement with any Swartz Family Group member, any director or officer of the Company or any of its subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

            (xi)  any Contract (excluding licenses for commercial computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its subsidiaries (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property, in each case, that is material to the Company and its subsidiaries, taken as a whole; or

           (xii)  any other Contract not made in the ordinary course of business that is material to the Company and its subsidiaries, taken as a whole.

Each such Contract described in clauses (i) through (xii) is referred to herein as a "Material Contract".

          (b)   Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of each Material Contract have been provided to Parent.

        SECTION 3.23.    Affiliate Transactions.     There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

        SECTION 3.24.    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

 ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and except as disclosed in any Parent SEC Report filed on or after December 31, 2010 and prior to the date of this Agreement (but subject to Section 9.13):

        SECTION 4.1.    Organization; Certificate of Incorporation and By-Laws.

          (a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent or one of Parent's wholly-owned subsidiaries owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

          (b)   Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as in effect as of the date hereof. Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

        SECTION 4.2.    Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, promptly after the execution hereof, will be duly and validly authorized by written consent of the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

        SECTION 4.3.    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any applicable law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) require any consent or other action by any person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss or change of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

          (b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and "blue sky" laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

        SECTION 4.4.    Absence of Litigation.     There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

        SECTION 4.5.    Information Statement.     None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company or any of its representatives which is contained or incorporated by reference in the Information Statement.

        SECTION 4.6.    Brokers.     No broker, finder or investment banker (other than Greenhill & Co., LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

        SECTION 4.7.    Financing.     Parent has or, at the Effective Time, will have sufficient funds to pay the aggregate Merger Consideration and all amounts payable pursuant to Article II of this Agreement.

        SECTION 4.8.    Capitalization of Merger Sub; Operations of Merger Sub.     All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

        SECTION 4.9.    Ownership of Shares.     Except pursuant to the Voting Agreement, neither Parent nor any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL. Other than as contemplated by this Agreement and the Voting Agreement, neither Parent nor any of its subsidiaries is, nor has been within the last three years, an "interested stockholder" of the Company, as such term is defined in Section 203 of the DGCL.

        SECTION 4.10.    Vote/Approval Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

        SECTION 4.11.    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.1.    Conduct of Business of the Company Pending the Merger.     The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to preserve its present relationships with material customers and suppliers and other persons with which it has significant business relations and to maintain all material Registered Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use, except for such failures to maintain or file as are reasonably chosen in the ordinary course of business. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

          (a)   amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

          (b)   issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares (x) upon the exercise of Options or in connection with other equity-based awards outstanding as of the date hereof, in each case, in accordance with their terms or (y) to the extent required under the Company ESPP as in effect on the date of this Agreement, subject to any amendments contemplated by Section 2.2(d) and in accordance with Section 2.2(d));

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution in the ordinary course consistent with past practice by a direct or indirect wholly owned subsidiary of the Company);

          (d)   reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Company Security or Company Subsidiary Security (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the terms of a Company Plan);

          (e)   (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, securities, properties, interests or business, other than purchases of inventory and supplies in the ordinary course of business consistent with past practice; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (including any Intellectual Property), other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts; (iii) enter into or renew or amend in any material respect any Contract that is or would be a Material Contract (except as set forth in Section 5.1(e) of the Company Disclosure Schedule); (iv) terminate any Material Contract or waive, release or assign any material right, claim or benefit of the Company or any of its subsidiaries (except as set forth on Section 5.1(e) of the Company Disclosure Schedule); or (v) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company's budget provided to Parent, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

          (f)    incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business in an amount and on terms consistent with past practice;

          (g)   except as contemplated by Section 6.5 or except to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practices), (ii) grant any severance or termination pay unless provided for under any Company Plan as in effect on the date hereof, (iii) make any change in the key management structure of the Company or any of its subsidiaries, including, without limitation, the hiring of additional executive officers or the termination of existing executive officers, (iv) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees (other than with respect to newly hired employees in the ordinary course of business consistent with past practices) pursuant to which the total annual compensation and the aggregate severance benefits provided for in such agreement or arrangement exceed $150,000, or

  (v) establish, adopt, enter into or amend in any material respect or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable law, including the Code;

          (h)   make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

          (i)    other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) change any material Tax election or any material method of accounting, (ii) enter into any closing agreement relating to any material Tax or (iii) surrender any right to claim a material Tax refund;

          (j)    settle or compromise (i) any proceeding or dispute that relates to the transactions contemplated hereby or (ii) any material litigation, other than, in the case of this clause (ii) only, (A) settlements or compromises of litigation involving an amount in controversy that is less than $1,000,000 for any individual matter or $2,500,000 for all such matters (and that does not limit future conduct of the Company or any subsidiary) and (B) the settlement of claims or litigation specifically disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports for an amount not materially in excess of the amount so disclosed, reflected or reserved; or

          (k)   agree to take any of the actions described in Sections 5.1(a) through Section 5.1(j).

        SECTION 5.2.    Conduct of Business of Parent and Merger Sub Pending the Merger.     Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not (i), directly or indirectly, take any action to cause its representations and warranties set forth in Article IV to be untrue such that the condition set forth in Section 7.3(a) would not be satisfied or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein if such acquisition would, or would reasonably be expected to, lead to any material delay in obtaining or materially increase the risk of not obtaining any approval under any Antitrust Law necessary for the consummation of the transactions contemplated by this Agreement.

        SECTION 5.3.    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations.

 ARTICLE VI.

ADDITIONAL AGREEMENTS

        SECTION 6.1.    Information Statement; Merger Consent.     (a) The Company, acting through the Board and in accordance with the DGCL and the By-Laws, shall take all action necessary to seek and obtain, on July 26, 2011 (by no later than 11:59 p.m., Boston time, on such date), the Stockholder Approval, by irrevocable written consent of the Swartz Family Group in the form attached as Exhibit A to the Voting Agreement (the "Merger Consent"). The Company shall comply with the DGCL, the By-Laws and the Certificate of Incorporation and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Stockholder Approval, including (i) delivering the Information Statement to the Company's stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Shares not executing the Merger Consent and providing a description of the appraisal rights of holders of Shares available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware law.

          (b)   As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Information Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company shall promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Information Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company shall consider in good faith all comments of Parent in connection therewith. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement. The Company will use reasonable best efforts to cause the definitive Information Statement to be mailed to the stockholders of the Company as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement; provided, however, that the Company shall have no obligation to mail the definitive Information Statement until after the date the Stockholder Approval is obtained. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand. Parent shall be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

        SECTION 6.2.    Resignation of Directors.     At the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

        SECTION 6.3.    Access to Information; Confidentiality.

          (a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities (which shall not include any invasive testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any applicable law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

          (b)   Each of Parent and Merger Sub will hold and treat and will cause its partners, members, directors, officers, employees, auditors, agents, advisors, controlling persons, financing sources and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

        SECTION 6.4.    Acquisition Proposals.

          (a)   Subject to Section 6.4(b), the Company shall, and shall cause its subsidiaries and the officers, directors, employees, investment bankers, representatives and agents of the Company and its subsidiaries to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent and its representatives) or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries.

          (b)   Notwithstanding anything to the contrary contained in Section 6.4(a), if, at any time following the date hereof and prior to 11:59 p.m., Boston time, on July 25, 2011, the Company receives a bona fide Acquisition Proposal from any person (that does not arise out of a breach of Section 6.4(a) of this Agreement or Section 5.02 of the Voting Agreement) that the Board determines in good faith (i) after consultation with a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law, the Company may, in response to such Acquisition Proposal and until 11:59 p.m., Boston time, on July 25, 2011 (after which time the Company and its representatives shall cease immediately all actions set forth in clauses (x) and (y) below), (x) furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Acquisition Proposal, pursuant to a confidentiality agreement (with terms and conditions that are not materially less favorable to the Company than the Confidentiality Agreement between the Company and Parent dated January 14, 2011) (a copy of which shall be provided to Parent) and (y) participate in discussions and negotiations regarding such Acquisition Proposal. The Company shall as promptly as practicable (and in any event within 36 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its representatives concerning an Acquisition Proposal. The Company's written notice shall include a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the person or group of persons making the Acquisition Proposal, inquiry or request. The Company shall as promptly as practicable (and in any event within 24 hours after taking such action) advise Parent of any decision to take any of the actions referred to in the foregoing clauses (x) and (y) with respect to any Acquisition Proposal. The Company shall keep Parent reasonably informed on a reasonably prompt basis of the status and material terms and conditions (including any change to the financial terms or any other material term thereof) and developments of any such Acquisition Proposal, inquiry or request and the status of any discussions or negotiations with any person making such Acquisition Proposal, inquiry or request. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity or voting securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any person (other than any member of the Swartz Family Group, except in the case of any tender offer made by or on behalf of any member of the Swartz Family Group, either individually or together with one or more persons) beneficially owning 20% or more of any class of equity or voting securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or one or more of its subsidiaries whose assets together constitute 20% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide unsolicited written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and after taking into account all legal, financial and regulatory aspects (including certainty of closing), to be more favorable to the Company's stockholders than the transactions contemplated hereby.

          (c)   Except as set forth in this Section 6.4, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board of the Merger or this Agreement or the other transactions contemplated hereby; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an "Adverse Recommendation Change"); provided, however, that the Board may (but subject to Section 6.4(e)), at any time prior to obtaining the Stockholder Approval, effect an Adverse Recommendation Change (whether or not in response to an Acquisition Proposal) if the Board determines, in good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a confidentiality agreement having the terms set forth in Section 6.4(b)) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms. No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

          (d)   Notwithstanding anything to the contrary in this Section 6.4, but subject to Section 6.4(e), if the Company has received a Superior Proposal after the date hereof that has not been withdrawn or abandoned, the Board may, at any time prior to 11:59 p.m., Boston time, on July 25, 2011, terminate this Agreement in order to cause the Company to concurrently accept such Superior Proposal; provided, that the Board has concluded, in good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel, that in light of such Superior Proposal, the failure of the Board or such committee to terminate this Agreement would be inconsistent with its fiduciary duties; provided, further, that the Company shall not terminate this Agreement pursuant to this Section 6.4(d) (and any purported termination pursuant to this Section 6.4(d) shall be void and of no force or effect), unless prior to or concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.2(b).

          (e)   Neither the Board nor the Company shall effect an Adverse Recommendation Change pursuant to Section 6.4(c) or terminate this Agreement pursuant to Section 6.4(d) unless (i) the Company shall have provided Parent with written notice at least five business days before taking that action setting forth the Company's intention to take such action and containing (A), if such action is intended to be taken in response to an Acquisition Proposal, the material terms of such Acquisition Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the person or group of persons making the Acquisition Proposal or (B), if such action is intended to be taken in circumstances not involving or relating to an Acquisition Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, and (ii) Parent does not provide to the Company, within five business days after its receipt of that written notification, a written proposal that (A), in the case of any action intended to be taken in response to an Acquisition Proposal, is, when taken in the aggregate, equal to, or more favorable than, such Acquisition Proposal to the stockholders of the Company or (B), in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, obviates the need for taking such action. It is understood that in the case of any action intended to be taken in response to an Acquisition Proposal, any amendment to the financial terms or other material terms of the Acquisition Proposal shall require a new written notification from the Company pursuant to the immediately preceding sentence, except that the Company's advance written notice obligation shall be reduced to three business days (rather than the five business days otherwise contemplated by the immediately preceding sentence). The Company agrees that during any applicable five- or three-business-day period, as the case may be, referred to in this Section 6.4(e), the Company and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

          (f)    Nothing contained in this Section 6.4, shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, the failure to do so would be inconsistent with its fiduciary duties or is otherwise required under applicable law; provided that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Board's recommendation of this Agreement, the Merger and the other transactions contemplated hereby in such statement or disclosure or in connection with such action (except that a mere "stop, look and listen" disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute an Adverse Recommendation Change).

          (g)   The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall, in accordance with the Company's rights and subject to the Company's obligations under applicable confidentiality agreements, use its reasonable best efforts to cause any such person (or its agents, advisors or representatives) in possession of confidential information of the Company that was furnished by or on behalf of the Company in connection with a potential sale of the Company to return or destroy all such information (including any such information incorporated into any analysis prepared by any such persons or any of their advisors).

        SECTION 6.5.    Employment and Employee Benefits Matters.

          (a)   Without limiting any additional rights that any Company Employee may have under any Company Plan or under applicable law, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2012, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect on the date hereof for any Company Employee employed by the Company or any of its subsidiaries on the date hereof whose employment terminates during that period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect on the date hereof (other than any changes to such severance- or severance-related provisions to the extent required by applicable law). In respect of the annual cash bonus payable to the Company Employees for service rendered in fiscal year 2011, Parent shall, or shall cause the Surviving Corporation to, continue to honor the terms and conditions of and obligations (existing as of the date of this Agreement) under the Company's year 2011 annual cash bonus program and the award or participation agreements thereunder (the "2011 Bonus Program"), which 2011 Bonus Program shall be administered in a manner consistent with the Company's historic annual bonus programs and any individual agreements with Company Employees.

          (b)   Without limiting any additional rights that any Company Employee may have under any Company Plan or under applicable law, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2012, to maintain for any Company Employee, (i) subject to paragraph (a) above, compensation levels (such term to include salary, bonus opportunities and commissions) that in the aggregate are no less favorable to the Company Employee than the overall compensation levels maintained for and provided to such Company Employee immediately prior to the Effective Time, (ii) without limiting the generality of clause (i) above, base salary or a wage rate that is no less favorable to the Company Employee than the base salary or wage rate paid to such Company Employee immediately prior to the Effective Time and (iii) benefits (excluding any severance or equity-based compensation or awards) that in the aggregate are no less favorable to the Company Employees in the aggregate than the overall benefits (and the terms thereof) (excluding any severance or equity-based compensation or awards) maintained for and provided to such Company Employees immediately prior to the Effective Time (including, for the avoidance of doubt, the benefits provided under any Company Defined Contribution Plan that Parent directs the Company to terminate pursuant to Section 6.5(e) as such benefits are in effect immediately prior to such Company Defined Contribution Plan's termination); provided, however, subject to the foregoing, that nothing herein shall be construed (x) as a guarantee of continued employment of any Company Employee, (y) to prohibit the Surviving Corporation from terminating the employment of any Company Employee, or (z) to prevent the amendment or termination of any particular Company Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law.

          (c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility and vesting under any employee compensation and incentive plans (other than any equity-based compensation plan), benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation (each, a "Parent Plan") and full credit for purposes of benefit accruals under any Parent Plan that provides for paid vacation or severance, if any, for the Company Employee's service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time; provided, that, with respect to Parent's 401(k), retirement savings plans and executive deferred savings plan, service credit shall be given for eligibility purposes but not vesting purposes relating to employer contributions. With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

          (d)   From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms as in effect as of the date hereof or as amended or entered into as permitted under Section 5.1(g) (and the Company Disclosure Schedule thereto) (i) each existing employment, change in control, severance and termination plan, policy, or agreement of or between the Company or any of its subsidiaries and any Company Employee and (ii) all obligations pursuant to deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, in each case to the extent legally binding on the Company or any of its subsidiaries.

          (e)   Upon the written direction of Parent prior to the Effective Time, (i) the Company shall amend or cause to be amended any and all U.S. tax-qualified defined contribution plan(s) that it or its subsidiaries or any of them maintains (each, a "Company Defined Contribution Plan") to provide that account balances of Company Employees who participate in a Company Defined Contribution Plan be fully and immediately vested and nonforfeitable as of the Effective Time and (ii) the Company shall terminate or shall cause the termination of the Company Defined Contribution Plans effective immediately prior to the Effective Time. Parent shall cause its tax-qualified defined contribution plan ("Parent Defined Contribution Plan") to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) by Company Employees with respect to account balances distributed to them on or as of the Effective Time by a Company Defined Contribution Plan, including, to the extent permitted under a Company Defined Contribution Plan, outstanding loan balances of all loans with a term of 120 months or less. Subject to and without limiting the generality of Section 6.5(c), each Company Employee shall be eligible effective immediately following the Closing to participate in the salaried or hourly, as the case may be, Parent Defined Contribution Plan to the extent permitted by and in accordance with the terms thereof, and Parent shall use its reasonable best efforts to complete any documents or actions necessary or appropriate to effectuate such participation as promptly as practicable following the Closing Date.

          (f)    Nothing in this Section 6.5 shall be treated as an amendment of any Company Plan (or an undertaking to amend any such plan) and, without limiting the generality of Section 9.6, nothing in this Section 6.5 shall confer any rights or benefits on any person other than the signatories to this Agreement.

        SECTION 6.6.    Directors' and Officers' Indemnification and Insurance.

          (a)   Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately adjudicated that such person is not entitled to indemnification, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation. Parent and the Surviving Corporation shall be entitled to elect to control the defense of any such action or proceeding, and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and counsel designated by Parent; provided, however, that if there is a conflict between Parent and/or the Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, in respect of such action or proceeding, Parent shall not be entitled to elect to control the defense of such action or proceeding (it being understood that, in such case, the Indemnified Party shall not be entitled to into any settlement with respect to the such action or proceeding without the prior written consent of the Parent).

          (b)   The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company's Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (c)   Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time "tail" insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope and on terms at least as favorable to the Indemnified

  Parties as the Company's current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof than those of such policy in effect on the date of the Agreement) with respect to matters existing or occurring at or prior to the Effective Time; provided, that, in satisfying its obligation under this Section 6.6(c), Parent, or the Surviving Corporation, as applicable, shall not be obligated to pay aggregate premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 6.6(c) of the Company Disclosure Schedule. Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

          (d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

          (f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.5 and this Section 6.6. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.6 unless the successor or assign assumes such obligations.

        SECTION 6.7.    Further Action; HSR Act and Antitrust Laws.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

          (b)   In furtherance and not in limitation of the other provisions of this Section 6.7, promptly following execution and delivery of this Agreement, Parent, Merger Sub and the Company shall (and, to the extent reasonably necessary, cause their respective affiliates to) (i) prepare and, as promptly as practicable and in any event within ten (10) business days of the date hereof (unless Parent and the Company agree otherwise in writing), file, or cause to be prepared and filed, with the appropriate Antitrust Authorities, the requisite notifications and reports with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, (ii) use their respective reasonable best efforts to supply all information requested by Antitrust Authorities in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), and (iii) use their respective reasonable best efforts to comply with, and cooperate with each other in responding to, any information or document requests from an Antitrust Authority. Each of Parent, Merger Sub and the Company will use its reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. Parent and the Company shall each pay fifty percent (50%) of all filing fees payable to Antitrust Authorities (or foreign equivalents) in connection with the transactions contemplated by this Agreement.

          (c)   In furtherance and not in limitation of the other provisions of this Section 6.7, the parties shall use their respective reasonable best efforts and shall cooperate with one another in connection with the exercise of such efforts to obtain as promptly as practicable all approvals, orders, permits or other consents of any applicable Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties shall use their respective reasonable best efforts to furnish to the other parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its affiliates from any Governmental Entity, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), (ii) provide the other party and its counsel with a reasonable opportunity to review in advance, and will consider in good faith the comments of the other party in connection with, any proposed written communication, filing or other submission to any Governmental Entity in connection with the foregoing, provided that confidential or competitively sensitive information or material shall be provided solely to the other party's outside legal counsel on an outside legal counsel basis, and unless permission is obtained in advance from the party producing the materials and information, will not be disclosed by such outside counsel to employees, officers or directors of such other party, and (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, will give the other party the opportunity to attend and participate thereat.

          (d)   Notwithstanding anything to the contrary contained in this Section 6.7, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (and the Company, without Parent's prior written consent, shall not take any of the actions referred to in clauses (i) and (iii) below) (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby, (ii) litigating, challenging or taking any other action with respect to any action or proceeding by any Governmental Entity or (iii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties.

        SECTION 6.8.    Financing Cooperation.

          (a)   The Company shall cooperate with, and cause its subsidiaries and its and their respective representatives to cooperate with, Parent and its financing sources in connection with the arrangement of financing related to the transactions contemplated by this Agreement. Such cooperation shall include, to the extent both reasonably requested by Parent and reasonably required in connection with such financing, (i) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent, (ii) providing direct contact between prospective financing sources and the officers the Company, (iii) providing assistance in extinguishing existing indebtedness of the Company and its subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (iv) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (v) assisting Parent in obtaining legal opinions to be delivered in connection with such financing and (vi) assisting Parent in securing the cooperation of the independent accountants of the Company and its subsidiaries; provided, in each case, that (a) such requested cooperation does not unreasonably interfere with or disrupt the ongoing operations of the Company and its subsidiaries, (b) neither the Company nor any of its subsidiaries shall be required to take any action that would subject them to any liability or to pay any commitment or other similar fee in connection with such financing prior to the Effective Time unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company and (c) neither the Company nor any of its subsidiaries shall be required to enter into any credit agreement, security agreement or other agreement in connection with the arrangement of financing related to the transactions contemplated by this Agreement or take any action that would encumber any of its assets prior to the Effective Time.

          (b)   Parent shall, promptly upon request by the Company, reimburse the Company and its subsidiaries for all reasonable out-of-pocket expenses and costs (including reasonable attorneys' fees) incurred in connection with the Company's or its subsidiaries' obligations under this Section 6.8 or any other provision in this Agreement that obligates them to provide cooperation in connection with the arrangement of financing related to the transactions contemplated by this Agreement.

          (c)   Each of Parent and Merger Sub acknowledges and agrees that neither obtaining financing related to the transactions contemplated by this Agreement, nor completing any issuance of securities contemplated by such financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of such financing, or the completion of any such issuance.

        SECTION 6.9.    Public Announcements.     The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its reasonable best efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.4.

        SECTION 6.10.    Notices of Certain Events.     Each party shall promptly notify the others of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b)   any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

        SECTION 6.11.    Approval by Sole Stockholder of Merger Sub.     Promptly after the execution hereof, Parent shall cause the sole stockholder of Merger Sub to approve and adopt this Agreement, in accordance with the DGCL, by written consent.

 ARTICLE VII.

CONDITIONS OF MERGER

        SECTION 7.1.    Conditions to Obligation of Each Party to Effect the Merger.     The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

          (b)    Information Statement.    The Information Statement shall have been mailed to the Company's stockholders and 20 days shall have elapsed since the date the Company sent or gave the Information Statement to its stockholders in accordance with clause (b) of Rule 14c-2 promulgated under the Exchange Act.

          (c)    No Injunctions or Restraints.    No applicable law shall prohibit, restrain or enjoin the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7.

          (d)    HSR Act.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (e)    Required Governmental Consents.    All actions by or in respect of, or filings with, any Governmental Entity, required to permit the consummation of the Merger, including those filings or approvals set forth on Section 7.1(e) of the Company Disclosure Schedule shall have been taken, made or obtained.

        SECTION 7.2.    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Sections 3.3(a), 3.4, 3.17 and 3.19 shall be true and correct in all respects as of the Effective Time (or, if the Closing has been delayed due to the application of the provisos in Section 1.2, as of the Condition Date) as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) and (ii) the other representations and warranties of the Company set forth in this Agreement, interpreted without giving effect to any "material," "materially," "in all material respects" or similar qualifications contained therein or with respect thereto, shall be true as of the Effective Time (or, if the Closing has been delayed due to the application of the provisos in Section 1.2, as of the Condition Date) as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    Closing Certificate.    Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d)    No Governmental Conditions.    No Governmental Entity shall have imposed a condition to the consummation of the Merger and the other transactions contemplated hereby that includes the taking of any action of the type described in clause (i) or (iii) of Section 6.7(d) that is not required to be effected pursuant to the terms of this Agreement.

          (e)    No Proceedings.    There shall not have been instituted and continuing or pending any action or proceeding by any Governmental Entity, (i) seeking to make the Merger illegal or otherwise to prohibit or restrain the consummation of the Merger or (ii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (i) or (iii) of Section 6.7(d) that is not required to be effected pursuant to the terms of this Agreement.

        SECTION 7.3.    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.2 and 4.7 shall be true and correct in all respects as of the Effective Time as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement, interpreted without giving effect to any "material," "materially," "in all material respects" or similar qualifications contained therein or with respect thereto, shall be true as of the Effective Time as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) except where the failure of any such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    Closing Certificate.    The Company shall have received certificates of an executive officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.1.    Termination.     This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

  provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.7;

          (c)   by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., Boston time, on December 12, 2011 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

          (d)   by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach to Parent and (II) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) prior to 11:59 p.m., Boston time, on July 25, 2011, in accordance with, and subject to the terms and conditions of, Section 6.4(d);

          (e)   by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, (ii) if the Board shall have made an Adverse Recommendation Change or (iii) if the Company shall have intentionally and materially breached its obligations under Section 6.4; provided, however, that notwithstanding any provision in this Agreement to the contrary, after the Condition Date, in no event may Parent terminate this Agreement under clause (i) of this Section 8.1(e) (x) as a result of the condition set forth in Section 7.2(a) not being satisfied or (y) to the extent not permitted by the penultimate sentence of Section 1.2; or

          (f)    by Parent if the Stockholder Approval shall not have been obtained by 11:59 p.m., Boston time, on July 26, 2011.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

        SECTION 8.2.    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.3(b), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

          (b)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), Section 8.1(e)(iii) or Section 8.1(f) then the Company shall pay $87,244,000 (the "Company Termination Fee") to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable (and in any event within two business days after termination) in the case of a termination pursuant to Section 8.1(e)(ii), Section 8.1(e)(iii) or Section 8.1(f), payable by wire transfer of same day funds.

          (c)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(e)(i), but only if (a) after the date hereof and prior to such termination an Acquisition Proposal shall have been made to the Company or shall have been made directly to the holders of any class of Company Common Stock generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (b) within 12 months following the date of such termination, (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party, (ii) a third party, directly or indirectly, acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole, (iii) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of the Company Common Stock or (iv) the Company or any of its subsidiaries shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (i) through (iii), then, in each case, the Company shall pay the Company Termination Fee to Parent as promptly as reasonably practicable (and in any event within two business days after the event giving rise to the payment of the Company Termination Fee pursuant to this Section 8.2(c)), payable by wire transfer of same day funds.

          (d)   Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2.

        SECTION 8.3.    Expenses.     Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Information Statement shall be shared equally by Parent and the Company.

        SECTION 8.4.    Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.5.    Waiver.     At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.

GENERAL PROVISIONS

        SECTION 9.1.    Non-Survival of Representations, Warranties, Covenants and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

        SECTION 9.2.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Merger Sub:

    V.F. Corporation
    105 Corporate Center Blvd.
    Greensboro, North Carolina 27408
    Attention: General Counsel
    Facsimile: (336) 424-7696

    with an additional copy (which shall not constitute notice) to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, NY 10017
    Attention: George R. Bason, Jr.
                      Marc O. Williams

    Facsimile: (212) 701-5800

  (b)
  if to the Company:

    The Timberland Company
    200 Domain Drive
    Stratham, NH 03885
    Attention: General Counsel
    Facsimile: (603) 773-1630

    with an additional copy (which shall not constitute notice) to:

    Ropes & Gray LLP
    Prudential Tower
    800 Boylston Street
    Boston, Massachusetts 02199-3600
    Attention: Jane D. Goldstein
    Facsimile: (617) 235-0376

        SECTION 9.3.    Certain Definitions.     For purposes of this Agreement, the term:

          (a)    "affiliate"    of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)    "Antitrust Authorities"    means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any other Governmental Entity of any other jurisdiction (whether United States, foreign or multinational) responsible for antitrust or competition approvals, consents or clearances;

          (c)    "applicable law"    means, with respect to any person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

          (d)    "beneficial owner"    with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" shall have a corresponding meaning);

          (e)    "business day"    means any day (ending at 11:59 p.m. Boston time) on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by applicable law to close in Boston, Massachusetts;

          (f)    "Company Stock Plans"    means the 1997 Incentive Plan, 2001 Non-Employee Directors Stock Plan, and 2007 Incentive Plan;

          (g)    "control"    (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (h)    "generally accepted accounting principles"    means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

          (i)    "industries in which the Company and its subsidiaries operate"    means each of the footwear, apparel and accessories manufacturing, wholesale and retail industries;

          (j)    "knowledge"    (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 9.3(j) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 9.3(j) of the Parent Disclosure Schedule;

          (k)    "Lien"    means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or other encumbrance. For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

          (l)    "Parent SEC Reports"    means any forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by Parent with the SEC since December 31, 2010;

          (m)    "Permitted Liens"    means (A) mechanics', carriers', workmen's, repairmen's, warehousemen's or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its subsidiaries, (B) liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith, (C) such imperfections or irregularities of title, Liens and other restrictions or encumbrances as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby for their respective current uses or otherwise materially impair business operations at such properties, (D) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, (E) zoning, building and other similar codes and regulations, (F) restrictions under leases, subleases, licenses or occupancy agreements and liens or other encumbrances that have been placed by any developer, landlord or other similar third party on any real property in which the Company or any of its subsidiaries has a leasehold interest and subordination or similar agreements relating thereto and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property and any matters of record that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the property to which they relate in the business of the Company and its subsidiaries as presently conducted;

          (n)    "person"    means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (o)    "Stockholder Approval"    means the affirmative vote or written consent of the holders of at least a majority in combined voting power of the then outstanding Shares for the approval and adoption of this Agreement;

          (p)    "subsidiary" or "subsidiaries"    of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (q)    "Swartz Family Group"    means any (i) lineal descendant or ancestor or sibling (by birth or adoption) of Sidney W. Swartz or Jeffrey B. Swartz, (ii) any spouse or former spouse of any of the foregoing, (iii) any legal representative or estate of any of the foregoing, (iv) any trust maintained for the benefit of the foregoing and (v) any corporation, private charitable foundation or other organization controlled by the foregoing.

        SECTION 9.4.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 9.5.    Entire Agreement; Assignment.     This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

        SECTION 9.6.    Parties in Interest.     This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.6 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

        SECTION 9.7.    Governing Law.     This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

        SECTION 9.8.    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.9.    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.10.    Specific Performance; Jurisdiction; Waiver of Jury Trial.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

        SECTION 9.11.    Parent Guarantee.     Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

        SECTION 9.12.    Interpretation.     When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or applicable laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or applicable laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of applicable laws, by succession of comparable successor statutes. All references in this Agreement to any applicable law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        SECTION 9.13.    SEC Document References.     The parties hereto agree that any information contained in any part of any Company SEC Report or Parent SEC Report shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party's representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled "Risk Factors" or containing a description or explanation of "Forward-Looking Statements" be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Remainder of Page Left Blank Intentionally]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

V.F. CORPORATION
By:	/s/ FRANKLIN L. TERKELSEN
	Name:	Franklin L. Terkelsen
	Title:	Vice President—Mergers and Acquisitions
VF ENTERPRISES, INC.
By:	/s/ LAURA C. MEAGHER
	Name:	Laura C. Meagher
	Title:	President and Secretary
THE TIMBERLAND COMPANY
By:	/s/ JEFFREY B. SWARTZ
	Name:	Jeffrey B. Swartz
	Title:	Chief Executive Officer

[Merger Agreement Signature Page]

 Annex B

PERSONAL AND CONFIDENTIAL

June 12, 2011

Board of Directors
The Timberland Company
200 Domain Drive
Stratham, NH 03885

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A common stock, par value $0.01 per share (the "Class A Common Shares"), and Class B common stock, par value $0.01 per share (the "Class B Common Shares", together with the Class A Common Shares, the "Shares"), of The Timberland Company (the "Company") of the $43.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 12, 2011 (the "Agreement"), by and among V.F. Corporation ("VF"), VF Enterprises, Inc., a direct wholly owned subsidiary of VF, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, VF and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided, and are currently providing, certain investment banking services to VF and its affiliates for which our Investment Banking Division has received, and may receive, compensation, including acting as dealer in connection with VF's commercial paper program. We may also in the future provide investment banking services to the Company, VF and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors
The Timberland Company
June 12, 2011
Page two

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Class A Common Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the apparel and footwear industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $43.00 per Share in cash to be paid to the holders of the Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the allocation of the aggregate consideration pursuant to the Agreement among the holders of the Class A Common Shares and the Class B Common Shares, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the

Board of Directors
The Timberland Company
June 12, 2011
Page three

$43.00 per Share in cash to be paid to the holders of the Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or VF or the ability of the Company or VF to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $43.00 per Share in cash to be paid to the holders of the Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

 Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262—APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.